PROSPECTUS	Filed Pursuant to Rule 424(b)(4) File No. 333-255553 File No. 333-249412

VIVOS THERAPEUTICS, INC.

9,710,010 shares

common stock

402,500 shares of common stock

underlying a previously issued underwriter warrants

This prospectus relates to (i) the offer for sale of up to an aggregate of 9,710,010 shares of common stock, par value $0.0001 per share, of Vivos Therapeutics, Inc., by certain stockholders of our company named herein (who we refer to as the selling stockholders) and (ii) the issuance of up to 402,500 shares of common stock underlying a warrant (which we refer to as the Roth Warrant) issued to Roth Capital Partners, LLC (and its permitted assigns and transferees) as part of our initial public offering in December 2020. We will not receive any proceeds from the resale of any of the shares of common stock being registered hereby. We would, however, receive proceeds upon the exercise for cash of the warrants held by the selling stockholders or the Roth Warrant. Proceeds, if any, received from the exercise of such warrants will be used for general corporate purposes and working capital or for other purposes that our Board of Directors, in their good faith, deem to be in the best interest of our company. No assurances can be given that any of such warrants will be exercised or that we will receive any cash proceeds upon such exercise if cashless exercise is available.

The distribution of securities offered hereby may be effected in one or more transactions that may take place in the Nasdaq Capital Market, including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders.

The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (which we refer to as the Securities Act), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

On December 15, 2020, a registration statement under the Securities Act with respect to a public offering by us of $24,150,000 worth of common stock was declared effective by the Securities and Exchange Commission. We sold 4,025,000 shares of common stock, which includes an additional 525,000 shares pursuant to the exercise in full of the underwriter’s option to purchase additional shares of common stock.

Our common stock listed on the NASDAQ Stock Market LLC (“NASDAQ”) under the symbol “VVOS.” On May 18, 2021, the last reported sale price of the shares of our common stock as reported on NASDAQ was $5.82 per share.

We are an “emerging growth company”, as that term is used in the Jumpstart Our Business Startups Act of 2012, and will be subject to reduced public company reporting requirements.

Investing in our common stock is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 10 of this prospectus for a discussion of information that should be considered before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 19, 2021

Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. You should rely only on the information contained in this prospectus. We and the selling stockholders have not authorized anyone to provide you with any information or to make any representations about us, the securities being offered pursuant to this prospectus or any other matter discussed in this prospectus, other than the information and representations contained or incorporated by reference in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

We are responsible for the disclosure in this prospectus. However, this prospectus includes industry data that we obtained from internal surveys, market research, publicly available information and industry publications. The market research, publicly available information and industry publications that we use generally state that the information contained therein has been obtained from sources believed to be reliable. The information contained herein represents the most recently available data from the relevant sources and publications and we believe remains reliable. We did not fund and are not otherwise affiliated with any of the sources cited in this prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

PROSPECTUS SUMMARY

This summary of the prospectus highlights material information concerning our business and this offering. This summary does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus, including the information presented under the section entitled “Risk Factors” and the financial data and related notes, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from future results contemplated in the forward-looking statements as a result of factors such as those set forth in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

In this prospectus, unless the context indicates otherwise, the terms “we,” “our,” “ours” “us” or similar terminology refer to Vivos Therapeutics, Inc. and its consolidated subsidiaries.

Overview

We are a revenue stage medical technology company focused on the development and commercialization of innovative treatment alternatives for patients with sleep disordered breathing (SDB), including mild-to-moderate obstructive sleep apnea (OSA). We believe our products and technology represent a significant improvement in the treatment of mild-to-moderate OSA versus other treatments such as continuous positive airway pressure (or CPAP) or palliative oral appliance therapies. We call our alternative and advanced treatment the Vivos System.

The Vivos System is an advanced therapeutic protocol, which combines the use of customized oral appliance specifications developed by Vivos and prescribed by specially trained dentists in cooperation with their medical colleagues. The Vivos System features our Mandibular Repositioning Nighttime Appliance (or mRNA appliance®), which incorporates the same patented technology built into our Daytime Nighttime Appliance (or DNA appliance®). We also separately market our own pre-formed guide and rescue appliances which are not a part of the Vivos System (which we refer to collectively as Vivos Guides or Guides).

We believe the Vivos System technology represents the first non-surgical, non-invasive and cost-effective treatment for people with mild-to-moderate OSA. Combining technologies and protocols that alter the size, shape and position of the tissues of a patient’s upper airway, the Vivos System opens airway space and can significantly reduce symptoms and conditions associated with mild-to-moderate OSA. Published studies have shown that using our customized appliances and clinical protocols led to significantly lower Apnea Hypopnea Index scores and improve other conditions associated with OSA. Our patented oral appliances have proven effective (within the scope of the U.S. Food and Drug Administration (or FDA) cleared uses) in over 17,000 patients treated worldwide by more than 1,200 trained dentists.

The House of Delegates of the American Dental Association in 2017 adopted a policy statement describing the important role dentists can play in helping identify patients at greater risk of sleep related breathing disorders. By focusing our business model around dentists, we fulfill this role by training dentists and providing the support to use the Vivos System with their patients that suffer from mild-to-moderate OSA. Our program to train dentists and offer them other value-added services is called the Vivos Integrated Practice (VIP) program. The VIP program provides dentists with a strong economic incentive to provide this treatment and prescribe the Vivos System, together with practice support services.

Sleep apnea is a serious and chronic disease that negatively impacts a patient’s sleep, health and quality of life. According to a 2019 article published in Chest Physician, it is estimated that OSA afflicts 54 million adults in the U.S. alone, and according to a 2016 report by Frost & Sullivan, OSA has an annual societal cost of over $149.6 billion. According to the study “Global Prevalence of Obstructive Sleep Apnea (OSA)” conducted by an international panel of leading researchers, nearly 1 billion people worldwide have sleep apnea.

The Vivos System is estimated to be effective in approximately 80% of cases of obstructive sleep apnea. Approximately 1 billion people globally suffer from OSA, and as many as 80% remain undiagnosed. Research has shown that when left untreated, OSA increases the risk of comorbidities, such as high blood pressure, heart failure, stroke, diabetes, dementia and other debilitating, life-threatening diseases.

1

In February 2021, we launched VivoScoreTM Powered by SleepImage®, a 510(k) cleared diagnostic technology for home sleep apnea testing featuring what we believe to be significant commercial advantages over existing HSAT products and technologies in the market. We believe VivoScore may enable healthcare providers to more efficiently screen, diagnose and initiate treatment for OSA in their patients which could result in more patients being treated with our Vivos System. While we anticipate increased revenue from VivoScore due to an expected increase in total patients tested and a corresponding increase in patient enrollment in Vivos System treatment, in arriving at this conclusion, we are relying on the results of a pilot test we conducted and other feedback from VIPs, which may or may not prove reliable on a broader scale.

Our Mission

Our mission is to rid the world of OSA. We believe we are well-positioned with what we consider to be a disruptive technology in our Vivos System aimed at treating mild-to-moderate OSA, with a clear first-mover strategy in penetrating the dental market as a means of treating OSA, compelling economics at each level of the delivery chain, and a talented team of experienced professionals who are passionate about what we do and driven to deliver results.

Our Market Opportunity

Estimates from publicly available information vary as to the extent of obstructive sleep apnea in the United States, but we believe the market is significant. According to a 2010 publicly available analysis from researchers at the Harvard Medical School Division of Sleep Medicine, mild obstructive sleep apnea is defined by an apnea-hypopnea index (or AHI) of between 5 and 15 and has a prevalence of 8-11% of the adult population in the United States. A 2004 study published in the Journal of the American Medical Association stated the prevalence of mild obstructive sleep apnea is one in five adults. Based on our analysis of the available public information, we estimate that approximately 15% of the adult population in the United States and Canada suffers from mild-to-moderate OSA. Based on the estimated total adult population of 284 million in the United States and Canada, we believe the total addressable United States and Canadian market is approximately 43 million adults. Our estimates set forth below relating to the intended uses of the Vivos System are also based in part upon data found in the study Oral Appliance Treatment for Obstructive Sleep Apnea: An Update, published publicly by the National Institutes of Health in 2014. Targeted treatment projections identified by this method of sleep titration were found to result in effective treatment in 87% of patients predicted to be successfully treated of OSA in an initial study. To be conservative and based on available data and our internal market analysis, we estimate that over 80% of individuals diagnosed with OSA in the North American addressable market may be candidates for the Vivos System, leaving us with a total addressable consumer market of over 43.2 million adults.

We currently charge clinicians an average sales price of approximately $1,600 per adult case for the Vivos System. There are approximately 160,000 qualified general dentists in the United States and Canada who could potentially offer the Vivos System to their patients. Based on the addressable US and Canadian consumer market described above and average sales price, we believe the addressable consumer market for adults in the United States and Canada is approximately $69 billion.

Our Treatment Alternative for OSA – the Vivos System

The Vivos System is a non-invasive, non-surgical, non-pharmaceutical, multi-disciplinary treatment modality for the treatment of mild to moderate OSA. The proprietary and virtually painless Vivos System enhances and increases the upper airway and offers patients what we believe to be an effective treatment alternative based on clinical retrospective data showing that some patients diagnosed with mild-to-moderate OSA, snoring and SDB symptoms are improving. Based on VIP and patient feedback we have received, we believe initial therapeutic benefits from using the device are often achieved relatively quickly (in days or weeks) and final clinical results are typically achieved in 12 to 24 months), all at a relatively low cost to consumers ranging between $7,000 and $10,000 for adults and $3,500 to $6,000 for children (costs vary by provider) when compared to other options such as surgery.

2

We believe that the Vivos System alters the size, shape and position of the tissues that surround and comprise the functional space known as the upper airway. This belief is based on retrospective raw data with validated before and after sleep studies and Cone Beam Computerized Tomography (CBCT) scans from treating clinicians and patient testimony. As the Vivos System treatment process progresses, the airway expands, with many patients reporting a significant reduction of their mild-to-moderate OSA symptoms. Our primary product used in the Vivos System is the mRNA appliance®, a specifically designed, custom oral appliance that is worn primarily in the evening hours and overnight and is available for adults. The total treatment time can range from 12 to 24 months with 18 months being the approximate mean treatment time. Our appliances require periodic adjustments some of which can be performed by the patient and others that are typically rendered at the dental office where treatment was initiated. Through the course of treatment with the Vivos System, patients have reported a variety of outcomes, including:

●	Reduction of snoring,
●	Reduction in AHI level and/or other indicators of mild-to-moderate OSA,
●	Relief of mild-to-moderate OSA symptoms,
●	Restoration and improvement of normal (nasal) breathing,
●	Improvement in overall sleep quality,
●	Reduction in the need for other lifetime treatment options such as CPAP,
●	Restoration and maintenance of proper facial symmetry and alignment,
●	Craniofacial and orthodontic correction,
●	Resolution of TMJ pain, clicking, and locking, and
●	Facial aesthetic improvement, including a broader smile and reduced ‘gummy smile’

Our Growth Strategy

Our goal is to be the global leader in providing a clinically effective non-surgical, non-invasive, non-pharmaceutical, and low-cost alternative for patients with sleep disordered breathing, including mild-to-moderate OSA. We believe the following strategies will play a critical role in achieve this goal and our future growth:

●	Expand our North American (U.S. and Canada) sales and marketing organization to drive adoption of our Vivos System. We intend to rapidly and efficiently grow our sales and marketing organization in order to target and expand our network of Vivos Integrated Practices.

●	Drive medical and dental community awareness of Vivos System. We intend to continue to promote awareness of the value proposition of the Vivos System through training and educating dentists, physicians, and other healthcare providers.

●	Continue to establish indirect marketing channels. We have entered and plan to expand strategic alliances within the medical and dental communities to increase awareness of our products.

●	Build patient awareness of the Vivos System. We also plan to continue building patient awareness through our direct-to-patient marketing initiatives which we anticipate will include celebrity endorsements, paid search, radio, television, social media, company sponsored events, corporate wellness programs, and online video.

●	Invest in research and development to drive innovation and expand indications. We are committed to ongoing research and development and we intend to invest in our business to further improve our products and validate our value proposition.

●	Pursue strategically adjacent markets and international opportunities. We believe there is a significant opportunity for our products outside the United States. We have begun an initial assessment of the development and commercialization of the Vivos System for markets outside of North America, and we plan to conduct further strategic evaluation of such markets as we expand our market penetration throughout the United States and Canada.

3

Our Revenue Model

Our revenue is derived from three primary sources, namely (1) VIP enrollment and training fees (comprised of one-time, up-front fees, as well as optional renewal fees after 12 months); (2) recurring Vivos System and Vivos Guides sales; and (3) recurring fees from practice management programs and strategic initiatives, each as described below:

●	VIP office training and enrollment fees.

●	Recurring Vivos System and Guide sales.

●	Recurring VIP Subscription Fees.

●	The Institute for Craniofacial Sleep Medicine. Our Institute for Craniofacial Sleep Medicine (ICSM) provides advanced post-graduate education and certification in the emerging science of Pneumopedics® and product-specific training for the use of Vivos products and services. Revenue from such courses is not material at the present time.

●	The Airway Intelligence Service (AIS.) This service provides a complete resource for VIPs to help simplify the diagnostic and appliance design matrix and expedite the treatment planning process. AIS is provided as part of the price of each appliance and is not a separate revenue stream.

●	Billing Intelligence Services (BIS). This complete billing solution includes a comprehensive integrated revenue cycle management software system that allows dentists to focus on running their practice and delivering the best care for their patients. Our medical billing service generates recurring subscription fees from participating VIPs.

●	AireO[2] Patient Management Software. This management software enables healthcare professionals to diagnose, treat and monitor patients with OSA and its related conditions more effectively. Developed in collaboration with Lyon Dental, AireO[2] contains features that enhance a VIP’s billing services and practice management systems. AireO[2] is a complement to our BIS software system. On April 14, 2021, we entered into an asset purchase agreement with Lyon Management and Consulting, LLC and its affiliates to acquire certain medical billing and practice management software, licenses and contracts, including the software underlying AireO2. The asset acquisition allows us to expand and enhance our current medical billing practice through our BIS division. The terms of the purchase include $225,000 of cash and the issuance of a warrant to purchase 25,000 shares of our common stock at a price of $8.90 per share for three years. The vesting of the warrant is as follows: 5,000 shares vested immediately upon issuance of the warrant, 10,000 shares vest and become exercisable on April 14, 2022 and 10,000 shares vest and become exercisable on April 14, 2023.

●	Medical Integration Division (MID). In 2020, we launched our MID to assist VIP practices to establish clinical collaboration ties to local primary care physicians, sleep specialists, ENTs, pediatricians, pulmonologists and other healthcare professionals who routinely see or treat patients with sleep and breathing disorders. The primary objective of our MID is to promote the Vivos System to the medical profession and thus facilitate the potential for more SDB and OSA patients gaining access to the Vivos System. The MID seeks to fulfill that objective by meeting with VIP dentists and physicians in their local areas to establish physician practices using the trademarked name “Pneusomnia Craniofacial Sleep Medicine Center” (Pneusomnia Center). These independent medical practices will be managed by our company under a management and development agreement which pays us six (6%) percent of all net revenue from sleep-related services. We have built into our core MID business model a great degree of flexibility, such that elements of each Pneusomnia Center as described above may change and be adapted to local state laws and regulations, and entity formation laws as any such alterations do not violate any state or federal statutes or regulations. We believe our early market response from MID activities has been promising, and in March 2021 we announced the opening of the first Pneusomnia Center in Del Mar, California as well as plans to open additional Pneusomnia Centers in several other cities in the U.S. However, it remains too early to predict the eventual impact on our overall revenue. If successful, the MID is expected to enhance the overall practice level economics for independent VIP offices and generate additional lines of recurring revenue for us.

4

●	MyoCorrect (Orofacial Myofunctional Therapy) Program. In March 2021, we introduced orofacial myofunctional therapy (or OMT) as a service under the name MyoCorrect. Through MyoCorrect, dentists enrolled in the VIP program will have access to trained therapists who provide OMT via telemedicine technology. This OMT therapy will be a component of obstructive sleep apnea treatment in conjunction with our Vivos System oral appliances and protocols. OMT, which is given by a certified OMT therapist, involves exercises and other techniques aimed at strengthening the tongue and orofacial muscles by teaching individuals how to engage the muscles to the appropriate position.

Our Competitive Strengths

We believe that the Vivos System has numerous advantages that, taken together, set us apart from the competition and position us for success in the marketplace:

●	Significant barriers to entry: We believe that third parties seeking to compete directly with us have significant barriers to entry for the following reasons: competitors must offer a treatment modality with similar features, capabilities, research support, FDA regulatory clearances, and successful clinical outcomes in the market; then establish a comprehensive educational training program featuring other clinical professionals with actual experience and success using that particular treatment modality to properly educate dentists on all clinical aspects of use with patients; then develop and promulgate the systems and best practices required to successfully integrate the treatment of mild-to-moderate OSA using this novel treatment modality in a dental practice; then establish and provide, by recruitment and otherwise, ongoing clinical mentoring and support to dentists engaged in treating their patients for mild-to-moderate OSA and related conditions (clinical mentors are limited and may be hard to find); and finally, assisting the dentists with case selection, case acceptance, patient financing, and medical insurance reimbursement. We believe we have strategically and effectively addressed each and every one of the aforementioned barriers to entry, and thus have created a novel and compelling single-source value proposition for dentists seeking to deliver OSA treatment to their patients.

●	Vivos System insurance reimbursement: Most major commercial insurance payers reimburse for our adult treatment in the United States. The average level of reimbursement is approximately 50% (with coverage ranging from 5% to 70%), although medical insurance is never a guarantee of payment, and patient deductibles and policy restrictions will vary.

●	Body of published research and strong patient outcomes: Together with our network of trained dentists, we have developed a body of clinical and patient data over approximately ten years and an estimated delivery of approximately 15,000 appliances that demonstrates the safety, effectiveness, therapy adherence (patient compliance), and benefits of the Vivos System for its 510(k) cleared and registered uses. The documented and reported benefits of treatment with the Vivos System have been consistent across reports from dentists, and have been highlighted in approximately 55 published studies, case reports, and articles, most of which have been peer reviewed. We believe this favorable data provides us with a significant competitive advantage and will continue to support increased adoption.

●	First mover advantage: Our business model is the first to focus on dentists screening patients for mild-to-moderate OSA and SDB, referring patients to physicians for diagnosis, with the dentists then serving as the primary source of treatment using the Vivos System for such patients.

●	Differentiated products: To our knowledge, only the Vivos System offers a truly differentiated, non-invasive treatment option that actually works on a common root cause of OSA. Older oral appliances are typically less expensive, but do not reshape the upper airway like the Vivos System, and therefore require nightly use over a lifetime, and have a number of other disadvantages.

5

●	Intellectual property portfolio and research and development capabilities: We have a comprehensive patent portfolio to protect our intellectual property and technology, with five design patents that expire between 2023 through 2029 and two utility patents expiring in 2029 and 2030. We also own two Canadian patents and one European patent that has been validated in Belgium, Switzerland, Germany, Denmark, Spain, France, United Kingdom, Hungary, Italy and the Netherlands, all of which expire in 2029. Our U.S. trademark portfolio consists of ten registered marks and three pending trademark applications. Extensive online and in-person training, multiple touch point support systems, specific fabrication materials, customized appliance designs, and multi-disciplinary treatment protocols are all considered proprietary trade secrets and competitive advantages with no known counterparts.

●	Extensive Training and Support Systems: We believe our extensive online and in-person clinical and business systems training program offered through our ICSM is unmatched anywhere in dentistry and is a clear competitive strength that would be difficult to replicate

●	Targeted approach to market development: We have established a systematic and scalable approach to actively and consistently engage with our primary target audience of U.S. and Canadian dentists. In addition, our recently launched MID is actively targeting physicians and other relevant healthcare providers in order to build awareness and collaborative patient options at our VIP practices.

●	Marketplace acceptance: Patient access to the Vivos System at a VIP practice is rapidly becoming readily available, and active VIP providers can now be found in almost all major US cities and in many cities in Canada.

Our Financial Condition

Since our inception, we have not been profitable and have incurred significant losses and cash flow deficits. For the fiscal years ended December 31, 2020 and 2019, we reported net losses of $12,056,877 and $10,754,319 respectively, and negative cash flow from operating activities of $5,680,294 and $5,340,480, respectively. As of December 31, 2020, we had an aggregate accumulated deficit of $35,334,728. For the quarters ended March 31, 2021 and 2020, we reported net losses of $3,399,242 and $2,580,567 respectively, and negative cash flow from operating activities of $3,860,937 and $436,910, respectively. As of March 31, 2021, we had an aggregate accumulated deficit of $38,733,970. We anticipate that we will continue to report losses and negative cash flow.

Recent Developments

On April 13, 2021 the Washington State Department of Financial Institutions (or WSDFI) sent a letter and subpoena requesting that we produce certain documents and records. WSDFI is investigating certain sales of our common stock by a previous employee and independent contractor in Washington prior to our initial public offering. This subject matter in general (including activities of such previous employee and independent contractor) had been among the issues previously investigated by a joint committee of our Board of Directors and internal and external legal counsel as part of the process described above under “2020 Investigation and Recommendations of Joint Board Committee”. We are cooperating with the WSDFI investigation but it has not yet concluded.

On May 11, 2021, we closed an underwritten follow-on public offering of 4,600,000 shares of our common stock at a public offering price of $6.00 per share for aggregate gross proceeds of $27.6 million prior to deducting underwriting discounts, commissions and other estimated offering expenses. In connection with the offering, as compensation we issued to the underwriter a five-year warrant to purchase 276,000 shares of our common stock with an exercise price of $7.50 per share.

Summary of Risks Affecting Our Business

Investing in our common stock is highly speculative and involves significant risks and uncertainties. You should carefully consider the risks and uncertainties discussed under the section titled “Risk Factors” elsewhere in this prospectus before making a decision to invest in our common stock. Certain of the key risks we face include, without limitation:

●	Our business has a limited operating history on which you can evaluate our past performance and future prospects.

●	We have a history of operating losses and may never achieve cash flow positive or profitable results of operations.

●	We will need to raise additional capital to fund and grow our business. Such funding, even if obtained, could result in substantial dilution or significant debt service obligations. We may not be able to obtain additional capital on commercially reasonable terms in a timely manner, which could adversely affect our liquidity, financial position, and ability to continue operations.

●	We have identified a material weakness in our internal control over financial reporting.

●	Substantial portion of our future revenue is from sales of a single product (the Vivos System), which leaves us reliant on the commercial viability of the Vivos System.

●	Our future operating results may vary significantly from quarter to quarter, which may adversely affect the price of our common stock.

6

●	We may not be able to successfully implement our growth strategies for our VIPs, which could harm our business, financial condition and results of operations.

●	Further clinical studies of our Vivos System may adversely impact our ability to generate revenue if they do not demonstrate that the Vivos System is effective for new indications.

●	Our business and results of operations may be impacted by the extent to which patients using the Vivos System achieve adequate levels of third-party insurance reimbursement.

●	Our products and third-party contract manufacturing activities are subject to governmental regulation that could prevent us from selling our Vivos System or introducing new and/or improved products in the United States or internationally.

●	We face significant competition in the market for treating sleep breathing disorders, and we may be unable to manage competitive pressures.

●	We may not be able to protect our patents and proprietary technology and may become subject to intellectual property claims or litigation.

●	We face the risk of product liability claims that could be expensive, divert management’s attention and harm our reputation and business. We may not be able to maintain adequate product liability insurance.

●	If we are unable to comply, or have not fully complied, with federal and state healthcare fraud and abuse laws, false claims laws, health information privacy and security laws, and other healthcare laws and regulations, we could face substantial penalties.

●	The misuse or off-label use of the Vivos System could result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.

●	We may pursue acquisitions of complementary businesses or technologies, which could divert the attention of management and which may not be integrated successfully into our existing business.

●	The loss of access to our Vivos System technology would terminate or delay the further development of our products, injure our reputation or force us to pay higher fees.

●	Our failure to obtain government approvals, or to comply with ongoing governmental regulations relating to our technologies and products, could delay or limit introduction of our products and result in failure to achieve revenue or maintain our ongoing business.

●	We cannot assure that we will be able to complete any required clinical trial programs successfully within any specific time period, and if such clinical trials take longer to complete than we project, our ability to execute our current business strategy will be adversely affected.

●	Modifications to the Vivos System may require additional FDA approvals which, if not obtained, could force us to cease marketing and/or recall the modified device until we obtain new approvals.

●	We are subject to inspection and market surveillance by the FDA to determine compliance with regulatory requirements. If the FDA finds that we have failed to comply, the agency can institute a wide variety of enforcement actions which may materially affect our business operations.

●	Treatment with the Vivos System has only been available for a relatively limited time, and we do not know whether there will be significant post-treatment regression or relapse.

7

●	Our new Medical Integration Division business line may implicate federal and state laws involving the practice of medicine and related anti-kickback and similar laws.

●	The market for our common stock is new and may not develop to provide you with adequate liquidity.

●	The market price of our common stock may be highly volatile resulting in substantial losses for investors.

●	There is a risk of significant future sales by our stockholders that are currently subject to lock-up agreements which expire in June 2021. Such sales could cause the price of our stock price to fall considerably and may adversely impact our ability to raise funds in new stock offerings. Other future sales of other shares of our common stock could have a similar adverse effect on us.

●	Our failure to meet the continuing listing requirements of The Nasdaq Capital Market could result in a de-listing of our securities.

●	Our officers and directors may have the ability to exert significant influence over our affairs, including the outcome of matters requiring stockholder approval.

Emerging Growth Company under the JOBS Act

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we have elected to take advantage of reduced reporting requirements and are relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

●	we may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	we are exempt from the requirement to obtain an attestation and report from our auditors on whether we maintained effective internal control over financial reporting under the Sarbanes-Oxley Act;

●	we are permitted to provide less extensive disclosure about our executive compensation arrangements; and

●	we are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions until December 31, 2025 (the last day of the fiscal year following the fifth anniversary of our initial public offering) if we continue to be an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have elected to provide two years of audited financial statements. Additionally, we have elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act.

Corporate Information

Our principal offices are located at 9137 Ridgeline Boulevard, Suite 135, Highlands Ranch, Colorado 80129, and our telephone number is (866) 908-4867. Our website is www.vivoslife.com. Our website and the information on or that can be accessed through such website are not part of this prospectus.

8

THE OFFERING

Shares of common stock offered by selling stockholders	9,710,010 shares of common stock

Shares of common stock subject to Roth Warrant	402,500 shares of common stock

Use of proceeds:	We will not receive any proceeds from the sale of the common stock by the selling stockholders. We would, however, receive proceeds upon the exercise of the warrants held by the selling stockholders which, if such warrants are exercised in full for cash, would be approximately $14.5 million. In addition, we would receive proceeds upon the exercise of the Roth Warrant if such warrant were exercised for cash. Proceeds, if any, received from the exercise of any such warrants will be used for general corporate purposes and working capital or for other purposes that our Board of Directors, in their good faith, deem to be in the best interest of our company. No assurances can be given that any of such warrants will be exercised or that we will receive any cash proceeds upon such exercise if cashless exercise is available.

Nasdaq Capital Market symbol:	Our common stock is listed on the Nasdaq Capital Market under the symbol “VVOS”.

All 9,710,010 shares (representing approximately 42.6% of our current shares outstanding) of common stock held (or underlying warrants held) by the selling stockholders are subject to a lock-up agreement under which the sale of such shares will be restricted until June 13, 2021. The representative to the underwriters in our initial public offering may waive the terms of these lock-ups.

Risk factors:	Investing in our common stock is highly speculative and involves a significant degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 10.

9

RISK FACTORS

Investing in our common stock is highly speculative and involves a significant degree of risk. Before you invest in our securities, you should give careful consideration to the following risk factors, in addition to the other information included in this this prospectus, including our financial statements and related notes, before deciding whether to invest in our securities. The occurrence of any of the adverse developments described in the following risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment

Risks Related to Our Business and Industry

Our business has a limited operating history on which you can evaluate our past performance and future prospects.

Our business was formed only in 2016, and therefore you have limited historical data on which to evaluate our company. This is particularly true because our current VIP-focused business model was only commenced in mid-2018. Therefore, you have even more limited historical operating data on which to evaluate the results of and prospects for our current business model.

We have a history of operating losses and may never achieve cash flow positive or profitable results of operations.

Since our inception, we have not been profitable and have incurred significant losses and cash flow deficits. For the fiscal years ended December 31, 2020 and 2019, we reported net losses of $12,056,877 and $10,754,319 respectively, and negative cash flow from operating activities of $5,680,294 and $5,340,480, respectively. As of December 31, 2020, we had an aggregate accumulated deficit of $35,334,728. For the quarters ended March 31, 2021 and 2020, we reported net losses of $3,399,242 and $2,580,567 respectively, and negative cash flow from operating activities of $3,860,937 and $436,910, respectively. As of March 31, 2021, we had an aggregate accumulated deficit of $38,733,970. We anticipate that we will continue to report losses and negative cash flow. There is therefore a risk that we will be unable to operate our business in a manner that generate positive cash flow or profit, and our failure to operate our business profitably would damage our reputation and stock price. Our independent auditors issued an audit opinion with respect to our consolidated financial statements for the year ended December 31, 2019 that indicated that there was a substantial doubt about our ability to continue as a going concern, and this may occur again if we do not achieve positive results of operations in the future.

We will need to raise additional capital to fund and grow our business. Such funding, even if obtained, could result in substantial dilution or significant debt service obligations. We may not be able to obtain additional capital on commercially reasonable terms in a timely manner, which could adversely affect our liquidity, financial position, and ability to continue operations.

In order to fund and grow our business, we will need to obtain additional financing, either through borrowings, private offerings, public offerings, or some type of business combination, such as a merger, or buyout, and there can be no assurance that we will be successful in such pursuits. We may be unable to acquire the additional funding necessary to fund our growth or to continue operating. Accordingly, if we are unable to generate adequate cash from operations, and if we are unable to find sources of funding, it may be necessary for us to sell one or more lines of business or all or a portion of our assets, enter into a business combination, or reduce or eliminate operations. These possibilities, to the extent available, may be on terms that result in significant dilution to our shareholders or that result in our investors losing all of their investment in our company.

If we are able to raise additional capital, we do not know what the terms of any such capital raising would be. In addition, any future sale of our equity securities would dilute the ownership and control of your shares and could be at prices substantially below prices at which our shares currently trade. Our inability to raise capital, coupled with our inability to generate adequate cash from operations, could require us to significantly curtail or terminate our operations. We may seek to increase our cash reserves through the sale of additional equity or debt securities. The sale of convertible debt securities or additional equity securities could result in additional and potentially substantial dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity and ability to pay dividends. In addition, our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. Any failure to raise additional funds on favorable terms could have a material adverse effect on our liquidity and financial condition.

10

We have identified a material weakness in our internal control over financial reporting.

Prior to our initial public offering in December 2020, we were a private company and had limited accounting and financial reporting personnel and other resources with which to address our internal controls and related procedures. In connection with the audit of our consolidated financial statements for the years ended December 31, 2020 and 2019, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness in our case arose from an accumulation of significant deficiencies which amounted to a material weakness in internal controls. Such significant deficiencies identified included insufficient supporting documentation and inadequate review of certain journal entries, segregation of duties, and inadequate application of accounting guidance. If we are unable to remedy our material weakness, or if we generally fail to establish and maintain effective internal controls appropriate for a public company, we may be unable to produce timely and accurate financial statements, and we may conclude that our internal control over financial reporting is not effective, which could adversely impact our investors’ confidence and our stock price.

We will not be successful if our Vivos System is not sufficiently adopted by the medical and dental communities, including independent practitioners and dental service organizations (DSOs) for the treatment of craniofacial deficiencies that are often associated with SDB and mild-to-moderate OSA.

We believe that the Vivos System is the first commercially available product based on our proprietary technology for the treatment of craniofacial deficiencies that are often associated with SDB and mild-to-moderate OSA. Our success depends both on the sufficient acceptance and adoption by the medical/dental community of our Vivos System as a non-invasive treatment for the treatment of craniofacial deficiencies that are often associated with SDB and mild-to-moderate OSA, and heightening public awareness of the prevalence of mild-to-moderate OSA to increase the number of undiagnosed patients with SDB and mild-to-moderate OSA who seek treatment. Currently, a relatively limited number of dentists and other medical clinicians provide treatment with the Vivos System. We cannot predict how quickly, if at all, the medical/dental community will accept our Vivos System, or, if accepted, the extent of its use. For us to be successful:

●	our dentist customers and referring physicians must believe that the Vivos System offers meaningful clinical and economic benefits for the treating provider and for the patient as compared to the other surgical and non-surgical procedures or devices currently being used to treat individuals with SDB or mild-to-moderate OSA and referring physicians must write a prescription for the use of the Vivos System;

●	our dentist customers must use our Vivos System to treat craniofacial deficiencies that are often associated with SDB and mild-to-moderate OSA either as a stand-alone treatment or in combination with procedures to treat other areas of upper airway obstruction, and achieve acceptable clinical outcomes in the patients they treat;

●	our dentist customers must believe patients will pay for the Vivos System out-of-pocket, and patients must believe that paying out-of-pocket for treatment in the Vivos System is the best alternative to either doing nothing or entering into another treatment option; and

●	our dentist customers must be willing to pay us for the right to become VIPs and to commit the time and resources required to learn the new clinical and technical skills and invest in the technology required to treat patients with SDB or mild-to-moderate OSA using the Vivos System.

Studies have shown that a significant percentage of people who have SDB or OSA remain undiagnosed and therefore do not seek treatment, or those who are diagnosed with SDB or OSA may be reluctant to seek treatment or incur significant costs of treatment given the less severe nature of their condition, the potentially negative lifestyle effects of traditional treatments, and the lack of awareness of new treatment options. If we are unable to increase public awareness of the prevalence of SDB or OSA due to untreated craniofacial deficiencies or if the medical/dental community is slow to adopt, or fails to adopt, the Vivos System as a treatment for individuals with SDB or mild-to-moderate OSA, we would suffer a material adverse effect on our business, financial condition and results of operations.

11

Our VIP program is a relatively new business model for us, and management has limited experience operating this model.

Our VIP program is a relatively new business model for us, and members of our management team have limited experience operating our company through this model. As a result, our historical financial results may not be comparable to future results. Also, we are subject to many risks associated with this new business model that we are unable to presently identify, such as pricing, competition, marketing and regulatory risks. Moreover, our ability to onboard new VIPs may be impeded by the investments VIPs must make in adapting their practices to the use of the Vivos System. We cannot assure you that management will be able to recruit and adopt new VIPs. Any such failure may have an adverse impact on our business, financial condition and results of operations.

We expect to derive a substantial portion of our future revenue from sales of a single product (the Vivos System) through our VIPs and the offering of related services, which leaves us reliant on the commercial viability of the Vivos System.

Currently, our primary product is our Vivos System. Our secondary source of revenue is our clinical training and practice support programs, including Billing Intelligence Services, Airway Intelligence System, AireO2, VivoScore and MyoCorrect. We expect that sales of our Vivos System and our services to our VIPs related to the use of such product will account for a significant majority of our revenue for the foreseeable future. We currently market and sell our Vivos System primarily in the United States and Canada, with a very limited presence in very few select countries such as South Korea, Australia, Japan and India. Because the Vivos System is different from current surgical and non-surgical treatments for SDB or OSA, we cannot assure you that dentists in corroboration with physicians will use the Vivos System or become VIPs, and demand for our Vivos System may decline or may not increase as quickly as we expect. Also, we cannot assure you that the Vivos System will compete effectively as a treatment alternative to other more well-known and well-established therapies, such as CPAP, mandibular advancement, or palatal surgical procedures. Since our Vivos System and other oral appliances currently represent our only products, and since our VIP program is our primary means of commercialization, we are significantly reliant on the level of recurring sales of the Vivos System and other oral appliances, and decreased or lower than expected sales or recruitment and maintenance of new VIPs would cause us to lose all or substantially all of our revenue.

We face risks relating to public health conditions such as the COVID-19 pandemic, which could adversely affect our dentist customers, our business and our results of operations.

Our business and prospects has been and could be materially adversely affected by the COVID-19 pandemic or recurrences of COVID-19 (such as has occurred in the fall of 2020) or any other similar diseases in the future. Material adverse effects from COVID-19 and similar diseases could result in numerous known and currently unknown ways including from quarantines and lockdowns which impair our marketing and sales efforts to dentists or other medical professionals. During the COVID-19 pandemic, dental offices throughout the U.S. and Canada shut down for extended periods of time (and may be shut down again due to recurrences of COVID-19), thus negatively impacting our product revenues. The pandemic and reactions to the pandemic or future outbreaks of COVID-19 could also impair the timing of obtaining necessary consents and approvals from the FDA, as its employees could also be under such quarantines and lockdowns and their time could be mandatorily required to be allocated to more immediate global and domestic concerns relating to COVID-19. In addition, we purchase materials for our products from suppliers located in affected areas, and we may not be able to procure required components or secure manufacturing capability. The effects of the COVID-19 pandemic have also placed travel restrictions on us and our VIPs, as well as temporary closures of the facilities of our suppliers and our VIPs as non-essential medical and dental procedures have been limited, which could also adversely impact our business. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could reduce the demand for our products and impair our business prospects including as a result of being unable to raise additional capital on acceptable terms to us, if at all.

We may not be able to successfully implement our growth strategy for our VIPs on a timely basis or at all, which could harm our business, financial condition and results of operations.

The growth of our VIP base depends on our ability to execute our plan to recruit and enroll new VIPs. Our ability to recruit and enroll VIPs depends on many factors, including our ability to:

●	achieve brand awareness in new and existing markets;

12

●	convince potential VIPs of the value of our products and services and to make the required investments in becoming a VIP and using the Vivos System;

●	manage costs, which could give rise to delays or cost overruns;

●	recruit, train, and retain qualified dentists, dental hygienists, physicians, physician assistants, medical technologists and other staff in our local markets;

●	obtain favorable reimbursement rates for services rendered at VIP offices;

●	outperform competitors; and

●	maintain adequate information systems and other operational system capabilities.

Further, applicable laws, rules and regulations (including licensure requirements) could negatively impact our ability to recruit and enroll VIPs.

Accordingly, we may not be able to achieve our planned growth or, even if we are able to grow our VIP base as planned, any new VIPs may not be profitable or otherwise perform as planned. Failure to successfully implement our growth strategy would likely have an adverse impact on our business, financial condition and results of operations.

The long-term success of our VIP program is highly dependent on our ability to successfully identify, recruit and enroll target dental practices.

To achieve our growth strategy, we will need to identify, recruit and enroll new VIPs and have them operate on a profitable basis. We take into account numerous factors in identifying target markets where we can enter or expand.

The number and timing of new VIPs enrolled during any given period may be negatively impacted by a number of factors including, without limitation:

●	the identification and availability of attractive practices to be VIPs;

●	our ability to successfully identify and address pertinent risks and benefits during the onboarding process;

●	the proximity of VIPs to one of our or our competitors’ existing centers;

●	our VIP’s ability to obtain required governmental licenses, permits and authorizations on a timely basis; and

●	our VIP’s ability to recruit qualified dentists, dental hygienists, physicians, physician assistants, medical technologists and other personnel to staff their practices using the Vivos System.

If we are unable to find and onboard attractive VIPs in existing markets or new markets, our revenue and profitability may be harmed, we may not be able to implement our growth strategy and our financial results may be negatively affected.

Our future operating results are difficult to predict and may vary significantly from quarter to quarter, which may adversely affect the price of our common stock.

Our limited history of sales of our Vivos System, together with our history of losses, make prediction of future operating results difficult. You should not rely on our past revenue growth as any indication of future growth rates or operating results. Our valuation and the price of our securities likely will fall in the event our operating results do not meet the expectations of analysts and investors. Comparisons of our quarterly operating results are an unreliable indication of our future performance because they are likely to vary significantly based on many factors, including:

●	our inability to attract demand for and obtain acceptance of our Vivos System for the treatment of craniofacial deficiencies that are often associated with SDB and mild-to-moderate OSA by both physicians/dentists and patients;

13

●	the success of alternative therapies and surgical procedures to treat individuals with SDB, and the possible future introduction of new products and treatments for SDB;

●	our ability to maintain current pricing for our Vivos System;

●	our ability to expand by adding additional VIPs in leading major metro areas;

●	the expansion and rate of success of our marketing and advertising efforts to both consumers and dentists, and the rate of success of our direct sales force in the United States and internationally;

●	failure of third-party contract manufacturers to deliver products or provide services in a cost effective and timely manner;

●	our failure to develop, find or market new products;

●	the successful completion of current and future clinical studies, and the possibility that the results of any future study may be adverse to our product and services, or reveal some heretofore unknown risk to patients from treatment in the Vivos System; the failure by us to make professional presentation and publication of positive outcomes data from these clinical studies, and the increased adoption of the Vivos System by dentists as a result of the data from these clinical studies;

●	actions relating to ongoing FDA compliance;

●	the size and timing of orders from dentists and independent distributors;

●	our ability to obtain reimbursement for the Vivos System for the treatment of craniofacial conditions that are often associated with SDB and OSA in the future from third-party healthcare insurers;

●	the willingness of patients to pay out-of-pocket for treatment in the Vivos System or other Vivos oral appliances, in the absence of reimbursement from third-party healthcare insurers, for the treatment of craniofacial conditions that are often associated with SDB and OSA; decisions by one or more commercial health insurance companies to preclude, deny, limit, reduce, eliminate, or curtain reimbursement for treatment in whole or part by the Vivos System;

●	unanticipated delays in the development and introduction of our future products and/or our inability to control costs;

●	the effects of global or local pandemics or epidemics and governmental responses, such as COVID-19;

●	seasonal fluctuations in revenue due to the elective nature of sleep-disordered breathing treatments, including the Vivos System, as well as seasonal fluctuations resulting from adverse weather conditions, earthquakes, floods or other acts of nature in certain areas or regions that result in power outages, transportation interruptions, damages to one or more of our facilities, food shortages, or other events which may cause a temporary or long-term disruption in patient priorities, finances, or other matters; and

●	general economic conditions as well as those specific to our customers and markets.

Therefore, you should expect that our results of operations will be difficult to predict, which will make an investment in our company uncertain.

14

Our MID program is a new business offering for us, and it may not perform as anticipated or may take longer than expected to gain acceptance.

Begun only in 2020, our MID is a new business offering for us, and the model is yet unproven. As a result, actual results may be lower than expected due to lower than expected referrals or other factors. Also, we are subject to many risks associated with this new business model that we are unable to presently identify, such as pricing, competition, marketing and regulatory risks. If we fail to adequately identify and respond to such risks in a timely manner, on our business, financial condition and results of operations could be adversely affected.

VivoScore is a new technology which may not be utilized by VIPs to the degree anticipated.

VivoScore is a relatively new technology. New technologies often take longer to gain acceptance within the medical and dental communities. If medical and dental care providers do not utilize this new technology, or if VivoScore is not as effective as anticipated, the financial results of VivoScore may be lower than currently expected. Also, we are subject to many risks associated with this new technology that we are unable to presently identify, such as pricing, competition, marketing and regulatory risks. If we fail to adequately identify and respond to such risks in a timely manner, on our business, financial condition and results of operations could be adversely affected.

We may not be able to respond in a timely and cost-effective manner to changes in consumer preferences.

The Vivos System is subject to changing consumer preferences. A shift in consumer preferences away from the product we offer would result in significantly reduced revenue. Our future success depends in part on our ability to anticipate and respond to changes in consumer preferences. Failure to anticipate and respond to changing consumer preferences in the products we market could lead to, among other things, lower sales of products, significant markdowns or write-offs of inventory, increased product returns and lower margins. If we are not successful in anticipating and responding to changes in consumer preferences, our results of operations in future periods will be materially adversely impacted.

Further clinical studies of our Vivos System may adversely impact our ability to generate revenue if they do not demonstrate that our Vivos System is clinically effective for currently specified or expanded indications or if they are not completed in a timely manner.

We have conducted, and continue to conduct, a number of clinical studies of the use of our Vivos System and other Vivos oral appliances to treat patients with SDB or mild-to-moderate OSA due to craniofacial deficiencies in the United States and Canada. We are involved in a number of ongoing clinical studies evaluating clinical outcomes from the use of the Vivos System and other Vivos oral appliances, including prospective, randomized, placebo-controlled studies, as well as clinical studies that are structured to obtain additional clearances from the FDA for expanded clinical indications for use of our Vivos System.

We cannot assure you that these clinical studies will continue to demonstrate that our Vivos System provides clinical effectiveness for individuals diagnosed with SDB or mild-to-moderate OSA, nor can we assure you that the use of our Vivos System will prove to be safe and effective in clinical studies under United States or international regulatory guidelines for any expanded indications. Additional clinical studies of our Vivos System may identify significant clinical, technical or other obstacles that will have to be overcome prior to obtaining clearance from the applicable regulatory bodies to market our Vivos System for such expanded indications. If further studies of our Vivos System indicate that the Vivos System is not a safe and effective treatment of SDB or mild-to-moderate OSA, our ability to market our Vivos System, and generate substantial revenue from additional sales of our Vivos Systems, may be materially limited.

Individuals selected to participate in these further clinical studies must meet certain anatomical and other criteria to participate. We cannot assure you that an adequate number of individuals can be enrolled in clinical studies on a timely basis. Further, we cannot assure you that the clinical studies will be completed as planned. A delay in the analysis and publication of the positive outcomes data from these clinical studies, or the presentation or publication of negative outcomes data from these clinical studies, including data related to approval of our Vivos System for expanded indications, may materially impact our ability to increase revenue through sales and negatively impact our stock price.

15

Our business and results of operations may be impacted by the extent to which patients using the Vivos System achieve adequate levels of third-party insurance reimbursement.

Whenever practical, the Vivos System is paid for primarily out-of-pocket by patients, with any available health insurance coverage being reimbursed if and as paid at a later date, where the patient is being treated for SDB or mild-to-moderate OSA.

The cost of treatments for SDB or OSA, such as CPAP, and most surgical procedures generally are covered and reimbursed in whole or part by third-party healthcare insurers. The Vivos System is a customized and highly specialized combination of oral appliances and clinical protocols, some of which currently qualify for reimbursement for the treatment of mild-to-moderate OSA and SDB. Our ability to generate revenue from additional sales of our Vivos System for the treatment of SDB or OSA may be materially limited by the extent to which reimbursement of the Vivos System for the treatment of mild-to-moderate OSA and SDB is available in the future. In addition, third-party healthcare insurers are increasingly challenging the prices charged for medical products and procedures. In the event that we are successful in our efforts to obtain reimbursement for the Vivos System, any changes in this reimbursement system could materially affect our ability to continue to grow our business.

Reimbursement and healthcare payment systems in international markets vary significantly by country and reimbursement for the Vivos System may not be available at all under either government or private reimbursement systems. If we are unable to achieve reimbursement approvals in international markets, it could have a negative impact on market acceptance of our Vivos System and potential revenue growth in the markets in which these approvals are sought.

Our products and third-party contract manufacturing activities are subject to extensive governmental regulation that could prevent us from selling our Vivos System or introducing new and/or improved products in the United States or internationally.

Our products and third-party contract manufacturing activities are subject to extensive regulation by a number of governmental agencies, including the FDA and comparable international regulatory bodies. We are required to:

●	obtain clearance from the FDA and certain international regulatory bodies before we can market and sell our products;

●	satisfy all content requirements for the sales and promotional materials associated with the Vivos System; and

●	undergo rigorous inspections of our facilities, manufacturing and quality control processes, records and documentation.

Compliance with the rules and regulations of these various regulatory bodies may delay or prevent us from introducing any new models of our Vivos System or other new products. In addition, government regulations may be adopted that could prevent, delay, modify or rescind regulatory clearance or approval of our products.

Our manufacturing partners are further required to demonstrate compliance with the FDA’s quality system regulations. The FDA enforce their quality system regulations through pre-approval and periodic post-approval inspections by representatives from the FDA. These regulations relate to product testing, vendor qualification, design control and quality assurance, as well as the maintenance of records and documentation. If we fail to conform to these regulations, the FDA may take actions that could seriously harm our business. These actions include sanctions, including temporary or permanent suspension of our operations, product recalls and marketing restrictions. A recall or other regulatory action could substantially increase our costs, damage our reputation and materially affect our operating results.

Our products are currently not recommended by most pulmonologists, who are integral to the diagnosis and treatment of sleep breathing disorders.

The majority of patients being treated today for SDB or OSA, domestically and internationally, are initially referred to pulmonologists by their primary care physicians. Pulmonologists typically administer a polysomnogram, or overnight sleep study, to diagnose the presence and severity of SDB or OSA. If an individual is diagnosed with SDB or OSA by a pulmonologist, the pulmonologist typically prescribes CPAP as the therapy of choice. Although we offer the Vivos System through our VIPs, our domestic sales organization does not generally call on pulmonologists or third-party sleep centers to sell our Vivos System, and we do not believe that most pulmonologists today would recommend the Vivos System to their patients with SDB or mild-to-moderate OSA. We cannot predict the extent to which pulmonologists will, in the future, endorse or recommend the Vivos System to their SDB or mild-to-moderate OSA patients, even for those patients who are unwilling or unable to comply with CPAP therapy.

16

We face significant competition in the rapidly changing market for treating sleep breathing disorders, and we may be unable to manage competitive pressures.

The market for treating sleep disordered breathing, including sleep apnea in people of all ages, is highly competitive and evolving rapidly. We compete as a second-line therapy in the OSA treatment market for patients with mild to moderate OSA. According to the American Sleep Apnea Association, over 100 different oral appliances are FDA cleared for the treatment of snoring and obstructive sleep apnea. The Vivos System must compete with more established products, treatments and surgical procedures, which may limit our growth and negatively affect our business. Many of our competitors have an established presence in the field of treating SDB and have established relationships with pulmonologists, sleep clinics and ear, nose and throat specialists, which play a significant role in determining which product, treatment or procedure is recommended to the patient. We believe certain of our competitors are attempting to develop innovative approaches and new products for diagnosing and treating SDB or OSA and other sleep disordered breathing conditions. We cannot predict the extent to which ENTs, oral maxillofacial surgeons, primary care physicians or pulmonologists would or will recommend our Vivos System over new or other established devices, treatments or procedures.

Moreover, we are in the early stages of implementing our business plan and have limited resources with which to market, develop and sell our Vivos System. Many of our competitors have substantially greater financial and other resources than we do, including larger research and development staffs who have more experience and capability in conducting research and development activities, testing products in clinical trials, obtaining regulatory approvals and manufacturing, marketing, selling and distributing products. Some of our competitors may achieve patent protection, regulatory approval or product commercialization more quickly than we do, which may decrease our ability to compete. If we are unable to be competitive in the market for OSA and SDB, our revenue will decline, which would negatively affect our results of operations.

Our Vivos System may become obsolete if we are unable to anticipate and adapt to rapidly changing technology.

The medical device industry is subject to rapid technological innovation and, consequently, the life cycle of any particular product can be short. Alternative products, procedures or other discoveries and developments to treat SDB and OSA may render our Vivos System obsolete. Furthermore, the greater financial and other resources of many of our competitors may permit them to respond more rapidly than we can to technological advances. If we fail to develop new technologies, products or procedures to upgrade or improve our existing Vivos System to respond to a changing market before our competitors are able to do so, our ability to market our products and generate substantial revenue may be limited.

Our international sales are subject to a number of risks that could seriously harm our ability to successfully commercialize our Vivos System in international markets.

We do not have significant international sales outside of Canada, although we hope to more broadly introduce our Vivos Systems into international markets. Our ability to generate international sales is subject to several risks, including:

●	our ability to obtain appropriate regulatory approvals to market the Vivos System in certain countries;

●	our ability to identify new independent third-party distributors in international markets where we do not currently have distributors;

●	the impact of recessions in economies outside the United States;

●	greater difficulty in negotiating with socialized medical systems, maintaining profit margins comparable to those achieved in the United States, collecting accounts receivable, and longer collection periods;

●	unexpected changes in regulatory requirements, tariffs or other trade barriers;

17

●	weaker intellectual property rights protection in some countries;

●	potentially adverse tax consequences; and

●	political and economic instability.

The occurrence of any of these events could seriously harm our future international sales and our ability to successfully commercialize our products in international markets, thereby limiting our growth and revenue.

There are risks associated with outsourced production that may result in a decrease in profit to us.

We outsource the manufacture of substantially all of our products to third-party manufacturers on a case-by-case basis. By law, the selection of the manufacturer is at the sole discretion of the treating dentist. However, we select our approved and certified manufacturers by training and screening them in advance based on their capabilities, supply capacity, reputation, regulatory registration and compliance, and other relevant traits. Most of these manufacturers are located in the U.S., but at least one important manufacturer is located in South Korea, and other smaller manufacturers are located in Canada. Nonetheless, the possibility of delivery delays, product defects, import or customs blockages, and other production-side risks stemming from outsourcers cannot be eliminated. In particular, inadequate production capacity among outsourced manufacturers could result in our being unable to supply enough product amid periods of high product demand, the opportunity costs of which could be substantial.

We do not have any long-term contracts with manufacturers, suppliers or other service providers for our products. Our business would be harmed if manufacturers and service providers are unable to deliver products or provide services in a timely and cost-effective manner, or if we are unable to timely fulfill orders.

We do not have any long-term contracts with manufacturers, suppliers or other service providers for our products. We do not anticipate that this will change. As a result, if any manufacturer or supplier is unable, either temporarily or permanently, to manufacture or deliver products or provide services to us in a timely and cost-effective manner, it could have an adverse effect on our financial condition and results of operations. Our ability to provide effective customer service and efficiently fulfill orders for merchandise depends, to a large degree, on the efficient and uninterrupted operation of the manufacturing and related call centers, distribution centers, and management information systems, some of which are run by third parties. Any material disruption or slowdown in manufacturing, order processing or fulfillment systems resulting from strikes or labor disputes, telephone down times, electrical outages, mechanical problems, human error or accidents, fire, natural disasters, adverse weather conditions or comparable events could cause delays in our ability to receive and fulfill orders and may cause orders to be lost or to be shipped or delivered late. As a result, these disruptions could adversely affect our financial condition or results of operations in future periods.

The failure of large U.S. customers or Dental Service Organizations (DSO) to pay for their purchases of Vivos System products and services on a timely basis could reduce our future sales revenue and negatively impact our liquidity.

The timing and extent of our future growth in sales revenue depends, in part, on our ability to continue to increase the number of U.S. dentists using the Vivos System, as well as expanding the number of Vivos Systems used by these physicians/dentists. To the extent one or more of our large U.S. dentist customers or DSO groups fails to pay us for Vivos Systems on a timely basis, we may be required to discontinue selling to these organizations and find new customers, which could reduce our future sales revenue and negatively impact our liquidity.

We depend on our patents and proprietary technology, which we may not be able to protect.

Our success depends, in part, on our ability to obtain and maintain patent protection for our Vivos System components and the confidentiality of proprietary clinical protocols. Our success further depends on our ability to obtain and maintain trademark protection for our name and mark; to preserve our trade secrets and know-how; and to operate without infringing the intellectual property rights of others.

18

We cannot assure investors that we will continue to innovate and file new patent applications, or that if filed any future patent applications will result in granted patents We cannot assure you that any of our patents pending will result in issued patents, that any current or future patents will not be challenged, invalidated or circumvented, that the scope of any of our patents will exclude competitors or that the patent rights granted to us will provide us any competitive advantage or protect our products. The patent position of device companies, including ours, is generally uncertain and involves complex legal and factual considerations and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated or circumvented. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies, protocols and any future products are covered by valid and enforceable patents or are effectively maintained as trade secrets.

Any patents we have obtained or do obtain may be challenged by re-examination or otherwise invalidated or eventually found unenforceable. Both the patent application process and the process of managing patent disputes can be time consuming and expensive. If we were to initiate legal proceedings against a third party to enforce a patent related to one of our products, the defendant in such litigation could counterclaim that our patent is invalid and/or unenforceable. In patent litigation in the U.S., defendant counterclaims alleging invalidity and/or unenforceability are commonplace, as are validity challenges by the defendant against the subject patent or other patents before the United States Patent and Trademark Office (or USPTO). Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement, failure to meet the written description requirement, indefiniteness, and/or failure to claim patent eligible subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent intentionally withheld material information from the USPTO, or made a misleading statement, during prosecution. Additional grounds for an unenforceability assertion include an allegation of misuse or anticompetitive use of patent rights, and an allegation of incorrect inventorship with deceptive intent. Third parties may also raise similar claims before the USPTO even outside the context of litigation. The outcome is unpredictable following legal assertions of invalidity and unenforceability. With respect to the validity question, for example, we cannot be certain that no invalidating prior art existed of which we and the patent examiner were unaware during prosecution. These assertions may also be based on information known to us or the USPTO. If a defendant or third party were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the claims of the challenged patent. Such a loss of patent protection would or could have a material adverse impact on our business.

The standards that the USPTO (and foreign equivalents) use to grant patents are not always applied predictably or uniformly and can change. There is also no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in device patents. Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims that will be allowed in any patents issued to us or to others.

However, there can be no assurance that our technology will not be found in the future to infringe upon the rights of others or be infringed upon by others. Moreover, patent applications are in some cases maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications were filed. Because patents can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that our products or product candidates infringe. For example, pending applications may exist that provide support or can be amended to provide support for a claim that results in an issued patent that our product infringes. In such a case, others may assert infringement claims against us, and should we be found to infringe upon their patents, or otherwise impermissibly utilize their intellectual property, we might be forced to pay damages, potentially including treble damages, if we are found to have willfully infringed on such parties’ patent rights. In addition to any damages we might have to pay, we may be required to obtain licenses from the holders of this intellectual property. We may fail to obtain any of these licenses or intellectual property rights on commercially reasonable terms. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In that event, we may be required to expend significant time and resources to develop or license replacement technology. If we are unable to do so, we may be unable to develop or commercialize the affected products, which could materially harm our business and the third parties owning such intellectual property rights could seek either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation. Conversely, we may not always be able to successfully pursue our claims against others that infringe upon our technology. Thus, the proprietary nature of our technology or technology licensed by us may not provide adequate protection against competitors.

In addition to patents, we rely on trademarks to protect the recognition of our company and product in the marketplace. We also rely on trade secrets, know-how, and proprietary knowledge that we seek to protect, in part, through confidentiality agreements with employees, consultants and others. We cannot assure you that our proprietary information will not be shared, our confidentiality agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known to or independently developed by competitors.

19

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information and disclosure of our trade secrets or proprietary information could compromise any competitive advantage that we have, which could have a materially adverse effect on our business.

Our success depends, in part, on our ability to protect our proprietary rights to the technologies used in our products and our proprietary clinical protocols. We depend heavily upon confidentiality agreements with our officers, employees, consultants and subcontractors to maintain the proprietary nature of our technology and our proprietary clinical protocols. These measures may not afford us complete or even sufficient protection, and may not afford an adequate remedy in the event of an unauthorized disclosure of confidential information. If we fail to protect and/or maintain our intellectual property, third parties may be able to compete more effectively against us, we may lose our technological or competitive advantage, and/or we may incur substantial litigation costs in our attempts to recover or restrict use of our intellectual property. In addition, others may independently develop technology similar to ours, otherwise avoiding the confidentiality agreements, or produce patents that would materially and adversely affect our business, prospects, financial condition and results of operations in which event and you could lose all of your investment.

We may face intellectual property infringement claims that would be costly to resolve.

There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry, and our competitors and others may initiate intellectual property litigation, including as a means of competition. Intellectual property litigation is complex and expensive, and outcomes are difficult to predict. We cannot assure you that we will not become subject to patent infringement claims or litigation, or interference proceedings, to determine the priority of inventions. Litigation or regulatory proceedings also may be necessary to enforce our patent or other intellectual property rights. We may not always have the financial resources to assert patent infringement suits or to defend ourselves from claims. An adverse result in any litigation could subject us to liabilities, or require us to seek licenses from or pay royalties to others that may be substantial. Furthermore, we cannot predict the extent to which the necessary licenses would be available to us on satisfactory terms, if at all.

Our failure to secure trademark registrations could adversely affect our ability to market our products and operate our business.

Our trademark applications in the United States and any other jurisdictions where we may file may not be allowed registration, and we may not be able to maintain or enforce our registered trademarks. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in corresponding foreign agencies, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our applications and/or registrations, and our applications and/or registrations may not survive such proceedings. Failure to secure such trademark registrations in the United States and in foreign jurisdictions could adversely affect our ability to market our products and our business.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the medical device industry, we may employ individuals who were previously employed at other companies similar to ours, including our competitors or potential competitors. We may become subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

20

We face the risk of product liability claims that could be expensive, divert management’s attention and harm our reputation and business.

Our business exposes us to the risk of product liability claims that are inherent in the testing, manufacturing and marketing of medical devices. This risk exists even if a device is cleared or approved for commercial sale by the FDA and manufactured in facilities licensed and regulated by the FDA or an applicable foreign regulatory authority. Our Vivos System is designed to affect, and any future products will be designed to affect, important bodily functions and processes. Any side effects, manufacturing defects, misuse or abuse associated with our Vivos System could result in patient injury or death. The medical device industry has historically been subject to extensive litigation over product liability claims, and we cannot offer any assurance that we will not face product liability suits. We may be subject to product liability claims if our Vivos System causes, or merely appears to have caused, patient injury or death. In addition, an injury that is caused by the activities of our suppliers, such as those who provide us with components and raw materials, may be the basis for a claim against us. Product liability claims may be brought against us by patients, healthcare providers or others selling or otherwise coming into contact with our Vivos System, among others. If we cannot successfully defend ourselves against product liability claims, we will incur substantial liabilities and reputational harm. In addition, regardless of merit or eventual outcome, product liability claims may result in:

●	costs of litigation;

●	distraction of management’s attention from our primary business;

●	the inability to commercialize our Vivos System or new products;

●	decreased demand and brand reputation for our Vivos System;

●	product recalls or withdrawals from the market;

●	withdrawal of clinical trial participants;

●	substantial monetary awards to patients or other claimants; or

●	loss of sales.

Any recall or market withdrawal of our products may delay the supply of those products to our customers and may impact our reputation. We can provide no assurance that we will be successful in initiating appropriate market recall or market withdrawal efforts that may be required in the future or that these efforts will have the intended effect of preventing product malfunctions and the accompanying product liability that may result. Such recalls and withdrawals may also be used by our competitors to harm our reputation for safety or be perceived by patients as a safety risk when considering the use of our products, either of which could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to maintain adequate product liability insurance.

Our product liability and clinical study liability insurance is subject to deductibles and coverage limitations. Our product liability insurance may not continue to be available to us on acceptable terms, if at all, and, if available, coverage may not be adequate to protect us against any future product liability claims. If we are unable to obtain insurance at an acceptable cost or on acceptable terms or otherwise protect against potential product liability claims, we could be exposed to significant liabilities. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could have a material adverse effect on our business, financial condition and results of operations.

We bear the risk of warranty claims on the Vivos System.

We bear the risk of warranty claims on our Vivos System. We may not be successful in claiming recovery under any warranty or indemnity provided to us by our suppliers or vendors in the event of a successful warranty claim against us by a customer or that any recovery from such vendor or supplier would be adequate. In addition, warranty claims brought by our customers related to third-party components may arise after our ability to bring corresponding warranty claims against such suppliers expires, which could result in costs to us.

21

We depend on a few suppliers for key components, making us vulnerable to supply shortages and price fluctuation.

We purchase components for our Vivos System from a variety of vendors on a purchase order basis; we have no long-term supply contracts with any of our vendors. While it is our goal to have multiple sources to procure certain key components, in some cases it is not economically practical or feasible to do so. To mitigate this risk, we maintain an awareness of alternate supply sources that could provide our currently single-sourced components with minimal or no modification to the current version of our Vivos System, practice supply chain management, maintain safety stocks of critical components and have arrangements with our key vendors to manage the availability of critical components. Despite these efforts, if our vendors are unable to provide us with an adequate supply of components in a timely manner, or if we are unable to locate qualified alternate vendors for components at a reasonable cost, the cost of our products would increase, the availability of our products to our customers would decrease and our ability to generate revenue could be materially limited.

Our sales and marketing efforts may not be successful.

We currently market and sell our Vivos System to a limited number of licensed professionals, primarily general dentists. Less than 1% of the general dentists in the U.S. have been trained and certified in the Vivos System. The commercial success of our Vivos System ultimately depends upon a number of factors, including the number of dentists who use the Vivos System, the number of Vivos Systems used by these dentists, the number of patients who become aware of the Vivos System by self-referral or referrals by their primary care physicians, the number of patients who elect to use the Vivos System, and the number of patients who, having successfully used the Vivos System, endorse and refer the Vivos System to other potential patients. The Vivos System may not gain significant increased market acceptance among physicians/dentists who use it or who refer their patients, other patients, third-party healthcare insurers and managed care providers. We believe that primary care physicians typically elect to refer individuals with SDB to pulmonologists or other physicians who treat sleep disordered breathing, and these physicians may not recommend the Vivos System to patients for any number of reasons, including safety and clinical efficacy, the availability of alternative procedures and treatment options, or inadequate levels of reimbursement. In addition, while positive patient experiences can be a significant driver of future sales, it is impossible to influence the manner in which this information is transmitted and received, the choices potential patients may make and the recommendations that treating physicians make to their patients.

Although we sell our product directly to our corporate-owned and partner clinics, our experience in marketing and selling our Vivos System or VIP program through a direct sales organization in the United States is limited. We may not be able to maintain a suitable sales force in the United States or train up a suitable number of VIPs, or enter into or maintain satisfactory marketing and distribution arrangements with others. Our marketing and sales efforts may not be successful in increasing awareness and sales of our Vivos System. In addition, other marketing efforts like MID and VivoScore may not increase revenue to the extent we currently anticipate.

The failure to educate or train a sufficient number of physicians and dentists in the use of our Vivos System could reduce the market acceptance of our Vivos System and reduce our revenue.

It is critical to the success of our sales efforts that there is an increasing number of dentists familiar with, trained in, and proficient in the use of our Vivos System. Currently, dentists learn to use the Vivos System through hands-on, on-site training or virtual training by our representatives. However, to receive this training, dentists must be aware of the Vivos System as a treatment option for SDB or mild-to-moderate OSA and be interested in using the Vivos System in their practice. We cannot predict the extent to which dentists will dedicate the time and energy necessary for adequate training in the use of our Vivos System, have the knowledge of or experience in the clinical outcomes of the Vivos System or feel comfortable enough using the Vivos System to recommend it to their patients. Even if a dentist is well versed in the Vivos System, he or she may be unwilling to require patients to pay for the Vivos System out-of-pocket. If dentists do not continue to accept and recommend the Vivos System, our revenue could be materially and adversely affected.

We rely on third-party suppliers and contract manufacturers for the manufacture and assembly of our products, and a loss or degradation in performance of these suppliers and contract manufacturers could have a material adverse effect on our business, financial condition and results of operations.

We rely on third-party suppliers and contract manufacturers for the raw materials and components used in our Vivos System and to manufacture and assemble our products. Any of our other suppliers or our third-party contract manufacturers may be unwilling or unable to supply the necessary materials and components or manufacture and assemble our products reliably and at the levels we anticipate or that are required by the market. Our ability to supply our products commercially and to develop any future products depends, in part, on our ability to obtain these materials, components and products in accordance with regulatory requirements and in sufficient quantities for commercialization and clinical testing. While our suppliers and contract manufacturers have generally met our demand for their products and services on a timely basis in the past, we cannot guarantee that they will in the future be able to meet our demand for their products, either because of acts of nature, the nature of our agreements with those manufacturers or our relative importance to them as a customer, and our manufacturers may decide in the future to discontinue or reduce the level of business they conduct with us. If we are required to change contract manufacturers due to any change in or termination of our relationships with these third parties, or if our manufacturers are unable to obtain the materials they need to produce our products at consistent prices or at all, we may lose sales, experience manufacturing or other delays, incur increased costs or otherwise experience impairment to our customer relationships. We cannot guarantee that we will be able to establish alternative relationships on similar terms, without delay or at all.

22

Establishing additional or replacement suppliers for any of these materials, components or services, if required, could be time-consuming and expensive, may result in interruptions in our operations and product delivery, may affect the performance specifications of our Vivos System or could require that we modify its design. Even if we are able to find replacement suppliers or third-party contract manufacturers, we will be required to verify that the new supplier or third-party manufacturer maintains facilities, procedures and operations that comply with our quality expectations and applicable regulatory requirements.

If our third-party suppliers fail to deliver the required commercial quantities of materials on a timely basis and at commercially reasonable prices, and we are unable to find one or more replacement suppliers capable of production at a substantially equivalent cost in substantially equivalent volumes and quality on a timely basis, the continued commercialization of our Vivos System, the supply of our products to customers and the development of any future products will be delayed, limited or prevented, which could have material adverse effect on our business, financial condition and results of operations.

Damage to our reputation or our brand could negatively impact our business, financial condition and results of operations.

We must grow the value of our brand to be successful. We intend to develop a reputation based on the high quality of our products and services, trained clinic personnel, as well as on our particular culture and the experience of our patients with our VIPs. If we do not make investments in areas such as marketing and advertising, as well as personnel training, the value of our brand may not increase or may be diminished. Any incident, real or perceived, regardless of merit or outcome, that adversely affects our brand, such as, but not limited to, patient disability or death due to malpractice or allegations of malpractice, failure to comply with federal, state, or local regulations, including allegations or perceptions of non-compliance or failure to comply with ethical and operational standards, could significantly reduce the value of our brand, expose us to negative publicity and damage our overall business and reputation.

Our marketing activities may not be successful.

We incur costs and expend other resources in our marketing efforts to attract and retain VIPs. Our marketing activities are principally focused on increasing brand awareness in the communities in which we provide services. As we onboard VIP providers, we expect to undertake aggressive marketing campaigns to increase community awareness about our presence and our service capabilities. We conduct our targeted marketing efforts in neighborhoods through channels such as direct mail, billboards, radio advertisements, physician open houses, community sponsorships and various social media. If we are not successful in these efforts, we will have incurred expenses without materially increasing revenue.

The SDB and OSA market is highly competitive, including competition for patients, strategic relationships, and commercial payor contracts.

The market for providing treatment for SDB and OSA is highly competitive. Our VIP offices and our VIPs face competition from existing facilities providing treatment for SDB and OSA, depending on the type of patient and geographic market. Our VIPs compete on the basis of our product (the Vivos System), quality, price, accessibility, and overall experience. We compete with national, regional, and local enterprises, many of which have greater financial and other resources available to them, greater access to dentists and physicians or greater access to potential patients. We also compete on the basis of our multistate, regional footprint, which we believe will be of value to both employers and third-party payors. As a result of the differing competitive factors within the markets in which we operate and will operate, the individual results of our VIP offices may be volatile. If we are unable to compete effectively with any of these entities or groups, or we are unable to implement our business strategies, there could be a material adverse effect on our business, prospects, results of operations and financial condition.

23

We have limited clinical evidence to support patient compliance with the use our products is superior to competitive products.

We believe based on our experiences to date that our non-surgical treatment of limited duration is preferable relative to CPAP or other oral appliance or surgical therapies, resulting in improved patient compliance. However, we have limited clinical evidence to support our beliefs that patient compliance in the use of our products is superior to competitive products. If actual patient compliance as studied in a clinical trial (should we conduct one) proves less than what we had anticipated, the acceptance of the Vivos System in the marketplace, and our revenues and overall results of operations, may be adversely impacted.

Government healthcare programs may reduce reimbursement rates, which could adversely affect sales of the Vivos System and demand for dental practitioners from becoming or remaining VIPs.

In recent years, new legislation has been proposed and adopted at both the federal and state level that is effecting major changes in the healthcare system. Any change in the laws, regulations, or policies governing the healthcare system could adversely affect reimbursement rates, which could adversely affect sales of the Vivos System and thus adversely affect our operations and financial condition. Enacted in 2010, the Affordable Care Act (or ACA) seeks to expand healthcare coverage, while increasing quality and limiting costs. The ACA substantially changes the way healthcare is financed by both governmental and commercial payors. As a result of the ACA or the adoption of additional federal and state healthcare reforms measures there could be limits to the amounts that federal and state governments will pay for healthcare services, which could result in reduced demand for, or profitability of, the Vivos System and for dental practitioners from becoming or remaining VIPs.

Significant uncertainty exists as to the reimbursement status of healthcare products. The regulations that govern marketing approvals, pricing and reimbursement for medical devices vary widely from country to country. In the United States, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, is significantly changing the way healthcare is financed by both governmental and private insurers. While we cannot predict what impact on federal reimbursement policies this law or any amendment to it will continue to have in general or specifically on the Vivos System or any product that we commercialize, the ACA or any such amendment may result in downward pressure on reimbursements, which could negatively affect market acceptance of the Vivos System. In addition, although the United States Supreme Court has upheld the constitutionality of most of the ACA, several states have not implemented certain sections of the ACA, including 19 that have rejected the expansion of Medicaid eligibility for low income citizens, and some members of the U.S. Congress are still working to repeal the ACA. In addition, the United States Supreme Court has recently determined to hear another case challenging the constitutionality of the ACA. President Trump and the Republican majority in the U.S. Senate have also been seeking to repeal or replace all or portions of the ACA but to date they have been unable to agree on any such legislation.

The Tax Cuts and Jobs Act of 2017 includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate”. Additionally, on January 22, 2018, President Trump signed a continuing resolution on appropriations for fiscal year 2018 that delayed the implementation of certain fees mandated by the ACA, including the so-called “Cadillac” tax on certain high cost employer- sponsored insurance plans, the annual fee imposed on certain health insurance providers based on market share, and the medical device excise tax on non-exempt medical devices. The Cadillac tax was repealed in 2019 and is no longer simply delayed. Congress may still consider other legislation to repeal and replace elements of the ACA. We expect that the ACA, as currently enacted or as it may be amended or repealed in the future, and other healthcare reform measures that may be adopted in the future, could have a material adverse effect on our industry generally and on our ability to successfully commercialize our products. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we or our collaborators are not able to maintain regulatory compliance, our products may lose any regulatory approval that may have been obtained and we may not achieve or sustain profitability, which would adversely affect our business.

24

If payments from commercial or governmental payors are significantly delayed, reduced or eliminated, our business, prospects, results of operations and financial condition could be adversely affected.

We will depend upon revenue from sales of the Vivos System, and in turn on reimbursement from third-party payors for the Vivos System. The amount that our VIPs receive in payment for the Vivos System may be adversely affected by factors we do not control, including federal or state regulatory or legislative changes, cost-containment decisions and changes in reimbursement schedules of third-party payors. Any reduction or elimination of these payments could have a material adverse effect on our business, prospects, results of operations and financial condition.

Additionally, the reimbursement process is complex and can involve lengthy delays. Also, third-party payors may reject, in whole or in part, requests for reimbursement based on determinations that certain amounts are not reimbursable under plan coverage, that services provided were not medically necessary, that additional supporting documentation is necessary, or for other reasons. Retroactive adjustments by third-party payors may be difficult or cost prohibitive to appeal, and such changes could materially reduce the actual amount we receive from our VIPs. Delays and uncertainties in the reimbursement process may be out of our control and may adversely affect our business, prospects, results of operations and financial condition.

Significant changes in our payor mix resulting from fluctuations in the types of patients seen by our VIPs could have a material adverse effect on our business, prospects, results of operations and financial condition.

Our results may change from period to period due to fluctuations in our VIPs’ payor mix. Payor mix refers to the relative amounts we receive from the mix of persons or entities that pay or reimburse our VIPs for healthcare services. Because we believe that our VIPs will receive a higher payment rate from commercial payors than from governmental payors or self-pay patients, a significant shift in our payor mix toward a higher percentage of self-pay or patients whose treatment is paid in whole or part by a governmental payor, could occur for reasons beyond our control and could lessen demand for the Vivos System, which in turn could have a material adverse effect on our business, prospects, results of operations and financial condition.

Failure by our Billing Intelligence Service to bill timely or accurately for billable services rendered by participating VIP providers could have a negative impact on our revenue and cash flow.

Billing for medical services rendered in connection with the Vivos System treatment is often complex and time consuming. The practice of providing dental or medical services in advance of payment or prior to assessing a patient’s ability to pay for such services may have a significant negative impact on a VIP provider’s patient service revenue, bad debt expense and cash flow. Not all of our VIPs subscribe to our Billing Intelligence Service program. For VIPs who do subscribe, we bill numerous payors, including various forms of commercial health insurance providers on their behalf. Billing requirements that must be met prior to receiving payment for services rendered often vary by payor. Self-pay patients and third-party payors may fail to pay for services even if they have been properly billed. Reimbursement is typically dependent on providing the proper procedure and diagnosis codes, supportive documentation to show medical necessity. Medical insurance is never a guarantee of payment.

Additional factors that could affect our ability to collect from insurers for the services rendered by our participating VIP providers include:

●	disputes among payors as to which party is responsible for payment;

●	variations in coverage among various payors for similar services;

●	the difficulty of adherence to specific compliance requirements, coding and various other procedures mandated by responsible parties;

●	the institution of new coding standards; and

●	failure to properly credential our dentists to enable them to bill various payors.

25

The complexity associated with billing for our services may lead to delays in cash collections by our VIPs, resulting in increased carrying costs associated with the aging of our accounts receivable as well as the increased potential for bad debt expense.

We may incur costs resulting from security risks in connection with the electronic data processing by our partner banks.

Because we accept electronic payment cards for payments at our facilities and the facilities of our VIPs, we may incur costs resulting from related security risks in connection with the electronic processing of confidential information by our partner banks. Recently, several large national banks have experienced potential or actual breaches in which similar data has been or may have been stolen. Such occurrences could cause patient dissatisfaction resulting in decreased visits or could also distract our management team from the management of the day-to-day operations.

Our relationships with VIPs, other healthcare providers, and third-party payors will be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws, health information privacy and security laws, and other healthcare laws and regulations. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

Healthcare providers (including our VIPs), physicians and third-party payors in the United States and elsewhere will play a primary role in the recommendation of the Vivos System. Our current and future arrangements with healthcare professionals, principal investigators, consultants, customers and third-party payors may subject us to various federal and state fraud and abuse laws and other health care laws, including, without limitation, the federal Anti-Kickback Statute, the federal civil and criminal false claims laws and the law commonly referred to as the Physician Payments Sunshine Act and regulations. These laws will impact, among other things, our clinical research, sales, marketing and educational programs. In addition, we may be subject to patient privacy laws by both the federal government and the states in which we conduct or may conduct our business. The laws that will affect our operations include, but are not limited to:

●	the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, in return for the purchase, recommendation, leasing or furnishing of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs. This statute has been interpreted to apply to arrangements between medical device manufacturers on the one hand, and physicians and patients on the other. The Patient Protection and Affordable Care Act, as amended (or the PPACA), amended the intent requirement of the federal Anti-Kickback Statute and, as a result, a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it;

●	federal civil and criminal false claims laws, including, without limitation, the False Claims Act, and civil monetary penalty laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid or other government payors that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. The PPACA provides, and recent government cases against medical device manufacturers support, the view that federal Anti-Kickback Statute violations and certain marketing practices, including off-label promotion, may implicate the False Claims Act;

●	the federal Health Insurance Portability and Accountability Act of 1996 (or HIPAA), which created new federal criminal statutes that prohibit a person from knowingly and willfully executing a scheme or making false or fraudulent statements to defraud any healthcare benefit program, regardless of the payor (e.g., public or private);

●	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (or HITECH), and its implementing regulations, and as amended again by the final HIPAA omnibus rule, Modifications to the HIPAA Privacy, Security, Enforcement, and Breach Notification Rules Under HITECH and the Genetic Information Nondiscrimination Act; Other Modifications to HIPAA, published in January 2013, which imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information without appropriate authorization by entities subject to the rule, such as health plans, health care clearinghouses and health care providers, and their respective business associates;

26

●	federal transparency laws, including the federal Physician Payments Sunshine Act, which is part of the PPACA, that require certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare & Medicaid Services (or CMS), information related to: (i) payments or other “transfers of value’’ made to physicians and teaching hospitals; and (ii) ownership and investment interests held by physicians and their immediate family members;

●	state and foreign law equivalents of each of the above federal laws, state laws that require manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures, and state laws that require medical device companies to comply with the specific industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or to adopt compliance programs as prescribed by state laws and regulations, or that otherwise restrict payments that may be made to healthcare providers; and

●	state and foreign laws that govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws.

It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion of our products from government funded healthcare programs, such as Medicare and Medicaid, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws and the curtailment or restructuring of our operations.

The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. The shifting compliance environment and the need to build and maintain robust and expandable systems to comply with multiple jurisdictions with different compliance and/or reporting requirements increases the possibility that a healthcare company may run afoul of one or more of the requirements.

The misuse or off-label use of the Vivos System may harm our reputation in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.

We train our marketing personnel and direct sales force to not promote the Vivos System for uses outside of the FDA-cleared indications for use, known as off-label uses. We cannot, however, prevent a medical professional from using the Vivos System off label when, in their independent professional medical judgment, he or she deems it appropriate. There may be increased risk of injury or other side effects to patients if physicians attempt to use the Vivos System off-label. Furthermore, the use of the Vivos System for indications other than those cleared by the FDA or cleared by any foreign regulatory body may not effectively treat such conditions, which could harm our reputation in the marketplace among physicians and patients.

27

Given that we are aware that, notwithstanding our training guidelines, our VIPs may use our DNA device off-label, there is a risk that we could face regulatory scrutiny as a result of such use. If the FDA or any foreign regulatory body determines that our promotional materials or training constitute promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance or imposition of an untitled letter, which is used for violations that do not necessitate a warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action under other regulatory authority, such as false claims laws, if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations.

In addition, dentists may misuse our Vivos System or use improper techniques if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If our Vivos System is misused or used with improper technique, we may become subject to costly litigation by our customers or their patients. Similarly, in an effort to decrease costs, physicians may also reuse our Vivos System despite it being intended for a single use or may purchase reprocessed Vivos Systems from third-party processors in lieu of purchasing a new Vivos System from us, which could result in product failure and liability. Product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizeable damage awards against us that may not be covered by insurance.

We may pursue acquisitions of complementary businesses or technologies, which could divert the attention of management and which may not be integrated successfully into our existing business.

We may pursue acquisitions or licenses of technology to, among other things, expand the scope of products services we provide. We cannot guarantee that we will identify suitable acquisition candidates, that acquisitions will be completed on acceptable terms or that we will be able to integrate successfully the operations of any acquired business into our existing business. The acquisitions could be of significant size and involve operations in multiple jurisdictions. The acquisition and integration of another business or technology would divert management attention from other business activities, including our core business. This diversion, together with other difficulties we may incur in integrating an acquired business or technology, could have a material adverse effect on our business, financial condition and results of operations. In addition, we may borrow money or issue capital stock to finance acquisitions. Such borrowings might not be available on terms as favorable to us as our current borrowing terms and may increase our leverage, and the issuance of capital stock could dilute the interests of our stockholders.

Our business is seasonal, which impacts our results of operations.

We believe that the patient volumes of our VIPs will be sensitive to seasonal fluctuations in urgent care and primary care activity. Typically, winter months see a higher occurrence of influenza, bronchitis, pneumonia and similar illnesses; however, the timing and severity of these outbreaks vary dramatically. Additionally, as consumers shift toward high deductible insurance plans, they are responsible for a greater percentage of their bill, particularly in the early months of the year before other healthcare spending has occurred, which may lead to lower than expected patient volume or an increase in bad debt expense during that period. Our quarterly operating results may fluctuate significantly in the future depending on these and other factors.

We could be subject to lawsuits for which we are not fully insured.

Healthcare providers have become subject to an increasing number of lawsuits alleging malpractice and related legal theories such as negligent hiring, supervision and credentialing. Some of these lawsuits involve large claim amounts and substantial defense costs. We generally procure professional liability insurance coverage for our affiliated medical professionals and professional and corporate entities. We are currently insured under policies in amounts management deems appropriate, based upon the nature and risk of our business. Our medical professionals are also required to provide their own medical malpractice insurance coverages. Nevertheless, there are exclusions and exceptions to coverage under each insurance policy that may make coverage for any claim unavailable, future claims could exceed the limits of available insurance coverage, existing insurers could become insolvent and fail to meet their obligations to provide coverage for such claims, and such coverage may not always be available with sufficient limits and at reasonable cost to insure us adequately and economically in the future. One or more successful claims against us not covered by, or exceeding the coverage of, our insurance could have a material adverse effect on our business, prospects, results of operations and financial condition. Moreover, in the normal course of our business, we may be involved in other types of lawsuits, claims, audits and investigations, including those arising out of our billing and marketing practices, employment disputes, contractual claims and other business disputes for which we may have no insurance coverage. Furthermore, for our losses that are insured or reinsured through commercial insurance providers, we are subject to the financial viability of those insurance companies. Although we believe our commercial insurance providers are currently creditworthy, they may not remain so in the future. The outcome of these matters could have a material adverse effect on our financial position, results of operations, and cash flows.

28

We depend on certain key personnel.

We substantially rely on the efforts of our current senior management, including our founder and Chief Medical Officer, Dr. G. Dave Singh, our co-founder, Chairman of the Board and Chief Executive Officer, R. Kirk Huntsman and our Chief Financial Officer, Brad Amman. Our business would be impeded or harmed if we were to lose their services. In addition, if we are unable to attract, train and retain highly skilled technical, managerial, product development, sales and marketing personnel, we may be at a competitive disadvantage and unable to develop new products or increase revenue. The failure to attract, train, retain and effectively manage employees could negatively impact our research and development, sales and marketing and reimbursement efforts. In particular, the loss of sales personnel could lead to lost sales opportunities as it can take several months to hire and train replacement sales personnel. Uncertainty created by turnover of key employees could adversely affect our business.

Members of our board of directors and our executive officers will have other business interests and obligations to other entities.

Neither our directors nor our executive officers will be required to manage our business as their sole and exclusive function and they may have other business interests and may engage in other activities in addition to those relating to us, provided that such activities do not compete with the business of our company or otherwise breach their agreements with us. We are dependent on our directors and executive officers to successfully operate our company. Their other business interests and activities could divert time and attention from operating our business.

We will need to carefully manage our expanding operations to achieve sustainable growth.

To achieve increased revenue levels, complete clinical studies and develop future products, we believe that we will be required to periodically expand our operations, particularly in the areas of sales and marketing, clinical research, reimbursement, research and development, manufacturing and quality assurance. As we expand our operations in these areas, management will face new and increased responsibilities. To accommodate any growth and compete effectively, we must continue to upgrade and improve our information systems, as well as our procedures and controls across our business, and expand, train, motivate and manage our work force. Our future success will depend significantly on the ability of our current and future management to operate effectively. Our personnel, systems, procedures and controls may not be adequate to support our future operations. If we are unable to effectively manage our expected growth, this could have a material adverse effect on our business, financial condition and results of operations.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery and anti-kickback laws with respect to our activities outside the United States.

We distribute our products to locations within and outside the United States in Canada. Our business plan also anticipates VIP offices outside the United States and Canada. The U.S. Foreign Corrupt Practices Act, and other similar anti-bribery and anti-kickback laws and regulations, generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. As we expect to expand our international operations in the future, we will become increasingly subjected to these laws and regulations. We cannot assure you that we will be successful in preventing our agents from taking actions in violation of these laws or regulations. Such violations, or allegations of such violations, could disrupt our business and result in a material adverse effect on our financial condition, results of operations and cash flows.

29

There is no guarantee that our PPP loan will be forgiven in whole or in part.

In May 2020, we received loan proceeds in the amount of approximately $1,265,000 under the Paycheck Protection Program (or PPP), established as part of the Coronavirus Aid, Relief and Economic Security (CARES) Act, which provides economic relief to businesses in response to the COVID-19 pandemic. The loan and accrued interest are forgivable after 24 weeks as long as we use the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and our employee head count remains consistent with our baseline period over the 24-week period after the loan was received. The amount of loan forgiveness will be reduced if we terminate employees or reduce salaries during the 24-week period. The unforgiven portion of the PPP loan is payable over two years at an interest rate of 1%, with a deferral of payments for the first six months. While we believe that our use of the loan proceeds will meet the conditions for forgiveness of the loan, there is a risk that the loan will not be forgiven or that we will take actions that could cause us to be ineligible for forgiveness of the loan, there is a risk that (i) the loan will not be forgiven, in whole or in part, (ii) we will take actions that could cause us to be ineligible for forgiveness of the loan, in whole or in part or (iii) we may be required to repay the loan, in whole or in part, upon event of default under the loan or upon a breach of applicable PPP regulations (including upon a change of ownership in our company that may have occurred as a result of our initial public offering).

Risks Related to Our Products and Regulation

We depend in large part on our Vivos System technology, and the loss of access to this technology would terminate or delay the further development of our products, injure our reputation or force us to pay higher fees.

We depend, in large part, on our Vivos System technology. The loss of this key technology would seriously impair our business and future viability, and could result in delays in developing, introducing or maintaining our products until equivalent technology, if available, is identified, licensed and integrated. In addition, any defects in the Vivos System technology or other technologies we gain access to in the future could prevent the implementation or impair the functionality of our products, delay new product introductions or injure our reputation. If we are required to acquire or enter into license agreements with third parties for replacement technologies, we could be subject to higher fees, milestone or royalty payments, assuming we could access such technologies at all.

Our failure to obtain government approvals, including required FDA approvals, or to comply with ongoing governmental regulations relating to our technologies and products could delay or limit introduction of our products and result in failure to achieve revenue or maintain our ongoing business.

Our development activities and the manufacture and marketing of the Vivos System are subject to extensive regulation for safety, efficacy and quality by numerous government authorities in the United States and abroad. Before receiving FDA or foreign regulatory clearance to market our products which are not presently approved, we will have to demonstrate that these products are safe and effective in the patient population and for the diseases that are to be treated. Clinical trials, manufacturing and marketing of medical devices are subject to the rigorous testing and approval process of the FDA and equivalent foreign regulatory authorities. The Federal Food, Drug and Cosmetic Act and other federal, state and foreign statutes and regulations govern and influence the testing, manufacture, labeling, advertising, distribution and promotion of medical devices. As a result, regulatory approvals for our products not yet approved or that we may develop in the future can take a number of years or longer to accomplish and require the expenditure of substantial financial, managerial and other resources.

Clinical trials that may be required to support regulatory submissions in the United States are expensive. We cannot assure that we will be able to complete any required clinical trial programs successfully within any specific time period, and if such clinical trials take longer to complete than we project, our ability to execute our current business strategy will be adversely affected.

Conducting clinical trials is a lengthy, time-consuming and expensive process. Before obtaining regulatory approvals for the commercial sale of any products, we must demonstrate through clinical trials the safety and effectiveness of our products. We have incurred, and we will continue to incur, substantial expense for, and devote a significant amount of time to, product development, pilot trial testing, clinical trials and regulated, compliant manufacturing processes.

Even if completed, we do not know if these trials will produce statistically significant or clinically meaningful results sufficient to support an application for marketing approval. If and how quickly we complete clinical trials is dependent in part upon the rate at which we are able to advance the rate of patient enrollment, and the rate to collect, clean, lock and analyze the clinical trial database.

30

Patient enrollment in trials is a function of many factors. These include the design of the protocol; the size of the patient population; the proximity of patients to and availability of clinical sites; the eligibility criteria for the study; the perceived risks and benefits of the product candidate under study; the medical investigators’ efforts to facilitate timely enrollment in clinical trials; the patient referral practices of local physicians; the existence of competitive clinical trials; and whether other investigational, existing or new products are available or cleared for the indication. If we experience delays in patient enrollment and/or completion of our clinical trial programs, we may incur additional costs and delays in our development programs and may not be able to complete our clinical trials on a cost-effective or timely basis. Accordingly, we may not be able to complete the clinical trials within an acceptable time frame, if at all. If we fail to enroll and maintain the number of patients for which the clinical trial was designed, the statistical power of that clinical trial may be reduced, which would make it harder to demonstrate that the product candidate being tested in such clinical trial is safe and effective. Further, if we or any third party have difficulty enrolling a sufficient number of patients in a timely or cost-effective manner to conduct clinical trials as planned, or if enrolled patients do not complete the trial as planned, we or a third party may need to delay or terminate ongoing clinical trials, which could negatively affect our business.

The results of our clinical trials may not support either further clinical development or the commercialization of any new product candidates or modifications to existing products.

Even if our ongoing or contemplated clinical trials are completed as planned, their results may not support either the further clinical development or the commercialization of any new product candidates or modifications of existing products. The FDA or government authorities may not agree with our conclusions regarding the results of our clinical trials. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and the results from any later clinical trials may not replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe and effective for indicated uses. This failure would cause us to abandon a product candidate or a modification to any existing product and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of our 510(k)’s and, ultimately, our ability to commercialize our product candidates and generate product revenue. Each Class I and Class II medical device marketed in the U.S. must receive a 510(k) clearance from the FDA. A 510(k) is a premarket submission made to FDA to demonstrate that the device to be marketed is at least as safe and effective, that is, substantially equivalent (or SE), to a legally marketed device. Companies must compare their device to one or more similar legally marketed devices, commonly known as “predicates”, and make and support their substantial equivalency claims. The submitting company may not proceed with product marketing until it receives an order from the FDA declaring a device substantially equivalent. The substantially equivalent determination is usually made within 90 days, based on the information submitted by the applicant.

In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in the conduct of these trials. A number of companies in the medical technology industry have suffered significant setbacks in advanced clinical trials despite promising results in earlier trials. In the end, we may be unable to develop marketable products.

Modifications to the Vivos System may require additional FDA approvals which, if not obtained, could force us to cease marketing and/or recall the modified device until we obtain new approvals.

After a device receives a 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require a Premarket approval (or PMA). PMA is the FDA process of scientific and regulatory review to evaluate the safety and effectiveness of Class III medical devices. Class III devices are those that support or sustain human life, are of substantial importance in preventing impairment of human health, or which present a potential, unreasonable risk of illness or injury. Currently we do not market devices within this Class III category nor do we intend to in the foreseeable future. However, the FDA requires each manufacturer to make this determination in the first instance, but the FDA can review any decision. If the FDA disagrees with a manufacturer’s decision not to seek a new 510(k) clearance, the agency may retroactively require the manufacturer to seek 510(k) clearance or PMA approval. The FDA also can require the manufacturer to cease marketing and/or recall the modified devices until 510(k) clearance or PMA approval is obtained. We cannot assure you that the FDA would agree with any of our decisions not to seek 510(k) clearance or PMA approval. If the FDA requires us to seek 510(k) clearance or PMA approval for any modification, we also may be required to cease marketing and/or recall the modified device until we obtain a new 510(k) clearance or PMA approval.

Our DNA appliance® currently has a pending 510(k) application to include additional indications of use for the treatment of mild-to-moderate OSA, snoring, and SDB in adults. This use would require the DNA appliance® to be registered as a Class II device. We have validated this 510(k) request with retrospective clinical data. This DNA appliance® 510(k) review and approval process is expected to take another three to six months, meaning we would expect to hear from the FDA in 2021. However, it is possible that we may not receive this FDA additional clearance.

31

Also, in March 2021, we submitted a 510(k) for Class II clearance to the FDA for our mmRNA device with indications to treat mild-to-moderate OSA, SDB and Snoring in adults. We cannot assure you that the FDA will approve our 510(k) Class II approval or we will receive PMA approval. Further, we cannot assure you that our mmRNA appliance® will be added to the CMS Medicare list of approved sleep appliances , both in general and in the event that Class II approval is not obtained for the mmRNA device (which is a prerequisite for inclusion in the CMS Medicare list of approved sleep appliances).

We are subject to inspection and market surveillance by the FDA to determine compliance with regulatory requirements. If the FDA finds that we have failed to comply, the agency can institute a wide variety of enforcement actions which may materially affect our business operations.

We are subject to inspection and market surveillance by the FDA to determine compliance with regulatory requirements. If the FDA finds that we have failed to comply, the agency can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions such as:

●	fines, injunctions and civil penalties;

●	recall, detention or seizure of our products;

●	the issuance of public notices or warnings;

●	operating restrictions, partial suspension or total shutdown of production;

●	refusing our requests for a 510(k) clearance of new products;

●	withdrawing a 510(k) clearance already granted; and

●	criminal prosecution.

We have received an FDA warning letter in the past when such a letter was received by our subsidiary BioModeling Solutions, Inc. (“BioModeling” or “BMS”) in January 2018 following a routine FDA audit. In its letter, the FDA noted matters such as inadequate documentation of certain FDA-required procedures, not keeping certain records and materials in paper format and in triplicate, and using certain descriptive words and phrases on its website and in marketing materials that were unapproved in advance by FDA. While we believe these issues have been resolved, to date the FDA has made no definitive statement that the matters raised by such letter have been satisfactorily resolved.

The FDA also has the authority to request repair, replacement or refund of the cost of any medical device manufactured or distributed by us. Our failure to comply with applicable requirements could lead to an enforcement action that may have an adverse effect on our financial condition and results of operations.

Treatment with the Vivos System has only been available for a relatively limited time, and we do not know whether there will be significant post-treatment regression or relapse.

Patient treatment using the FDA registered DNA appliance began in 2009, while treatment for mild-to-moderate OSA using the FDA cleared mRNA appliance began in 2014. Both began under the prior business model of our predecessor (and now subsidiary) BMS, and well before our formation. Under the BMS model, the independent treating dentists generated and maintained all records of treatment and ordered their appliances directly from one of the BMS designated labs. Thus, with the exception of specific patients who participated in studies, clinical trials or case reports, we have had limited visibility into patient records which might contain data on this subject. Therefore, we have limited empirical data to support our view that the risk of post treatment regression or relapse is not significant. To the extent a material number of patients who were treated with the Vivos System were to be found to experience post-treatment relapse or regression, it could pose a significant risk to our brand, the willingness or ability of physicians to prescribe and dentists to use our products and the willingness of patients to engage in treatment with our products and could thus have a material adverse effect on our results of operations.

32

We are subject to potential risks associated with the need to comply with state or other dental support organization laws.

Our core VIP business model does not involve any form of joint ownership, operational control, or employment of licensed professionals by our company. Thus, we are not typically regarded as a “dental support organization” (or DSO) under the laws of the various states within the United States or in Canada, in which we conduct most of our business. However, we do operate two retail treatment clinics in Colorado wherein we do employ dentists under a provider network model consistent with Colorado law. In that respect, for Colorado only, we may be regarded as a DSO. Nevertheless, if we were deemed to be a DSO in any jurisdiction, it could make it difficult or impossible for us to recruit and retain qualified dentists as VIPs, as some state dental boards are sometimes adverse to corporate DSOs operating in their states. Moreover, where such DSO-provider relationships are permitted, such regulations may impose significant constraints on the structure and financial arrangements that are permissible between us and our affiliated dentists in a particular state.

In jurisdictions where laws allow DSOs to operate (which includes almost all U.S. states and Canada), a growing number of dentists are affiliating with corporate DSOs. In those cases, the DSO may not allow their affiliated dentists to offer our products and services or to become VIPs. Thus, the overall number of dentists who are prospects to become VIPs and utilize our products and services may be reduced, which would impair our ability to generate revenue from our core VIP business model.

Our new Medical Integration Division business line may implicate federal and state laws involving the practice of medicine and related anti-kickback and similar laws.

Our MID was launched in 2020 to assist VIP practices in establishing clinical collaboration ties to local primary care physicians, sleep specialists, ENTs, pediatricians and other healthcare professionals who routinely see or treat patients with sleep and breathing disorders. The primary objective of our MID is to promote the Vivos System to the medical profession and thus facilitate more patients being able to receive a treatment with the Vivos System. There is a risk, however, that our MID may implicate legal or regulatory compliance issues that may arise in the course of our activities, including various Federal healthcare statutes such as the Stark and anti-kickback laws as well as state-by-state regulations pertaining to inter-disciplinary ownership of professional corporations or other legal entities. We have conducted research, including obtaining advice from outside legal counsel, regarding the implications of these laws and regulations to MID and believe the MID’s operations will be in compliance with or will not implicate these laws and regulations. However, there is a risk that such laws and regulations (or similar laws and regulations adopted in the future) might be interpreted, reinterpreted, or modified in the future in such a way so as to impede or prevent us from continuing to develop or manage our MID, which could lead to our having to discontinue the MID and could leave us subject to regulatory scrutiny and sanction. No advice of counsel has been obtained with respect any potential operations of the MID in Canada.

We may not be able to prohibit or limit our dentists, physicians and other healthcare professionals from competing with us in our local markets.

In certain states in which we operate or intend to operate, non-compete, non-solicitation, and other negative covenants applicable to employment or ownership are judicially or statutorily limited in their effectiveness or are entirely unenforceable against dentists, physicians and other healthcare professionals. As a result, we may not be able to retain our provider relationships or protect our market share, operational processes or procedures, or limit insiders or VIPs from using competitive information against us or competing with us, which could have a material adverse effect on our business, financial condition and ability to remain competitive as our arrangements with our VIPs do not contain competitive restrictions.

Risks Related to Our Securities Generally

The market for our common stock is new and may not develop to provide investors with adequate liquidity.

We only recently conducted our initial public offering in December 2020. Therefore, the market for our common stock is new, and we cannot assure you that an active trading market for our common stock will develop, or if it does develop, it may not be maintained. You may not be able to sell your common stock quickly or at the market price if trading in our securities is not active.

33

The market price of our common stock may be highly volatile, and you could lose all or part of your investment.

The market price of our common stock is likely to be volatile. This volatility may prevent you from being able to sell your securities at or above the price you paid for your securities. Our stock price could be subject to wide fluctuations in response to a variety of factors, which include:

●	whether we achieve our anticipated corporate objectives;

●	actual or anticipated fluctuations in our quarterly or annual operating results;

●	changes in our financial or operational estimates or projections;

●	our ability to implement our operational plans;

●	termination of lock-up agreements or other restrictions on the ability of our stockholders to sell shares in the future;

●	changes in the economic performance or market valuations of companies similar to ours; and

●	general economic or political conditions in the United States or elsewhere.

In addition, the stock market in general, and the stock of publicly-traded medical technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

There is a risk of significant future sales by our stockholders that are currently subject to lock-up agreements which expire in June 2021. Such sales could cause the price of our stock price to fall considerably and may adversely impact our ability to raise funds in new stock offerings. Other future sales of other shares of our common stock could have a similar adverse effect on us

Approximately 8,185,815 shares of common stock (representing approximately 36% of our currently outstanding shares) held by pre-initial public offering stockholders of our company (including 1,199,195 shares of common stock that were issued upon the conversion of shares of Series B Preferred Stock in connection with our initial public offering) are registered with the SEC pursuant to this prospectus. The holders of such shares (i.e., the selling stockholders hereunder) have entered into “lock-up” agreements in favor of the representative of the underwriters of our initial public offering, and such lock-ups will expire on June 13, 2021. As such, following the expiration of such lock-ups, such holders will be free to sell their shares in the market. Such sales, should they occur in large volume and over a short period of time, could cause the price of our public stock to fall considerably, leading to losses by our investors and a potential inability of to raise funds in new stock offering.

Furthermore, options to purchase up to 2,447,345 shares of our common stock with a weighted average exercise price of $5.00 are outstanding, and we also have outstanding (i) a warrant issued to the representative of the underwriters of our initial public offering (exercisable for 402,500 shares of common stock at an exercise price of $7.50 per share), (ii) warrants associated with our previously outstanding Series B Preferred Stock (exercisable for 1,199,195 shares of common stock at an exercise price of $7.50 per share); (iii) 325,000 warrants issued to certain shareholders in November 2020 (see “Management—2020 Derivative Demand and Settlement” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 25, 2021 for further information on the issuance of these warrants) at an exercise price of $7.50 per share; (iv) a warrant issued to a 2017 noteholder (exercisable for 33,334 shares of common stock) at an exercise price of $1.50 per share; and (v) 295,000 warrants issued to contractors and consultants subsequent to December 31, 2020 with an exercise price of $7.50 per share; (vi) 25,000 warrants to purchase common stock issued in connection with the acquisition of Lyon Management and Consulting, LLC subsequent to December 31, 2020 with an exercise price of $8.90 per share, (vi) a warrant issued to the representative of the underwriters of our follow on offering (exercisable for 276,000 shares of common stock at an exercise price of $7.50 per share).

34

The exercise or conversion of any of these securities would result in additional dilution, and the sale of the shares issuable upon exercise or conversion of these securities could also lower the market price of our common stock.

We may also acquire or license other technologies or finance strategic alliances by issuing equity, which may result in additional dilution to our stockholders, and the sale of such securities could adversely affect the market price for our common stock.

Our failure to meet the continuing listing requirements of The Nasdaq Capital Market could result in a de-listing of our securities.

If we fail to satisfy the continuing listing requirements of Nasdaq, such as the corporate governance, stockholders equity or minimum closing bid price requirements, Nasdaq may take steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we would likely take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The Securities and Exchange Commission (or SEC) has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain or retain a listing on Nasdaq and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares. See “Certain Relationships and Related Party Transactions” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 25, 2021 for further information on the foregoing transactions with Dr. Singh.

There can be no assurance that we will ever provide liquidity to our investors through a sale of our company.

While acquisitions of medical technology companies like ours are not uncommon, potential investors are cautioned that no assurances can be given that any form of merger, combination, or sale of our company will take place relating to our company, or that any merger, combination, or sale, even if consummated, would provide liquidity or a profit for our investors. You should not invest in our company with the expectation that we will be able to sell the business in order to provide liquidity or a profit for our investors.

Our officers and directors may have the ability to exert significant influence over our affairs, including the outcome of matters requiring stockholder approval.

Our officers and directors and their affiliates (primarily Kirk Huntsman and Dr. G. Dave Singh) currently own shares, in the aggregate, representing approximately 23% of our outstanding voting capital stock. As a result, if these stockholders were to choose to act together, they have and will continue to be able to exert significant control over certain matters submitted to our stockholders for approval by having the ability to block certain proposals. For example, these persons, if they choose to act collectively, would have the ability to vote against and block a proposed merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire.

35

In addition, this concentration of voting power was evidenced in April 2020, when Mr. Huntsman, Dr. Singh and a small group of additional shareholders acted to remove three independent members of our board of directors and appoint new members of our board of directors. These shareholders could continue to exert this voting power.

Actions of activist shareholders could be disruptive and potentially costly and the possibility that activist shareholders may seek changes that conflict with our strategic direction could cause uncertainty about the strategic direction of our business.

Activist investors or other stockholders who disagree with our management may attempt to effect changes in our strategic direction and how our company is governed or may seek to acquire control over our company. Some investors (commonly known as “activist investors”) seek to increase short-term stockholder value by advocating corporate actions such as financial restructuring, increased borrowing, special dividends, stock repurchases, or even sales of assets or the entire company. Activist campaigns can also seek to change the composition of our board of directors, and campaigns that contest or conflict with our strategic direction could have an adverse effect on our results of operations and financial condition as responding to proxy contests and other actions by activist shareholders can disrupt our operations, be costly and time-consuming, and divert the attention of our board of directors and senior management from the pursuit of our business strategies. In addition, perceived uncertainties as to our future direction that can arise from potential changes to the composition of our board of directors sought by activists may lead to the perception of a change in the direction of the business, instability or lack of continuity which may be exploited by our competitors, may cause concern to our current or potential customers or other partners, may result in the loss of potential business opportunities and may make it more difficult to attract and retain qualified personnel and business partners. These types of actions could divert our management’s attention from our business or cause significant fluctuations in our stock price based on temporary or speculative market perceptions or other factors that do not necessarily reflect the underlying fundamentals and prospects of our business, all of which could have a material adverse effect on our company.

We are an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company,” or EGC, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We will remain an EGC until the earlier of: (i) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the completion of our initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. For so long as we remain an EGC, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, or Section 404;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	reduced disclosure obligations regarding executive compensation; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

36

We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of reduced reporting burdens in this prospectus. In particular, we have not included all of the executive compensation information that would be required if we were not an EGC. We cannot predict whether investors will find our common stock less attractive if we rely on certain or all of these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a newly public company, and particularly after we are no longer an EGC, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act and rules subsequently implemented by the SEC and Nasdaq have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.

Pursuant to Section 404, we will be required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm, only if the criteria are met. However, while we remain an EGC, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

Certain provisions of our Certificate of Incorporation may make it more difficult for a third party to effect a change-of-control.

Our certificate of incorporation authorizes the Board of Directors to issue up to 50,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors without further action by the stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the Board of Directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

Our bylaws designate certain courts as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our bylaws provide that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of ours to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation, or the bylaws; and (iv) any action asserting a claim governed by the internal affairs doctrine (the “Delaware Forum Provision”). Our bylaws further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”). In addition, our bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our common stock is deemed to have notice of and consented to the Delaware Forum Provision and the Federal Forum Provision.

37

Section 27 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the Delaware Forum Provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

We recognize that the Delaware Forum Provision and the Federal Forum Provision in our bylaws may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the Delaware Forum Provision and the Federal Forum Provision may limit our stockholders’ ability to bring a claim in a forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and employees even though an action, if successful, might benefit our stockholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court were “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce the Federal Forum Provision. If the Federal Forum Provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The Federal Forum Provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. The Court of Chancery of the State of Delaware and the United States District Court may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

Limitations on director and officer liability and indemnification of our officers and directors by us may discourage stockholders from bringing suit against an officer or director.

Our certificate of incorporation and bylaws provide that, to the fullest extent permitted by Delaware law, as it presently exists or may be amended from time to time, a director shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director. Under Delaware law, this limitation of liability does not extend to, among other things, acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director or officer for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director or officer.

We are responsible for the indemnification of our officers and directors.

Should our officers and/or directors require us to contribute to their defense, we may be required to spend significant amounts of our capital. Our certificate of incorporation and bylaws also provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of our company. This indemnification policy could result in substantial expenditures, which we may be unable to recoup. If these expenditures are significant or involve issues which result in significant liability for our key personnel, we may be unable to continue operating as a going concern.

38

Our ability to use our net operating losses and research and development credit carryforwards to offset future taxable income may be subject to certain limitations.

In general, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (or the Code), a corporation that undergoes an “ownership change,” generally defined as a greater than 50% change by value in its equity ownership over a three-year period, is subject to limitations on its ability to utilize its pre-change net operating losses, or NOLs, and its research and development credit carryforwards to offset future taxable income. Our existing NOLs and research and development credit carryforwards may be subject to limitations arising from previous ownership changes, and if we undergo an ownership change, our ability to utilize NOLs and research and development credit carryforwards could be further limited by Sections 382 and 383 of the Code. In addition, our ability to deduct net interest expense may be limited if we have insufficient taxable income for the year during which the interest is incurred, and any carryovers of such disallowed interest would be subject to the limitation rules similar to those applicable to NOLs and other attributes. Future changes in our stock ownership, some of which might be beyond our control, could result in an ownership change under Section 382 of the Code. For these reasons, in the event we experience a change of control, we may not be able to utilize a material portion of the NOLs, research and development credit carryforwards or disallowed interest expense carryovers, even if we attain profitability.

The financial and operational projections that we may make from time to time are subject to inherent risks.

The projections that our management may provide from time to time (including, but not limited to, those relating to market sizes and other financial or operational matters) reflect numerous assumptions made by management, including assumptions with respect to our specific as well as general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. Accordingly, there is a risk that the assumptions made in preparing the projections, or the projections themselves, will prove inaccurate. There will be differences between actual and projected results, and actual results may be materially different from those contained in the projections. The inclusion of the projections in this prospectus should not be regarded as an indication that we or our management or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such.

If we were to dissolve, the holders of our securities may lose all or substantial amounts of their investments.

If we were to dissolve as a corporation, as part of ceasing to do business or otherwise, we may be required to pay all amounts owed to any creditors before distributing any assets to the investors. There is a risk that in the event of such a dissolution, there will be insufficient funds to repay amounts owed to holders of any of our indebtedness and insufficient assets to distribute to our other investors, in which case investors could lose their entire investment.

An investment in our company may involve tax implications, and you are encouraged to consult your own advisors as neither we nor any related party is offering any tax assurances or guidance regarding our company or your investment.

The formation of our company and our financings, as well as an investment in our company generally, involves complex federal, state and local income tax considerations. Neither the Internal Revenue Service nor any state or local taxing authority has reviewed the transactions described herein, and may take different positions than the ones contemplated by management. You are strongly urged to consult your own tax and other advisors prior to investing, as neither we nor any of our officers, directors or related parties is offering you tax or similar advice, nor are any such persons making any representations and warranties regarding such matters.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. This means that it is very unlikely that we will pay dividends on our shares of common stock. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our common stock adversely, the price of our common stock and trading volume could decline.

The trading market for our common stock may be influenced by the research and reports that securities or industry analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover us was to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price of our common stock or trading volume to decline.

In making your investment decision, you should understand that we have not authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus before investing in our common stock. We may receive media coverage regarding our company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. We have not authorized any other party to provide you with information concerning us or this offering, and you should not rely on this information in making an investment decision.

39

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Readers are cautioned that known and unknown risks, uncertainties and other factors, including those over which we may have no control and others listed in the “Risk Factors” section of this prospectus, may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

●	our ability to formulate and implement our business plan, including the recruitment of dentists to enroll in our Vivos Integrated Practice (VIP) program and utilize the Vivos System;

●	the understanding and adoption by dentists and other healthcare professionals of the Vivos System as a treatment for mild-to-moderate OSA;

●	our expectations concerning the effectiveness of treatment using the Vivos System and patient relapse after completion of treatment;

●	the potential financial benefits to VIP dentists from treating patients with the Vivos System;

●	our potential profit margin from enrollment of VIPs and sales of the Vivos System appliances;

●	our ability to property train VIPs in the use of the Vivos System and other services we offer in their dental practices;

●	our ability to implement effective sales, marketing and strategic initiatives to drive revenue growth (including, for example, our Medical Integration Division and VivoScore home sleep apnea test);

●	the viability of our current intellectual property;

●	acceptance by the marketplace of the products and services that we market;

●	government regulations and our ability to comply with government regulations;

●	our ability to retain key employees;

●	adverse changes in general market conditions for medical devices such as the Vivos System;

●	our ability to generate cash flow and profitability and continue as a going concern;

●	our future financing plans; and

●	our ability to adapt to changes in market conditions (including as a result of the COVID-19 pandemic) which could impair our operations and financial performance.

These forward-looking statements involve numerous risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results of operations or the results of other matters that we anticipate herein could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. You should thoroughly read this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect.

40

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling stockholders named in this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling stockholders. We would, however, receive proceeds upon the exercise of the warrants held by the selling stockholders which, if such warrants are exercised in full for cash, would be approximately $14.5 million. In addition, we would receive proceeds upon the exercise of the Roth Warrant if such warrant were exercised for cash. Proceeds, if any, received from the exercise of such warrants will be used for general corporate purposes and working capital or for other purposes that our Board of Directors, in their good faith, deem to be in the best interest of our company. No assurances can be given that any of such warrants will be exercised or that we will receive any cash proceeds upon such exercise if cashless exercise is available.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. Our future ability to pay cash dividends on our stock may also be limited by the terms of any future debt or preferred securities or future credit facility.

41

SELLING STOCKHOLDERS

An aggregate of up to 9,710,010 shares of common stock may be offered by certain selling stockholders. The following table sets forth certain information with respect to each selling stockholder for whom we are registering shares for resale to the public. No material relationships exist between any of the selling stockholders and us nor have any such material relationships existed within the past three years.

All of the shares of common stock held by the selling stockholders are subject to a lock-up agreement under which the sale of such shares will be restricted until June 13, 2021. The representative of the underwriters in our initial public offering may waive the terms of these lock-ups.

	Number Of Shares Of Common Stock	Sum of Number Of Shares Of Common Stock		Shares Of Common Stock Beneficially Owned After Completion Of The Offering (1)
NAME	Beneficially Owned (1)	Offered Hereby		Sum of Number	Sum of Percentage
2164923 ALBERTA LTD.	3,334	3,334	(2)	0	0%
4243 BROWN AVENUE , LLC	3,334	3,334	(385)	0	0%
AARON G. MOORE	834	834	(386)	0	0%
AARON STEVENS	3,334	3,334	(3)	0	0%
ADVANTA IRA SERVICES, LLC FBO HOWARD SHORE IRA #8007456	3,334	3,334	(4)	0	0%
AIDEN C.E. MCROBBIE-JOHNSON	33,334	33,334	(386)	0	0%
ALAN C. TENER	667	667	(5)	0	0%
ALAN KO	3,334	3,334	(6)	0	0%
ALAN MORGILLO	50,002	50,002	(12)	0	0%
ALAN TENER AND JUNE TENER	3,334	3,334	(8)	0	0%
ALBERT SCHENONE	3,334	3,334	(9)	0	0%
ALLISON L. JOHNSON	16,667	16,667	(386)	0	0%
ALTHEA WILLIAMS	3,334	3,334	(10)	0	0%
AMBER PICKETT	4,000	4,000	(11)	0	0%
AMIT GANGLANI	2,500	2,500	(431)	0	0%
ANDREAS A. MCROBBIE-JOHNSON	33,334	33,334	(386)	0	0%
ANDREW B. HALES	4,167	4,167	(386)	0	0%
ANDREW MCKILLOP	40,000	40,000	(13)	0	0%
ANDREW PARKS	8,334	8,334	(15)	0	0%
ANDREW WELLS	23,334	23,334	(16)	0	0%
ANGELO DISANTI	400	400	(17)	0	0%
ANNE MARIE JONES	6,667	6,667	(18)	0	0%
ANNETTE ELLIOTT	66,667	66,667	(19)	0	0%
ANTHONY GAMBINO	3,334	3,334	(20)	0	0%
ANTHONY J. DISANTI	33,334	33,334	(21)	0	0%
ANTHONY PENKETH	5,556	5,556	(22)	0	0%
ANTHONY SCIANNI	28,000	28,000	(23)	0	0%
APEX DENTAL INVESTMENTS PROPERTIES LLC	13,334	13,334	(24)	0	0%
ARTHUR LAITMAN	3,700	3,700	(25)	0	0%
AVERY BRERETON	1,334	1,334	(26)	0	0%
BARRY LEVENTHAL	100	100	(27)	0	0%
BEN MIRAGLIA	21,667	21,667	(28)	0	0%
BEVERLY J. COBB	4,000	4,000	(29)	0	0%
BLANE HALES	38,667	38,667	(387)	0	0%
BONNIE B POUCEL	5,334	5,334	(30)	0	0%

42

BRADEN & CASSIE RICHARDS	267	267	(31)	0	0%
BRANDON BOUDREAUX	13,334	13,334	(32)	0	0%
BRANDON GENE OLDS	3,334	3,334	(33)	0	0%
BRETT ZINNER	6,384	6,384	(34)	0	0%
CAITLIN PARRELLA	1,667	1,667	(35)	0	0%
CARLOS RAMOS	6,500	6,500	(36)	0	0%
CARMEN MEJIA	2,253	2,253	(59)	0	0%
CAROL COUGHLIN	16,667	16,667	(388)	0	0%
CASCADE IR, LLC	661	661	(38)	0	0%
CATHERINE SPEARS	16,667	16,667	(389)	0	0%
CHARLES MICHAEL BENNETT AND CATHERINE M. BENNETT	44,286	44,286	(390)	0	0%
CHARLES MICHAEL BENNETT CATHERINE M. BENNETT	56,088	56,088	(39)	0	0%
CHERYL L. MCROBBIE-JOHNSON	16,667	16,667	(386)	0	0%
CHERYL PREVOT	1,667	1,667	(40)	0	0%
CHRIS FRISELLA	1,040	1,040	(41)	0	0%
CHRIS PEARCE	23,334	23,334	(42)	0	0%
CHRISTIE L SONCHAR	1,667	1,667	(43)	0	0%
CHRISTINA BIGLER	5,000	5,000	(44)	0	0%
CHRISTINE RIEMER	6,667	6,667	(45)	0	0%
CHRISTOPHER C. RAIO	36,667	36,667	(46)	0	0%
CHRISTOPHER L. GAINES	2,667	2,667	(47)	0	0%
CHRISTOPHER R. MOORE	834	834	(386)	0	0%
CHRISTOPHER PERILLO	2,667	2,667	(48)	0	0%
CHRISTOPHER STICKLE	11,667	11,667	(414)	0	0%
CLIFFORD S PUMPHREY III	16,667	16,667	(50)	0	0%
CLIFFORD S PUMPHREY JR	33,334	33,334	(51)	0	0%
CLYDE NICHOLS	6,667	6,667	(52)	0	0%
CODY TEETS TRUST, DAN TEETS TRUST	16,667	16,667	(53)	0	0%
CODY & DAN TEETS TRUST	16,667	16,667	(415)
COLE PENDLETON	5,467	5,467	(54)	0	0%
CONOR JACKSON	66,667	66,667	(55)	0	0%
CONSUELO ZABALA	7,668	7,668	(416)	0	0%
CUMMINS WORLD WIDE HOLDINGS, LLC	22,223	22,223	(57)	0	0%
CYNTHIA PUMPHREY	3,334	3,334	(58)	0	0%
DAN BORMAN	83,334	83,334	(60)	0	0%
DAN PAYZIYEV	6,667	6,667	(61)	0	0%
DANIEL R. RAIO	1,334	1,334	(62)	0	0%
DANIEL SCHNAPP	10,000	10,000	(63)	0	0%
D’ARCY JOHN ROSS	1,334	1,334	(64)	0	0%
DARREN J. BUMA	3,334	3,334	(65)	0	0%
DAVID & ALISON BENNETT	1,334	1,334	(66)	0	0%
DAVID & PATRICIA WAGNER	5,334	5,334	(67)	0	0%
DAVID & SHANNON MORLEY	1,334	1,334	(68)	0	0%
DAVID ABULOFF	8,334	8,334	(69)	0	0%
DAVID B. DUFFIE	3,334	3,334	(70)	0	0%
DAVID BESINS	16,667	16,667	(71)	0	0%
DAVID F. WILLIAMS	1,334	1,334	(72)	0	0%
DAVID FAIRCLOUGH	4,710	4,710	(73)	0	0%
DAVID L. RUMMELL	5,000	5,000	(74)	0	0%
DAVID M. KAUFMAN	1,667	1,667	(75)	0	0%
DAVID R. SWETT	1,334	1,334	(76)	0	0%
DAVID TAVAREZ	9,712	9,712	(77)	0	0%
DAVID WICKENBERG	6,667	6,667	(78)	0	0%
DEAN RAIO	100,000	100,000	(79)	0	0%

43

DELYLE & LAURIE BLOOMQUIST	333,334	333,334	(417)	0	0%
DELWINN TURNIPSEED	5,556	5,556	(391)	0	0%
DENISE ALEXANDER	10,000	10,000	(81)	0	0%
DENNIS CAMPANARO	4,000	4,000	(82)	0	0%
DENNIS HEFTER	6,667	6,667	(83)	0	0%
DENNIS KLEMP	17,582	17,582	(392)	0	0%
DIANA S. ARNOLD	1,334	1,334	(84)	0	0%
DIANE L JOHNSTON	3,334	3,334	(85)	0	0%
DIVERSE PARTNERS, LP	36,667	36,667	(86)	0	0%
DONALD PUMPHREY	33,334	33,334	(87)	0	0%
DONALD W. MORUZZI; ANNA M. MORUZZI	1,334	1,334	(88)	0	0%
DONNA S. MOORE	36,667	36,667	(386)	0	0%
DOUG HUGHES	16,667	16,667	(89)	0	0%
DR HEE NAM KIM	10,000	10,000	(90)	0	0%
DR HWASUB HWANG	20,000	20,000	(91)	0	0%
DR TAE HEE HONG	29,734	29,734	(92)	0	0%
DR YOUNGCHOON J. FISCHERHAHM DMD	51,489	51,489	(93)	0	0%
DR. ANTHONY J. DISANTI AND DONNA M	27,498	27,498	(94)	0	0%
DR. EDNA SANTOS	6,708	6,708	(386)	0	0%
DR. MARTHA CORTES	17,125	17,125	(393)	0	0%
DR. TAMMARIE HEIT	16,667	16,667	(95)	0	0%
DRINKWATER CAPITAL LLC	16,667	16,667	(96)	0	0%
DYLAN GAINES	2,223	2,223	(97)	0	0%
E+M RESTORATIONS	10,067	10,067	(98)	0	0%
EDUCATION FUND OF AMERICA, LLC	16,000	16,000	(99)	0	0%
EDWARD LOEW, CUST PURSUANT TO THE ARIZONA UTMA FOR THE BENEFIT OF JACKSON EDWARD LOEW	18,667	18,667	(394)	0	0%
EDWIN RAMOS	4,223	4,223	(100)	0	0%
EQUITY TRUST COMPANY CUSTODIAN FBO CHARLENE MAY BLEDSOE ROTH IRA	4,334	4,334	(101)	0	0%
EQUITY TRUST COMPANY CUSTODIAN FBO CHARLENE MAY BLEDSOE SIMPLE IRA	9,000	9,000	(102)	0	0%
EQUITY TRUST COMPANY CUSTODIAN FBO THEODORE WAYNE WILLISON IRA	6,667	6,667	(103)	0	0%
ERIC ANDERS ERLANDER	6,667	6,667	(104)	0	0%
ERIC ANDREW MCQUITTY	2,667	2,667	(105)	0	0%
ERIC J. COONTZ	3,334	3,334	(106)	0	0%
ERIC ROSSOW	6,667	6,667	(107)	0	0%
EUN-JUNG J. SATHE & RAJENDRA S. SATHE	6,667	6,667	(108)	0	0%
FAYE MARIE WOMACK	3,334	3,334	(418)	0	0%
FELIX K LIAO	20,000	20,000	(110)	0	0%
FRANCES C. LARKIN	667	667	(111)	0	0%
FRANCES SHANNON	2,667	2,667	(112)	0	0%
FRANK SPILOTROS	4,000	4,000	(113)	0	0%
GAINES INVESTMENTS, LLC	3,334	3,334	(116)	0	0%
GENEVIEVE L POUCEL	5,334	5,334	(117)	0	0%
GENIFER Y. CHAVEZ	3,334	3,334	(118)	0	0%
GEORGE B PUMPHREY	13,334	13,334	(119)	0	0%
GEORGE DEMCHAK/ROSE MIGLIACCIO JTWROS	16,667	16,667	(120)	0	0%

44

GEORGE H WILSON	4,000	4,000	(121)	0	0%
GERALD & DORTHY WIGGINS	3,334	3,334	(122)	0	0%
GERTIE PUMPHREY	6,667	6,667	(123)	0	0%
GINET PEREZ	10,167	10,167	(124)	0	0%
GLORIA DUPONT CLERKIN	800	800	(125)	0	0%
GOLDFISH, LLC	9,305	9,305	(395)	0	0%
GRACE IME AKPAKPAN	1,667	1,667	(126)	0	0%
GREG MCLEAN	5,000	5,000	(127)	0	0%
GREGG C.E. JOHNSON	16,667	16,667	(386)	0	0%
GREGORY A PUMPHREY JR	7,334	7,334	(128)	0	0%
GREGORY A PUMPHREY SR	3,334	3,334	(129)	0	0%
GREGORY F. CERASO	4,000	4,000	(130)	0	0%
GUANHU YANG	20,000	20,000	(131)	0	0%
H. JAMES NORMAN	7,000	7,000	(132)	0	0%
HARITHA GHANTA	3,334	3,334	(133)	0	0%
HAROLD CRAIG BUSSEY	2,667	2,667	(134)	0	0%
HARUN AHMED	3,334	3,334	(135)	0	0%
HEATHER DESSIGNER	16,667	16,667	(389)	0	0%
HEATHER JOHNSON	6,667	6,667	(136)	0	0%
HENRY HARRIS	6,667	6,667	(137)	0	0%
HOWARD SPINNER OR JEANNETTE SPINNER	6,667	6,667	(138)	0	0%
HWASUB HWANG	6,667	6,667	(139)	0	0%
HYUNGCHEOL MOON	4,000	4,000	(140)	0	0%
INVESTOR BOB, LLC	14,667	14,667	(141)	0	0%
IRA J. GAINES	10,000	10,000	(142)	0	0%
IRINA PAYZIYEV	2,667	2,667	(143)	0	0%
JACOB W. MOORE	834	834	(386)	0	0%
JAMES BRIAN HEBETS II	21,667	21,667	(144)	0	0%
JAMES J. HALL	3,334	3,334	(145)	0	0%
JAMES J. TSIAKOS	1,334	1,334	(146)	0	0%
JAMES L. BURNS ANGELA C. BURNS	10,000	10,000	(147)	0	0%
JAMES LELAND HANSON	1,667	1,667	(148)	0	0%
JAMES MOORE	13,667	13,667	(149)	0	0%
JAMIE ROYCE	3,334	3,334	(150)	0	0%
JANA L. HALES	16,667	16,667	(386)	0	0%
JARED BRUGGEMAN	5,000	5,000	(152)	0	0%
JARED M. PINEGAR	58,201	58,201	(396)	0	0%
JARRETT PUMPHREY	53,334	53,334	(153)	0	0%
JASMINE HONG MA	6,667	6,667	(154)	0	0%
JAYNET INVESTMENT, LP	6,667	6,667	(155)	0	0%
JEANNE COLE	800	800	(156)	0	0%
JEFFREY LYNN FLOWER	13,334	13,334	(157)	0	0%
JEONGKYUNG KIM	33,334	33,334	(158)	0	0%
JEREMY MONTROSE	18,000	18,000	(159)	0	0%
JERRY WARREN	3,334	3,334	(410)	0	0%
JIGAR GANDHI	5,334	5,334	(161)	0	0%
JIMMY MARK GILBRETH	334	334	(162)	0	0%
JOANNA HARDER	3,334	3,334	(163)	0	0%
JOANNE SCHNITZER	2,000	2,000	(164)	0	0%
JOANNE SCHNITZER, POD CHARLES L. JACOBS	2,000	2,000	(397)	0	0%
JOE WOMACK	367,724	367,724	(114)
JOHN & MICHELLE MCGUIRE	6,667	6,667	(165)	0	0%
JOHN B. CAREY, JR.	4,000	4,000	(166)	0	0%
JOHN CASHIN SR	4,667	4,667	(167)	0	0%

45

JOHN E. BRUHN & BEVERLY D. BRUHN	8,000	8,000	(168)	0	0%
JOHN GRAD	13,334	13,334	(169)	0	0%
JOHN LOPEZ	1,667	1,667	(171)	0	0%
JOHN PARKS	26,334	26,334	(172)	0	0%
JOHN R. HELD	1,334	1,334	(173)	0	0%
JOHN LOGAN CASHIN	2,000	2,000	(411)	0	0%
JOHN WILLIAM BARKER, JR.	3,334	3,334	(174)	0	0%
JOHNNY B. HARRIS	1,334	1,334	(175)	0	0%
JON & ANGIE GARDNER	14,544	14,544	(176)	0	0%
JON SHIELDS	10,000	10,000	(177)	0	0%
JONATHAN AND JORDAN CAMPBELL	1,334	1,334	(178)	0	0%
JONATHAN DAVITT	1,667	1,667	(179)	0	0%
JONATHAN KATZ	267	267	(180)	0	0%
JONATHAN R. GERGEN	6,667	6,667	(181)	0	0%
JONELLE CRICHTON PC	2,134	2,134	(182)	0	0%
JORDAN ANGELOS	5,067	5,067	(183)	0	0%
JORGENSEN INC	6,667	6,667	(184)	0	0%
JOSEPH A SONCHAR OR JOANN C SONCHAR	1,667	1,667	(185)	0	0%
JOSEPH CAPUTO	4,667	4,667	(186)	0	0%
JOSEPH J GAUDIO CHRISTINE GAUDIO	3,334	3,334	(187)	0	0%
JOSEPH J. SIMONE	8,334	8,334	(188)	0	0%
JOYCE GAINES	5,334	5,334	(189)	0	0%
JOYCE L. GAINES AND BRUCE WILLIAM ALDER FERGUSON	2,220	2,220	(190)	0	0%
JULIE KLARICH	1,000	1,000	(398)	0	0%
JULIUS J LAURENZI JR & KATHERINE C LAURENZI JNT	40,667	40,667	(191)	0	0%
JUNGGUEN KIM	6,667	6,667	(192)	0	0%
JUSTIN D. MCKAY	1,334	1,334	(193)	0	0%
JUSTIN FEINBERG	6,667	6,667	(194)	0	0%
JUSTO CONCEPCION	267	267	(195)	0	0%
KAMRAN FATTAH	8,000	8,000	(196)	0	0%
KARAN L. MOORE	3,334	3,334	(386)	0	0%
KARL R STARK	1,667	1,667	(197)	0	0%
KATHLEEN R PUMPHREY	13,334	13,334	(198)	0	0%
KAY FRANCES WOMACK	11,000	11,000	(199)	0	0%
KENNETH Z PUMPHREY	13,334	13,334	(200)	0	0%
KERRY J. SUGG	55,262	55,262	(201)	0	0%
KEVIN F. MARTINSEN & KELLY M. MARTINSEN, JTWROS	3,334	3,334	(202)	0	0%
KOKO KAI INVESTORS LLC	3,334	3,334	(203)	0	0%
KOSTYANTYN IZHYKOV	9,084	9,084	(204)	0	0%
KRIS K. SCIBA	1,334	1,334	(205)	0	0%
KRISTIE WESTBERG	2,000	2,000	(206)	0	0%
KURTIS & BRENDA WARNER REVOCABLE TRUST	250,000	250,000	(207)	0	0%
KWANGYEON KIM	4,000	4,000	(208)	0	0%
KYNGSOOK CHO	1,334	1,334	(209)	0	0%
KYUCHUL KANG	4,000	4,000	(210)	0	0%
LAJOIE CHILDREN’S TRUST	25,667	25,667	(151)	0	0%
LANNY LEE SMITH II	6,667	6,667	(212)	0	0%
LARYSA KELLY	1,750	1,750	(213)	0	0%
LAUREN R. MOORE	834	834	(386)	0	0%
LAWRENCE M. BARNARD	4,000	4,000	(214)	0	0%
LAZARUS ASSET MANAGEMENT LLC	156,782	156,782	(419)	0	0%
LEE ISRAEL	334	334	(216)	0	0%

46

LEGACY RELATIONS, LP	145,167	145,167	(420)	0	0%
LIBERTY TRUST COMPANY, LTD., CUSTODIAN FBO DALE J. BRANT IRA # TC005903	1,654	1,654	(218)	0	0%
LIHUA FANG	3,334	3,334	(219)	0	0%
LINDSAY H. WILLIAMS	6,667	6,667	(221)	0	0%
LISA C. TENER	1,334	1,334	(222)	0	0%
LORI ALPERS (RUBIN)	5,000	5,000	(223)	0	0%
LOUD CAPITAL	16,074	16,074	(224)	0	0%
LUIS M. RIVERA	13,334	13,334	(225)	0	0%
LYNDA HENRICKSEN	1,334	1,334	(226)	0	0%
M C FOREST, LLC	3,334	3,334	(227)	0	0%
MARA PASSICK AND SETH MEIDENMAN, JOINT TENANCY	1,334	1,334	(228)	0	0%
MARGERY M. SZCZERBA	16,667	16,667	(229)	0	0%
MARIAM RAFAT	6,667	6,667	(230)	0	0%
MARK W. ROMNEY, PC	4,834	4,834	(231)	0	0%
MARTIN FEINBERG	534	534	(232)	0	0%
MARY ANN BAYSAC, DDS, MPH	6,708	6,708	(399)	0	0%
MARY MACKEY	7,734	7,734	(233)	0	0%
MARY SPENCER	667	667	(234)	0	0%
MATTHEW ANDERSON AND PAULA ANDERSON	6,667	6,667	(236)	0	0%
MATTHEW BRUHN	334	334	(237)	0	0%
MATTHEW BUCKLEY	66,667	66,667	(238)	0	0%
MATTHEW GRIPPI AND JANET M GRIPPI TTEES THE MATTHEW & JANET GRIPPI REV LIVING TRUST	4,667	4,667	(239)	0	0%
MATTHEW K STEUER	13,334	13,334	(240)	0	0%
MAXWELL PIPELINE SERVICES, LLC	59,667	59,667	(421)	0	0%
MERRELL MORLEY	3,334	3,334	(242)	0	0%
MICHAEL A. D’ANCA	667	667	(243)	0	0%
MICHAEL A. RAIO	18,334	18,334	(244)	0	0%
MICHAEL AND DONNA RAIO	13,667	13,667	(245)	0	0%
MICHAEL AND TERESA PALPANT	6,667	6,667	(246)	0	0%
MICHAEL BRIAN COTTER	16,667	16,667	(247)	0	0%
MICHAEL C. EVANS & DENISE T. EVANS	3,334	3,334	(248)	0	0%
MICHAEL D. MARGOLIS LORI ANN CURTIS	4,667	4,667	(249)	0	0%
MICHAEL E HAFNER	6,667	6,667	(250)	0	0%
MICHAEL RAIO	1,667	1,667	(251)	0	0%
MICHAEL RAYMOND DRIESSEN	56,667	56,667	(252)	0	0%
MICHAEL SPRACHMAN	1,667	1,667	(253)	0	0%
MICHAEL T. KELLY	3,334	3,334	(254)	0	0%
MICHELLA PECK	3,334	3,334	(255)	0	0%
MICHELLE ROWE	2,667	2,667	(256)	0	0%
MIKE AND ESTEE SQUIRES	8,667	8,667	(257)	0	0%
MITCHELL LEFLAND	3,334	3,334	(258)	0	0%
MK WEEDEN CONSTRUCTION, INC.	33,334	33,334	(259)	0	0%
MONTE WEEDEN	33,334	33,334	(260)	0	0%
MONTROSE UNITED LLC	10,000	10,000	(261)	0	0%
MSJ INVESTMENT & CONSULTING, LLC	100,000	100,000	(262)	0	0%
NATALIE MACDONALD	15,800	15,800	(263)	0	0%
NATALIE MOORE	3,334	3,334	(386)	0	0%

47

NEAL L. SATHE	2,000	2,000	(264)	0	0%
NEIL A. KNOX	33,333	33,333	(265)	0	0%
NEIL H. SIEWERT	3,334	3,334	(266)	0	0%
NICOLAS RAIO	14,445	14,445	(267)	0	0%
NORTH-ED (1994) LTD.	6,667	6,667	(268)	0	0%
OMER FARNOQ AKMAL	3,334	3,334	(269)	0	0%
ORION CAPITAL ADVISORS, LLC	3,334	3,334	(270)	0	0%
ORNA JESSICA SHANI	667	667	(271)	0	0%
OSCAR TANGA GROUP LLC	6,667	6,667	(272)	0	0%
PATRICK BISSON	6,667	6,667	(273)	0	0%
PATRICK GRANT	1,467	1,467	(274)	0	0%
PATRICK HATCHEL	3,334	3,334	(275)	0	0%
PAUL LITTLE	1,000	1,000	(276)	0	0%
PAUL T. RODEGHERO	6,667	6,667	(277)	0	0%
PAULA TIRADO	934	934	(278)	0	0%
PAULINE RAIO	1,667	1,667	(279)	0	0%
PHIL DEAN	150,000	150,000	(412)(422)	0	0%
PHILIP EDDLEMAN	3,734	3,734	(281)	0	0%
PINKDOME CORPORATION	4,815	4,815	(282)(409)	0	0%
PRO PLAYER HEALTH ALLIANCE LLC	40,000	40,000	(423)	0	0%
PROLIX TRUST DATED 8/26/14	3,334	3,334	(385)	0	0%
RAJAN KRISHNASWAMI	3,334	3,334	(283)	0	0%
RANDALL I. WRIGHT	13,671	13,671	(284)	0	0%
RANDI-LYNN A. MCROBBIE-JOHNSON	33,334	33,334	(386)	0	0%
RAYMOND P. WHITAKER	2,223	2,223	(424)	0	0%
RED TORTUGA LLC	643,516	643,516	(286)	0	0%
RICE REVOCABLE LIVING TRUST	13,334	13,334	(287)	0	0%
RICHARD DUNNING	6,250	6,250	(431)	0	0%
RICHARD & AUDRA MORLEY	1,334	1,334	(288)	0	0%
RICHARD AND SANDRA GIBSON	8,334	8,334	(289)	0	0%
RICHARD J. OUELLETTE	6,667	6,667	(290)	0	0%
RICKY L. MINCHEW	11,000	11,000	(291)	0	0%
RILEY C. HALES	4,167	4,167	(386)	0	0%
ROB & LORI JONES	667	667	(292)	0	0%
ROBBINS FAMILY TRUST DATED 6/12/2000	3,334	3,334	(293)	0	0%
ROBERT B. AND JUDY R. HYDEMAN, JTWROS	6,667	6,667	(294)	0	0%
ROBERT C. ZIMBRO AND JENNIFER L. ZIMBRO	3,334	3,334	(295)	0	0%
ROBERT D. MITCHELL	16,667	16,667	(388)	0	0%
ROBERT F. PURINTON	13,334	13,334	(296)	0	0%
ROBERT J. DEADMAN	3,334	3,334	(297)	0	0%
ROBERT OR KAMI BURGESS	334	334	(298)	0	0%
ROGER SCHENONE	1,334	1,334	(300)	0	0%
RONALD DORNBUSCH	10,000	10,000	(301)	0	0%
RONALD HANKINS	70,001	70,001	(426)	0	0%
RONALD SUSTER	124,445	124,445	(413)(430)	0	0%
RONALD O. HUNTSMAN AND CAROLYN J. HUNTSMAN, JTWROS	3,334	3,334	(303)	0	0%
RUDI KEMPNER	10,000	10,000	(305)	0	0%
RYAN D. MOORE	3,334	3,334	(386)	0	0%
RYAN HAMON	3,334	3,334	(306)	0	0%
RYAN LONDON	3,334	3,334	(400)	0	0%
RYAN HURD	21,334	21,334	(307)	0	0%
RYAN SMITH	6,667	6,667	(308)	0	0%

48

RYLEE MEEK	2,000	2,000	(310)	0	0%
SALVATORE SANTORO	1,667	1,667	(311)	0	0%
SANDALA, LTD.	2,667	2,667	(312)	0	0%
SANDY SMITH	2,000	2,000	(309)	0	0%
SCOTT D THOMAS	3,334	3,334	(313)	0	0%
SCOTT KASTELER	33,334	33,334	(314)	0	0%
SCOTT M BLYER	2,047	2,047	(315)	0	0%
SCOTT NEAL HUNTSMAN	3,334	3,334	(316)	0	0%
SEAN TANNER	1,067	1,067	(401)	0	0%
SEULKI HAN	1,334	1,334	(317)	0	0%
SHAHIN JAMAL	3,000	3,000	(318)	0	0%
SHAWN P. KIMMEL & NINA S. KIMMEL REV TR DTD MAY 3, 2017; WILLIAM L. POWELL JR. & MARY ANN SEIFI REV TR DTD MAY 3, 2017	3,334	3,334	(319)	0	0%
SHEILA HOERNEMANN	18,803	18,803	(425)	0	0%
SHELIA MITCHELL	10,000	10,000	(320)	0	0%
SHIDEH PEJMAN	3,334	3,334	(321)	0	0%
SHIDELER MICHAEL BENNETT CHLOE CRUMP BENNETT	16,867	16,867	(322)	0	0%
SIDDHARTHA KILARU	1,867	1,867	(323)	0	0%
SKYLER R. HALES	4,167	4,167	(386)	0	0%
SODERBERY FAMILY TRUST	173,735	173,735	(402)	0	0%
SOOKKYUNG HAN	6,667	6,667	(324)	0	0%
SPIRE FAMILY HOLDINGS, L.P.	254,902	254,902	(386)	0	0%
SPRING CREEK P&C LLC	24,000	24,000	(327)	0	0%
SQUADRON MARKETING, INC.	57,234	57,234	(325)	0	0%
SRC & PBB LLC	13,334	13,334	(328)	0	0%
STEPHEN LEVINE	1,000	1,000	(329)	0	0%
STEVE AND CHRISY COPE	6,667	6,667	(330)	0	0%
STEVEN ANDERSON	16,667	16,667	(331)	0	0%
STEVEN BRANDENBURG	27,001	27,001	(326)	0	0%
STEVEN C. HUNTSMAN	33,334	33,334	(386)	0	0%
STEVEN C MIRABELLO	8,334	8,334	(333)	0	0%
STEVEN PETERSON	16,667	16,667	(334)	0	0%
STEVEN STARKS	1,667	1,667	(404)	0	0%
STRATEGIC EQUITY PARTNERS, LLC	36,201	36,201	(335)	0	0%
SUKHEE LEE	2,667	2,667	(336)	0	0%
TAEILL AN	1,334	1,334	(337)	0	0%
TAMIKA M PUMPHREY	10,000	10,000	(338)	0	0%
TARA MCLANE GRIFFIN	16,708	16,708	(405)	0	0%
TED BRAGIN	4,000	4,000	(339)	0	0%
TED MICHAEL ZUKIWSKY	7,000	7,000	(340)	0	0%
TEJINDER DHALIWAL	8,334	8,334	(341)	0	0%
TERESA M. SCOTT	3,334	3,334	(342)	0	0%
TERESA REILE	1,667	1,667	(343)	0	0%
TERRENCE L. HALES	50,000	50,000	(386)	0	0%
TETYANA HLUSHCHENKO	2,000	2,000	(344)	0	0%
THAYER BOUALI	6,250	6,250	(431)	0	0%
THE RADFORD LIVING TRUST	16,667	16,667	(345)	0	0%
THERESA M KEENE	3,334	3,334	(346)	0	0%
THOMAS N. TOOTHACKER	6,708	6,708	(386)	0	0%
THOMAS GAGNON	8,334	8,334	(347)	0	0%
THOMAS MADDEN	67	67	(386)	0	0%
THOMAS STEPHENS	54,001	54,001	(427)	0	0%
THOMAS WILLIAM VICK	40,000	40,000	(349)	0	0%

49

TIM TIMMINS	6,306	6,306	(386)	0	0%
TODD C. KERWIN	2,667	2,667	(350)	0	0%
TONY FALCARO	2,000	2,000	(351)	0	0%
TOSHIKO I. HART	4,167	4,167	(352)	0	0%
TRACI A. THOMPSON	1,334	1,334	(353)	0	0%
TREELINE VENTURES, LLC	13,334	13,334	(406)	0	0%
TRUDY MCGRAW	2,000	2,000	(354)	0	0%
TYLER EVANS NELSON	13,334	13,334	(355)	0	0%
US DEALER DEVELOPMENT LLC	5,334	5,334	(356)	0	0%
VAN ES FAMILY TRUST	36,667	36,667	(407)	0	0%
VIA CRISTAL LIMITED PARTNERSHIP	24,667	24,667	(357)	0	0%
VINCE MARGIOTTA	6,667	6,667	(358)	0	0%
WAILEA INVESTMENTS, LLC	5,000	5,000	(359)	0	0%
WALTER J. KENWORTHY & ELAINE M. KENWORTHY	40,667	40,667	(360)	0	0%
WANDA NICHOLS	6,667	6,667	(361)	0	0%
WARREN WOMACK	3,334	3,334	(362)	0	0%
WAYNE CAULFIELD	3,334	3,334	(363)	0	0%
WAYNE GODWIN	6,667	6,667	(364)	0	0%
WAYNE P. AND SHELLY D. SONCHAR	1,667	1,667	(365)	0	0%
WENDY MILLER	2,667	2,667	(366)	0	0%
WILL BENNETT	10,000	10,000	(367)	0	0%
WILLIAM CHIN	4,445	4,445	(368)	0	0%
WILLIAM DISANTI	3,334	3,334	(369)	0	0%
WILLIAM FRANK COFER	16,667	16,667	(370)	0	0%
WILLIAM G. STACY IV	6,667	6,667	(371)	0	0%
WILLIAM KALINOWSKI	7,500	7,500	(428)	0	0%
WILLIAM MALENBAUM	7,500	7,500	(429)	0	0%
WILLIAM MCNEELY	3,334	3,334	(373)	0	0%
WILLIAM O. & SUSAN J. MEADOFF JOINT TENANTS	33,334	33,334	(374)	0	0%
W.A.M. REVOCABLE TRUST	80,417	80,417	(408)	0	0%
WILLIAM P. KASTLE, LYNN RAE KASTLE	20,000	20,000	(375)	0	0%
WILLIAM PUGLISI	1,334	1,334	(376)	0	0%
WILLIAM T. EICKHOFF	6,667	6,667	(377)	0	0%
YEAJI MOON	1,334	1,334	(378)	0	0%
YOUNGSOON HWANG	3,334	3,334	(379)	0	0%
YURIY PAYZIYEV	2,667	2,667	(380)	0	0%
ZACH KINDER	2,334	2,334	(381)	0	0%
ZACHARY C. HALES	4,167	4,167	(386)	0	0%
ZACHARY MACCIOLI	1,667	1,667	(382)	0	0%
ZACHARY PUMPHREY	62,000	62,000	(383)	0	0%
ZIAD KAADY	9,334	9,334	(384)	0	0%
J. CRICHTON PC	15,940	15,940	(409)	0	0%
DIVERSE PARTNERS, LP	46,838	46,838	(409)	0	0%
2078746 ALBERTA LTD	46,912	46,912	(409)	0	0%
PAUL F. ECKSTEIN	11,714	11,714	(409)	0	0%
WAYNE CAULFIELD	11,716	11,716	(409)	0	0%
PLATT FAMILY PARTNERS LLC	12,178	12,178	(409)	0	0%
MICHAEL SPRACHMAN	5,854	5,854	(409)	0	0%
JANICE SCHULTZ & ROD SCHULTZ	86,238	86,238	(409)	0	0%
SCOTT P. NAGY	25,540	25,540	(409)	0	0%
MERRILY SANDFORD, DDS AND/OR JIM SANDFORD	46,778	46,778	(409)	0	0%
THE DOKOVNA FAMILY TRUST	4,626	4,626	(409)	0	0%
PAUL RODEGHERO	46,762	46,762	(409)	0	0%

50

BRUCE T. SPINK	18,700	18,700	(409)	0	0%
RANDALL P. CROWELL	11,568	11,568	(409)	0	0%
O’NEILL S. SOLANKY LIVING TRUST	11,666	11,666	(409)	0	0%
MARGARITA DEGTYAREV	11,548	11,548	(409)	0	0%
LEE SUK HEE	11,652	11,652	(409)	0	0%
RONALD RONCO	59,578	59,578	(409)	0	0%
DANIEL SCHNAPP	11,650	11,650	(409)	0	0%
CHRISTOPHER D. ELSON	23,274	23,274	(409)	0	0%
JAYE VENUTI & MICHAEL YOKOYAMA FAMILY TRUST	46,348	46,348	(409)	0	0%
MEHBOOB TEJA	11,536	11,536	(409)	0	0%
RYAN FROST	11,410	11,410	(409)	0	0%
RICHARD H. LANE	114,018	114,018	(409)	0	0%
MATTHEW STAFFORD	45,770	45,770	(409)	0	0%
KHBH LLC	16,118	16,118	(409)	0	0%
MICHAEL HANSEN	11,492	11,492	(409)	0	0%
C-VIEW INVESTMENT CO.	22,844	22,844	(409)	0	0%
SNAHAL S.S. HERMENS	11,492	11,492	(409)	0	0%
HARRY LANE	68,178	68,178	(409)	0	0%
B STRONG LLC	34,438	34,438	(409)	0	0%
MICHELLE R. NOVELLO	16,022	16,022	(409)	0	0%
SRC & PBB LLC	45,688	45,688	(409)	0	0%
STEVEN T. MUELLER	22,786	22,786	(409)	0	0%
JAJUNG YOON	4,562	4,562	(409)	0	0%
PENSCO TRUST COMPANY LLC CUSTODIAN FBO DR. THOMAS N. LUDLOW IRA	56,760	56,760	(409)	0	0%
CODY & DAN TEETS TRUST	90,504	90,504	(409)	0	0%
RANDY NOLF	11,296	11,296	(409)	0	0%
ANDREW LANGSAM	11,212	11,212	(409)	0	0%
NICHOLAS RITZEMA	43,264	43,264	(409)	0	0%
NDTCO as custodian FBO Ronald Ronco IRA	11,112	11,112	(409)	0	0%
MINYUE DAI	22,226	22,226	(409)	0	0%
HENRICHSEN, RYAN	22,222	22,222	(409)	0	0%
MICHAEL R. BLUMER	11,334	11,334	(409)	0	0%
WILLIAM E. MOELLER	22,222	22,222	(409)	0	0%
VINCENT LP	11,114	11,114	(409)	0	0%
NICHOLAS RITZEMA	1,778	1,778	(409)	0	0%
BARRY PETERS	13,592	13,592	(409)	0	0%
JANET RICHARDS	1,360	1,360	(409)	0	0%
RUSS HINES	13,582	13,582	(409)	0	0%
ED LOPEZ	13,580	13,580	(409)	0	0%
PETER JENSEN	9,060	9,060	(409)	0	0%
ED CLASBY	22,222	22,222	(409)	0	0%
THE PETER Y. LAI AND KATHLEEN JANE LAI 1993 TRUST	44,444	44,444	(409)	0	0%
MICHAEL ROWE, SARA DENZINGER-ROWE	11,334	11,334	(409)	0	0%
RG DENTAL HOLDINGS, LLC	13,334	13,334	(409)	0	0%
DIVERSE PARTNERS, LP	60,000	60,000	(409)	0	0%
CAITLIN PARRELLA	5,534	5,534	(409)	0	0%
GERALD CURATOLA	22,222	22,222	(409)	0	0%
QUINN YU	4,444	4,444	(409)	0	0%
RICHARD PORCELLI	15,556	15,556	(409)	0	0%
BENJAMIN D. LEAVER	17,778	17,778	(409)	0	0%
CARLA YAMASHIRO	11,112	11,112	(409)	0	0%

51

DAVID P. GORCZYCA	33,334	33,334	(409)	0	0%
DANIEL CARR	177,778	177,778	(409)	0	0%
HOLISTIC AND INTEGRATIVE MEDICINE RESOURCES INC.	111,114	111,114	(409)	0	0%
DIAMOND 7 RANCH LTD	111,114	111,114	(409)	0	0%
GLATE LLC	44,444	44,444	(409)	0	0%
STEVE HUNTSMAN	17,778	17,778	(409)	0	0%
CADRE CAPITAL V, LLC	44,444	44,444	(409)	0	0%
GOTT KOTT, LLC	11,112	11,112	(409)	0	0%
GAVIN CHANDLER	6,666	6,666	(409)	0	0%
TODD MORGAN	22,222	22,222	(409)	0	0%
MARVIN J. SLEPIAN	11,112	11,112	(409)	0	0%
WILLIAM H. CHANDLER REVOCABLE TRUST	8,900	8,900	(409)	0	0%
SUDBURY CAPITAL FUND, LP	66,666	66,666	(409)	0	0%
RICHARD LANE	44,444	44,444	(409)	0	0%
KERRY L. SUGG, HARRY L. SUGG	44,444	44,444	(409)	0	0%
ROB LECLERC & JILL PACHLA	4,444	4,444	(409)	0	0%
ERIC THOMAS NEW DIRECTION IRA	11,944	11,944	(409)	0	0%
KEVIN AND ELAINE FRAWLEY FAMILY TRUST	12,066	12,066	(409)	0	0%
ADVANTA IRA SERVICES, LLC FBO CARMELO PALANO IRA	7,232	7,232	(409)	0	0%

Total Selling Stockholders	9,710,010	9,710,010

(1)	The number of shares of common stock owned prior to the offering in this column assumes the sale of all shares offered pursuant to this prospectus. Applicable percentages based on 22,812,119 shares of common stock outstanding as of this prospectus.

(2)	3,334 shares acquired on January 8, 2019 in a private offering dated September 14, 2018 at a price of $7.50 per share. Sher Shah Shahab is the individual with voting and dispositive control over the shares held by this selling stockholder.

(3)	3,334 shares acquired from Todd Huntsman on November 25, 2019 in a private transaction at a price of $3.00 per share.

(4)	3,334 shares acquired on December 29, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share. Howard Shore is the individual with voting and dispositive control over the shares held by this selling stockholder.

(5)	667 shares acquired on August 12, 2019 in a private transaction at a price of $7.50 per share.

(6)	3,334 shares acquired on November 20, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(7)	4,000 shares acquired in a private transaction on February 7, 2018 and 3,333 acquired in a private transaction on July 25, 2018 at a price of $1.50 per share. 16,000 shares acquired in a private transaction on May 23, 2019, 1,667 shares acquired in a private transaction on June 7, 2019, 667 shares acquired in a private transaction on June 25, 2019 at a price of $4.50 per share. 3,667 shares acquired in a private transaction on September 10, 2019 at a price of $4.20 per share.

(8)	3,334 shares acquired on March 16, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

52

(9)	3,334 shares acquired on March 5, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(10)	3,334 shares acquired in a private transaction on January 28, 2019 at a price of $1.50 per share.

(11)	4,000 shares acquired in a private transaction on March 26, 2019 at a price of $1.50 per share.

(12)	4,000 shares acquired on February 7, 2018 from Thomas Madden at a price of $1.50 per share; 3,334 shares acquired on July 25, 2018 from Thomas Madden at a price of $1.50 per share; 16,000 shares acquired on May 23, 2019 from Lazarus Asset Management LLC at a price of $4.50 per share; 1,666 shares acquired on June 7, 2019 from Lazarus Asset Management LLC at a price of $4.50 per share; 667 shares acquired on June 25, 2019 from Lazarus Asset Management LLC at a price of $4.50 per share; and 3,667 shares acquired from Lazarus Asset Management LLC on September 10, 2019 at a price of $4.20 per share. 12,334 shares and 8,334 warrants acquired in November 2020 (with the 8,334 shares of common stock underlying such warrants being initially registered for resale in our Registration Statement on Form S-1 (File No. 333-255553)).

(13)	6,667 shares acquired on February 7, 2018 from Thomas Madden at a price of $1.50 per share; 1,000 shares acquired on July 25, 2018 from Thomas Madden at a price of $1.50 per share; 9,000 shares acquired on May 23, 2019 from Lazarus Asset Management LLC at a price of $4.50 per share; 1,666 shares acquired on June 7, 2019 from Lazarus Asset Management LLC at a price of $4.20 per share; 6,667 shares acquired on October 25, 2019 from Lazarus Asset Management LLC at a price of $4.20 per share. 8,250 shares and 6,750 warrants acquired in November 2020 (with the 6,750 shares of common stock underlying such warrants being initially registered for resale in our Registration Statement on Form S-1 (File No. 333-255553)).

(14)	6,666 shares acquired in a private transaction on February 7, 2018 and 1,000 shares acquired in a private transaction on July 25, 2018 at a price of $1.50 per share. 9,000 shares acquired in a private transaction on May 23, 2019 and 1,667 shares acquired in a private transaction on June 7, 2019 at a price of $4.50 per share. 6,667 shares acquired in a private transaction on October 25, 2019 at a price of $4.20 per share.

(15)	8,334 shares acquired on December 13, 2017 in a private offering dated November 1, 2017 at a price of $1.50 per share.

(16)	6,667 shares acquired in a private transaction on January 28, 2019 and 16,667 shares acquired in a private transaction on March 26, 2019 at a price of $7.50 per share

(17)	400 shares acquired on April 23, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(18)	6,667 shares acquired on May 3, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(19)	66,667 shares acquired on December 18, 2017 in a private offering dated August 21, 2017 at a price of $1.50 per share.

(20)	3,334 shares acquired on March 9, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(21)	33,334 shares acquired on January 22, 2018 in a private offering dated January 26, 2018 at a price of $4.50 per share.

(22)	5,556 shares acquired in a private transaction on January 27, 2020 at a price of $4.50 per share.

(23)	13,333 shares acquired in a private transaction on July 6, 2020 at a price of $7.50; 6,667 shares acquired in a private transaction on September 26, 2019 at a price of $6.00; 8,000 shares acquired on December 28, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(24)	13,334 shares acquired on November 16, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share. Benjamin J. Bowman is the individual with voting and dispositive control over the shares held by this selling stockholder.

(25)	1,334 shares acquired on October 5, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

53

(26)	1,334 shares acquired in a private transaction dated August 29, 2019 at a price of $7.50 per share.

(27)	100 shares acquired in a private transaction from Natalie Macdonald dated March 18, 2019 at a price of $0.67 per share.

(28)	6,667 shares acquired in a private transaction dated October 8, 2019 at a price of $7.50 per share, 8,333 shares acquired in a private transaction dated October 16, 2019 at a price of $0.33 per share and 6,667 shares acquired from Coronado V Partners, LLC in a private transaction dated November 4, 2019 at a price of $7.50 per share.

(29)	4,000 shares acquired on May 25, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(30)	5,334 shares acquired from Susan McCullough in a private transaction dated April 30, 2017.

(31)	267 shares acquired in a private transaction dated January 17, 2019 at a price of $7.50 per share.

(32)	13,334 shares acquired in a private transaction dated December 13, 2017.

(33)	3,334 shares acquired on March 19, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(34)	2,667 shares acquired on March 23, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share; 1,333 shares acquired on October 4, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(35)	1,667 shares acquired on October 31, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(36)	5,334 shares acquired on April 23, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share; 1,166 shares acquired on May 16, 2018 from Goldfish, LLC at a price of $4.50 per share

(37)	667 shares acquired in a private transaction dated May 23, 2019 at a price of $4.50 per share

(38)	661 shares acquired in a private transaction dated April 9, 2019 at a price of $7.50 per share

(39)	Shares acquired from Vivos Therapeutics, Inc. in a Merger Agreement dated July 1, 2018 at a price of $7.50 per share.

(40)	1,667 shares acquired in a private transaction dated January 28, 2019 at a price of $1.50 per share

(41)	1,040 shares acquired in a private transaction dated March 26, 2019 at a price of $7.50 per share

(42)	23,334 shares acquired in a private transaction dated September 3, 2019.

(43)	1,667 shares acquired on August 14, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(44)	5,000 shares acquired in a private transaction dated January 28, 2019 at a price of $1.50 per share

(45)	6,667 shares acquired on February 22, 2019 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(46)	25,000 shares acquired on February 26, 2018 in a private offering dated January 26, 2018 at a price of $4.50 per share; 5,000 shares acquired from Red Tortuga, LLC on January 28, 2019 at a price of $7.50 per share; 6,667 shares acquired from Red Tortuga, LLC on January 27, 2020 at a price of $7.50 per share.

(47)	2,667 shares acquired on June 4, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

54

(48)	2,667 shares acquired in a private transaction dated January 28, 2019 at a price of $7.50 per share

(49)	4,600 shares acquired in a private transaction dated May 23, 2019 at a price of $4.50 per share, 2,067 shares acquired in a private transaction dated September 10, 2019 at a price of $4.20 per share

(50)	16,667 shares acquired in a private transaction dated January 28, 2019 at a price of $1.50per share

(51)	33,334 shares acquired in a private transaction dated January 28, 2019 at a price of $1.50 per share

(52)	6,667 shares acquired in a private transaction dated January 28, 2019 at a price of $1.50 per share

(53)	16,667 shares acquired on December 28, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share. Cody Teets (the former Chairman of the Board of our company) and Dan Teets are the individuals with voting and dispositive control over the shares held by this selling stockholder.

(54)	5,467 shares acquired in a private transaction from Shideler Michael Bennett dated September 16, 2019 at a price of $1.50 per share

(55)	66,667 shares acquired on September 27, 2017 in a private offering dated August 21, 2017 at a price of $1.50 per share.

(56)	1,667 shares acquired in a private transaction dated October 25, 2019 at a price of $7.50per share

(57)	22,223 shares acquired on January 9, 2018 in a private offering dated January 26, 2018 at a price of $4.50 per share. Thomas Cummins is the individual with voting and dispositive control over the shares held by this selling stockholder.

(58)	3,334 shares acquired in a private transaction dated January 28, 2019 at a price of $1.50 per share

(59)	667 shares acquired in a private transaction on May 23, 2019 at a price of $4.50; 1,334 shares and 252 warrants acquired in November 2020 (with the 252 shares of common stock underlying such warrants being initially registered for resale in our Registration Statement on Form S-1 (File No. 333-255553)).

(60)	66,667 shares acquired on October 18, 2017 in a private offering dated August 21, 2017 at a price of $1.50 per share; 16,667 shares acquired in a private offering dated January 2, 2018 at a price of $4.50.

(61)	6,667 shares acquired in a private transaction dated January 28, 2019 at a price of $7.50 per share

(62)	1,334 shares acquired on October 8, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(63)	10,000 shares acquired on March 16, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(64)	1,334 shares acquired on February 19, 2019 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(65)	3,334 shares acquired on February 13, 2019 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(66)	1,334 shares acquired in a private transaction dated August 29, 2019 at a price of $7.50 per share

(67)	5,334 shares acquired from Susan McCullough in a private transaction dated September 9, 2019 at a price of $7.50 per share

(68)	1,334 shares acquired on April 17, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(69)	5,000 shares acquired on March 22, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share; 3,334 shares acquired on July 30, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

55

(70)	3,334 shares acquired on September 18, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(71)	16,667 shares acquired on September 1, 2017 in a private offering dated August 21, 2017 at a price of $1.50 per share.

(72)	1,334 shares acquired on December 4, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(73)	3,376 shares acquired on July 22, 2019 from the conversion of convertible notes acquired in a private offering; 1,334 shares acquired on June 12, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(74)	5,000 shares acquired on December 31, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(75)	1,667 shares acquired on February 23, 2018 in a private offering dated January 26, 2018 at a price of $4.50 per share.

(76)	1,334 shares acquired on November 13, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(77)	9,712 shares acquired from the conversion of convertible notes acquired in a private offering. Principal plus accrued interest on the convertible notes were converted to common stock on March 23, 2020 at a price of $7.50 per share.

(78)	6,667 shares acquired on February 5, 2019 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(79)	100,000 shares acquired on June 13, 2017 in a private offering dated December 16, 2016 at a price of $1.50 per share.

(80)	333,334 shares acquired on September 15, 2017 in a private offering dated August 21, 2017 at a price of $1.50 per share.

(81)	10,000 shares acquired in a private transaction dated March 26, 2019 at a price of $1.50 per share

(82)	4,000 shares acquired on July 12, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(83)	6,667 shares acquired on February 8, 2019 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(84)	1,334 shares acquired in a private transaction dated August 12, 2019 at a price of $7.50 per share

(85)	3,334 shares acquired in a private transaction dated January 28,2019 at a price of $7.50 per share

(86)	13,334 shares acquired on March 15, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share; 13,333 shares acquired on July 17, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share; 10,000 shares acquired on October 17, 2019 in a private offering dated September 14, 2018 at a price of $7.50 per share. Michael A. Castaldy is the individual with voting and dispositive control over the shares held by this selling stockholder.

(87)	33,334 shares acquired in a private transaction dated January 28, 2019 at a price of $1.50 per share

(88)	1,334 shares acquired on April 9, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

56

(89)	16,667 shares acquired from Coronado V Partners, LLC in a private transaction dated March 19, 2018 at a price of $3.00 per share

(90)	10,000 shares acquired on November 20, 2017 in a private offering dated November 1, 2017 at a price of $1.50 per share.

(91)	13,334 shares acquired on October 27, 2017 in a private offering dated August 21, 2017 at a price of $1.50 per share; 6,666 shares acquired on November 17, 2017 in a private offering dated August 21, 2017 at a price of $1.50 per share.

(92)	29,734 shares acquired on November 24, 2017 in a private offering dated November 1, 2017 at a price of $1.50 per share.

(93)	44,822 shares acquired on October 26, 2017 in a private offering dated August 21, 2017 at a price of $1.50 per share; 6,667 shares acquired in a private transaction dated October 6, 2020.

(94)	27,498 shares acquired in a private transaction dated May 27, 2020 at a price of $7.50 per share

(95)	16,667 shares acquired on November 23, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(96)	16,667 shares acquired on September 8, 2017 in a private offering dated August 21, 2017 at a price of $1.50 per share. Paul J. Mallery is the individual with voting and dispositive control over the shares held by this selling stockholder.

(97)	2,223 shares acquired in a private transaction dated January 27, 2020 at a price of $4.50 per share

(98)	10,067 shares acquired on October 26, 2017 in a private offering dated August 21, 2017 at a price of $1.50 per share. Eli James Grasmick is the individual with voting and dispositive control over the shares held by this selling stockholder.

(99)	16,000 shares acquired on January 17, 2019 in a private offering dated September 14, 2018 at a price of $7.50 per share. Mark Morley is the individual with voting and dispositive control over the shares held by this selling stockholder.

(100)	2,223 shares acquired in a private transaction dated May 16, 2018 at a price of $4.50 per share, 2,000 shares acquired in a private transaction dated October 8, 2018.

(101)	4,334 shares acquired from Susan McCullough in a private transaction dated April 30, 2017.

(102)	9,000 shares acquired from Susan McCullough in a private transaction dated April 30, 2017.

(103)	6,667 shares acquired on March 28, 2019 in a private offering dated September 14, 2018 at a price of $7.50 per share. Theodore Wayne Willison is the individual with voting and dispositive control over the shares held by this selling stockholder.

(104)	6,667 shares acquired on October 5, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(105)	2,667 shares acquired on April 4, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(106)	3,334 shares acquired on December 18, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(107)	6,667 shares acquired from Susan McCullough in a private transaction dated September 9, 2019 at a price of $7.50 per share

57

(108)	6,667 shares acquired on June 29, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(109)	3,334 shares acquired from Joe Womack in a private transaction dated June 25, 2018 at a price of $7.50 per share

(110)	6,667 shares acquired in a private transaction dated September 10, 2018 at a price of $7.50 per share, 13,333 shares acquired in a private transaction dated November 27, 2018 at a price of $7.50 per share

(111)	667 shares acquired from Susan McCullough in a private transaction dated April 30, 2017.

(112)	2,667 shares acquired on November 28, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(113)	4,000 shares acquired on June 15, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(114)	252,704 shares acquired in 2017, 12,000 shares acquired in a private offering dated October 11, 2018, 51,510 shares acquired in November 2020, and 51,510 warrants acquired in November 2020 (with the 51,510 shares of common stock underlying such warrants being initially registered for resale in our Registration Statement on Form S-1 (File No. 333-255553)).

(115)	934 shares acquired in a private transaction dated March 26, 2019 at a price of $7.50 per share

(116)	3,334 shares acquired on February 27, 2018 in a private offering dated January 26, 2018 at a price of $4.50 per share. Dylan Gaines is the individual with voting and dispositive control over the shares held by this selling stockholder.

(117)	5,334 shares acquired from Susan McCullough in a private transaction dated April 30, 2017.

(118)	3,334 shares acquired on June 22, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(119)	13,334 shares acquired in a private transaction dated January 28, 2019 at a price of $1.50 per share.

(120)	16,667 shares acquired on September 7, 2017 in a private offering dated August 21, 2017 at a price of $1.50 per share.

(121)	4,000 shares acquired on June 4, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(122)	3,334 shares acquired in a private transaction dated January 13, 2020 at a price of $4.50 per share

(123)	6,667 shares acquired in a private transaction dated January 28, 2019 at a price of $1.50 per share

(124)	3,333 shares acquired on January 30, 2018 in a private offering dated January 26, 2018 at a price of $4.50 per share; 1,167 shares acquired from Goldfish, LLC on August 21, 2018 at a price of $6.00 per share; 4,000 shares acquired from Red Tortuga, LLC on January 28, 2019 at a price of $7.50 per share; 1,667 shares acquired from Todd Huntsman on February 14, 2019 at a price of $6.00 per share.

(125)	800 shares acquired in a private transaction dated January 28, 2019 at a price of $7.50 per share

(126)	1,667 shares acquired in a private transaction dated May 13, 2019 at a price of $1.50 per share

(127)	5,000 shares acquired from Coronado V Partners, LLC in a private transaction dated October 25, 2019 at a price of $6.00 per share

(128)	7,334 shares acquired in a private transaction dated January 28, 2019 at a price of $1.50 per share

(129)	3,334 shares acquired in a private transaction dated January 28, 2019 at a price of $1.50 per share

58

(130)	4,000 shares acquired from Susan McCullough in a private transaction dated September 9, 2019 at a price of $7.50 per share

(131)	20,000 shares acquired on October 3, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(132)	1,734 shares acquired on August 13, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share; 5,266 shares acquired on August 15, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(133)	3,334 shares acquired in a private transaction dated December 13, 2018 at a price of $6.00 per share

(134)	2,667 shares acquired on April 4, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(135)	3,334 shares acquired on July 13, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(136)	6,667 shares acquired in a private transaction dated November 13, 2019 at a price of $1.50 per share

(137)	6,667 shares acquired in a private transaction dated January 15, 2020 at a price of $0.12 per share

(138)	6,667 shares acquired on January 31, 2019 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(139)	6,667 shares acquired on December 31, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(140)	4,000 shares acquired on December 27, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(141)	6,667 shares acquired on January 29, 2018 in a private offering dated January 26, 2018 at a price of $4.50 per share; 6,667 shares acquired on March 20, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share; 1,333 shares acquired in a private transaction. Bobby Bradley is the individual with voting and dispositive control over the shares held by this selling stockholder.

(142)	10,000 shares acquired on September 20, 2017 in a private offering dated August 21, 2017 at a price of $1.50 per share.

(143)	2,667 shares acquired on November 5, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(144)	16,667 shares acquired on September 22, 2017 in a private offering dated August 21, 2017 at a price of $1.50 per share; 5,000 shares acquired from Goldfish, LLC on April 10, 2018 at a price of $3.00 per share.

(145)	3,334 shares acquired on February 26, 2019 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(146)	666 shares acquired on March 8, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share; 334 shares acquired on April 2, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share; 334 shares acquired on July 30, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(147)	10,000 shares acquired on October 23, 2017 in a private offering dated August 21, 2017 at a price of $1.50 per share.

(148)	1,667 shares acquired on October 11, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(149)	11,667 shares acquired in a private transaction dated January 10, 2019 at a price of $7.50 per share; 1,000 shares and 1,000 warrants acquired in November 2020 (with the 1,000 shares of common stock underlying such warrants being initially registered for resale in our Registration Statement on Form S-1 (File No. 333-255553)).

59

(150)	3,334 shares acquired in a private transaction dated March 26, 2019 at a price of $3.00 per share

(151)	11,667 shares acquired on January 29, 2018 at a price of $4.50 per share; 7,000 shares and 7,000 warrants acquired in November 2020 (with the 7,000 shares of common stock underlying such warrants being initially registered for resale in our Registration Statement on Form S-1 (File No. 333-255553)).

(152)	5,000 shares acquired from Coronado V Partners, LLC in a private transaction dated September 23, 2019 at a nominal price.

(153)	33,334 shares acquired in a private transaction dated November 12, 2019 at a price of $7.50 per share, 20,000 shares acquired in a private transaction dated January 27, 2020 at a price of $7.50 per share

(154)	6,667 shares acquired from Coronado V Partners, LLC in a private transaction dated November 27, 2018 at a price of $7.50 per share

(155)	6,667 shares acquired on November 16, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share. John Shelton is the individual with voting and dispositive control over the shares held by this selling stockholder.

(156)	800 shares acquired in a private transaction dated March 26, 2019 at a price of $7.50 per share

(157)	13,334 shares acquired in a private transaction dated July 1, 2019 at a price of $7.50 per share

(158)	33,334 shares acquired on November 2, 2017 in a private offering dated August 21, 2017 at a price of $1.50 per share.

(159)	3,334 shares acquired in a private transaction dated August 21, 2018 at a price of $6.00 per share. 8,000 shares acquired from Todd Huntsman in a private offering dated October 8, 2018 at a price of $7.50 per share. 6,666 shares acquired in a private transaction dated February 14, 2019 at a price of $6.00 per share.

(160)	3,334 shares acquired in a private transaction dated June 25, 2018 at a price of $7.50 per share

(161)	5,334 shares acquired on October 16, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(162)	334 shares acquired in a private transaction dated November 12, 2019 at a price of $7.50 per share

(163)	3,334 shares acquired in a private transaction dated November 12, 2019 at a price of $7.50 per share

(164)	1,334 shares acquired on April 5, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share; 666 shares acquired on November 30, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(165)	6,667 shares acquired on October 1, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(166)	2,667 shares acquired on January 26, 2018 in a private offering dated January 26, 2018 at a price of $4.50 per share; 1,333 shares acquired on February 2, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(167)	4,667 shares acquired in a private transaction dated January 28, 2019 at a price of $1.50 per share

(168)	6,667 shares acquired on October 26, 2016 in a private offering dated August 29, 2016 at a price of $1.50 per share. 1,333 shares acquired from Susan McCullough in a private transaction dated May 28, 2019 at a price of $7.50 per share.

(169)	13,334 shares acquired on February 26, 2019 in a private offering dated September 14, 2018 at a price of $7.50 per share.

60

(170)	2,000 shares acquired in a private transaction dated January 28, 2019 at a price of $1.50 per share

(171)	1,667 shares acquired on April 30, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(172)	8,334 shares acquired in a private transaction dated October 22, 2019 at a price of $1.50 per share; 9,000 shares and 9,000 warrants acquired in November 2020 (with the 9,000 shares of common stock underlying such warrants being initially registered for resale in our Registration Statement on Form S-1 (File No. 333-255553)).

(173)	1,334 shares acquired on October 16, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(174)	3,334 shares acquired on October 25, 2017 in a private offering dated August 21, 2017 at a price of $1.50 per share.

(175)	1,334 shares acquired from Coronado V Partners, LLC in a private transaction dated September 23, 2019 at a nominal price.

(176)	1,822 shares acquired in a private transaction dated December 19, 2018 at a price of $7.50 per share. 12,722 shares acquired in a private transaction dated August 29, 2019 at a price of $7.50 per share.

(177)	10,000 shares acquired on November 20, 2017 in a private offering dated November 1, 2017 at a price of $1.50 per share.

(178)	1,334 shares acquired on March 19, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(179)	1,667 shares acquired in a private transaction dated March 26, 2019 at a price of $3.00 per share

(180)	267 shares acquired on April 18, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(181)	6,667 shares acquired in a private transaction dated November 25, 2019 at a price of $6.00 per share.

(182)	2,134 shares acquired on April 3, 2019 in a private offering dated September 14, 2018 at a price of $7.50 per share. Dr. Jonelle Crichton is the individual with voting and dispositive control over the shares held by this selling stockholder.

(183)	5,067 shares acquired on March 18, 2019 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(184)	6,667 shares acquired on February 12, 2019 in a private offering dated September 14, 2018 at a price of $7.50 per share. Andrew T. Jorgensen is the individual with voting and dispositive control over the shares held by this selling stockholder.

(185)	1,667 shares acquired on August 14, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(186)	3,334 shares acquired on March 6, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share; 1,333 shares acquired on March 16, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(187)	3,334 shares acquired on October 29, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(188)	1,667 shares acquired in a private transaction dated November 15, 2019 at $6.00; 5,000 shares acquired on January 24, 2018 in a private offering dated January 26, 2018 at a price of $4.50 per share; 1,667 shares acquired on March 26, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(189)	5,334 shares acquired in a private transaction dated January 27, 2020 at a price of $4.50 per share

(190)	2,220 shares acquired on February 27, 2018 in a private offering dated January 26, 2018 at a price of $4.50 per share.

61

(191)	26,667 shares acquired on August 7, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share; 7,000 shares and 7,000 warrants acquired in November 2020 (with the 7,000 shares of common stock underlying such warrants being initially registered for resale in our Registration Statement on Form S-1 (File No. 333-255553)).

(192)	6,667 shares acquired on January 6, 2019 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(193)	1,334 shares acquired on November 26, 2019 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(194)	6,667 shares acquired in a private transaction dated January 28, 2019 at a price of $7.50 per share

(195)	267 shares acquired on April 17, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(196)	8,000 shares acquired from Coronado V Partners, LLC in a private transaction dated September 23, 2019 at a price of $7.50 per share

(197)	1,667 shares acquired in a private transaction dated January 27, 2020 at a price of $1.50 per share

(198)	13,334 shares acquired in a private transaction dated January 28, 2019 at a price of $1.50 per share

(199)	11,000 shares acquired from Joe Womack in a private transaction dated June 25, 2018 at a price of $7.50 per share

(200)	13,334 shares acquired in a private transaction dated January 28, 2019 at a price of $1.50 per share

(201)	55,262 shares acquired from the conversion of convertible notes acquired in a private offering. Principal plus accrued interest on the convertible notes were converted to common stock on March 24, 2020 at a price of $7.50 per share.

(202)	3,334 shares acquired on May 11, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(203)	3,334 shares acquired on October 15, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share. Ted A Tobey is the individual with voting and dispositive control over the shares held by this selling stockholder.

(204)	7,743 shares acquired in a private transaction dated January 28, 2019 at a price of $1.50 per share, 1,341shares acquired in a private transaction dated January 27, 2020 at a price of $7.50 per share

(205)	1,334 shares acquired from Susan McCullough in a private transaction dated April 30, 2017.

(206)	2,000 shares acquired in a private transaction dated January 28, 2019 at a price of $7.50 per share

(207)	250,000 shares acquired on September 1, 2017 in a private offering dated August 21, 2017 at a price of $1.50 per share. Kurtis Warner is the individual with voting and dispositive control over the shares held by this selling stockholder.

(208)	4,000 shares acquired on December 31, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(209)	1,334 shares acquired on February 9, 2018 in a private offering dated January 26, 2018 at a price of $4.50 per share.

(210)	4,000 shares acquired on December 31, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(211)	11,667 shares acquired on January 29, 2018 in a private offering dated January 26, 2018 at a price of $4.50 per share. Paul Lajoie is the individual with voting and dispositive control over the shares held by this selling stockholder.

62

(212)	6,667 shares acquired on October 5, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(213)	1,750 shares acquired in a private transaction dated January 28, 2019 at a price of $7.50 per share

(214)	4,000 shares acquired on March 28, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(215)	70 net shares acquired in private transactions between 2018 and 2019; 9,500 shares acquired from Coronado V Partners, LLC in a private transaction on February 24, 2020 at a price of $5.25 per share. 28,889 shares acquired from Joe Womack in a private transaction on July 9, 2020 at a price of $2.25 per share. Timothy B. Ruggiero is the individual with voting and dispositive control over the shares held by this selling stockholder.

(216)	334 shares acquired on April 11, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(217)	21,667 shares acquired on January 29, 2018 in a private offering dated January 26, 2018 at a price of $4.50 per share; 13,333 shares acquired on March 28, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share; 1,333 shares acquired on April 16, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share; 6,667 shares acquired on March 28, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share; 3,334 shares acquired on August 8, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share; 13,333 shares acquired on October 5, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share. Paul Lajoie is the individual with voting and dispositive control over the shares held by this selling stockholder.

(218)	1,654 shares acquired on June 16, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share. Dale J. Brant is the individual with voting and dispositive control over the shares held by this selling stockholder.

(219)	3,334 shares acquired in a private transaction from Natalie Macdonald dated April 2, 2019.

(220)	1,067 shares acquired in a private transaction dated January 28, 2019 at a price of $7.50 per share. 667 shares acquired in a private transaction dated January 28, 2019 at a price of $1.50 per share.

(221)	6,667 shares acquired from Susan McCullough in a private transaction dated May 28, 2019 at a price of $7.50 per share

(222)	1,334 shares acquired in a private transaction dated August 12, 2019 at a price of $7.50 per share

(223)	5,000 shares acquired in a private transaction dated August 12, 2019 at a price of $7.50 per share

(224)	5,000 shares acquired in a private transaction dated January 10, 2019 at a price of $7.50 per share, 1,666 shares acquired in a private transaction dated February 8, 2019 at a price of $7.50 per share, 7,408 shares acquired in a private transaction dated September 20, 2019 at a price of $6.75 per share; 1,000 shares and 1,000 warrants acquired in November 2020 (with the 1,000 shares of common stock underlying such warrants being initially registered for resale in our Registration Statement on Form S-1 (File No. 333-255553)).

(225)	2,223 shares acquired in a private transaction dated November 29, 2018 at a price of $6.75 per share. 4,445 shares acquired in a private transaction dated January 9, 2019 at a price of $6.00 per share. 6,666 shares acquired from Coronado V Partners, LLC in a private transaction dated February 15, 2019 at a price of $6.75 per share.

(226)	1,334 shares acquired on January 7, 2019 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(227)	3,334 shares acquired on July 3, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share. Hewes James Norman is the individual with voting and dispositive control over the shares held by this selling stockholder.

(228)	1,334 shares acquired on April 2, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(229)	16,667 shares acquired on July 18, 2017 in a private offering dated December 16, 2016 at a price of $1.50 per share.

63

(230)	6,667 shares acquired in a private transaction dated January 28, 2019 at a price of $1.50 per share.

(231)	4,834 shares acquired from Coronado V Partners, LLC in a private transaction dated February 19, 2019 at a price of $7.50 per share.

(232)	534 shares acquired in a private transaction dated January 28, 2019 at a price of $7.50 per share.

(233)	7,734 shares acquired on March 5, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(234)	667 shares acquired on March 26, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(235)	666 shares acquired in a private transaction dated January 28, 2019 at a price of $7.50 per share. 3,334 shares acquired in a private transaction dated January 28, 2019 at a price of $1.50 per share.

(236)	6,667 shares acquired on October 30, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(237)	334 shares acquired from RaeAnn Byrnes in a private transaction dated March 27, 2018 at a price of $1.50 per share.

(238)	66,667 shares acquired on July 19, 2017 in a private offering dated December 16, 2016 at a price of $1.50 per share.

(239)	4,667 shares acquired on April 23, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share. Matthew Grippi and Janet M Grippi are the individuals with voting and dispositive control over the shares held by this selling stockholder.

(240)	13,334 shares acquired on October 22, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(241)	26,667 shares acquired in a private offering dated April 15, 2019 at a price of $7.50 per share.

(242)	3,334 shares acquired in a private transaction dated November 13, 2017 at a price of $1.50 per share.

(243)	667 shares acquired on March 9, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(244)	13,334 shares acquired in a private transaction dated August 20, 2018 at a price of $1.50 per share. 5,000 shares acquired in a private transaction dated January 28, 2019 at a price of $7.50 per share.

(245)	833 shares acquired from Goldfish LLC on March 16, 2020 at a price of $6.00 per share; 833 shares acquired from Goldfish LLC on September 10, 2019 at a price of $6.00 per share; 3,334 shares acquired on February 9, 2018 in a private offering dated January 26, 2018 at a price of $4.50 per share; 2,000 shares acquired on April 2, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share; 6,667 shares acquired from Dean Raio on August 20, 2018 at a price of $1.50 per share.

(246)	6,667 shares acquired on February 26, 2018 in a private offering dated January 26, 2018 at a price of $4.50 per share.

(247)	16,667 shares acquired on February 27, 2018 in a private offering dated January 26, 2018 at a price of $4.50 per share.

(248)	3,334 shares acquired on April 19, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(249)	4,667 shares acquired on February 26, 2019 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(250)	6,667 shares acquired in a private transaction dated March 26, 2019 at a price of $7.50 per share

64

(251)	1,667 shares acquired in a private transaction dated March 26, 2019 at a price of $3.00 per share

(252)	4,330 shares acquired from Red Tortuga LLC on June 15, 2020 in a private transaction; 9,004 shares acquired on June 12, 2020 in a private transaction; 16,666 shares acquired from Amigos De Oro LLC on January 27, 2020 in a private transaction; 26,667 shares acquired on October 11, 2017 in a private offering dated August 21, 2017 at a price of $1.50 per share.

(253)	1,667 shares acquired on October 23, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(254)	3,334 shares acquired on October 26, 2017 in a private offering dated August 21, 2017 at a price of $1.50 per share.

(255)	3,334 shares acquired in a private transaction dated March 26, 2019 at a price of $1.50 per share

(256)	2,667 shares acquired in a private transaction dated September 9, 2019 at a price of $7.50 per share

(257)	8,667 shares acquired on December 15, 2017 in a private offering dated November 1, 2017 at a price of $1.50 per share.

(258)	3,334 shares acquired on March 5, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(259)	16,667 shares acquired in a private transaction dated April 12, 2019 at a price of $7.50 per share. 16,667 shares acquired in a private transaction dated May 24, 2019 at a price of $9.00 per share.

(260)	33,334 shares acquired in a private transaction dated December 26, 2018 at a nominal price.

(261)	10,000 shares acquired in a private transaction dated January 27, 2020 at a price of $4.50 per share

(262)	100,000 shares acquired on September 6, 2017 in a private offering dated August 21, 2017 at a price of $1.50 per share. Ryan Smith is the individual with voting and dispositive control over the shares held by this selling stockholder.

(263)	14,400 shares acquired in a private transaction dated January 28, 2019 at a price of $1.50 per share, 834 shares acquired on September 18, 2019 at a price of $3.00 per share, 566 shares acquired in a private transaction on September 18, 2019.

(264)	2,000 shares acquired from Coronado V Partners, LLC in a private transaction dated February 19, 2019 at a price of $6.00 per share

(265)	66,667 shares acquired on October 19, 2017 in a private offering dated August 21, 2017 at a price of $1.50 per share.

(266)	3,334 shares acquired on November 14, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(267)	11,111 shares acquired on February 26, 2018 in a private offering dated January 26, 2018 at a price of $4.50 per share; 3,334 shares acquired from Red Tortuga, LLC on January 28, 2019 at a price of $7.50 per share.

(268)	6,667 shares acquired on November 30, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share. Steve Schattle is the individual with voting and dispositive control over the shares held by this selling stockholder.

(269)	3,334 shares acquired on March 8, 2019 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(270)	3,334 shares acquired in a private transaction dated April 26, 2019 at a price of $7.50 per share

65

(271)	667 shares acquired in a private transaction dated March 26, 2019 at a price of $7.50 per share

(272)	6,667 shares acquired in a private transaction dated March 26, 2019 at a price of $7.50 per share

(273)	6,667 shares acquired on November 5, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(274)	1,467 shares acquired on October 17, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(275)	3,334 shares acquired in a private transaction dated March 26, 2019 at a price of $1.50 per share

(276)	1,000 shares acquired on March 1, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(277)	6,667 shares acquired from Susan McCullough in a private transaction dated September 9, 2019 at a price of $7.50 per share

(278)	934 shares acquired on April 20, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(279)	1,667 shares acquired in a private transaction dated January 28, 2019 at a price of $7.50 per share

(280)	834 shares acquired in a private transaction dated July 25, 2018 at a price of $1.50 per share, 35,834 shares acquired in a private transaction dated May 23, 2019 at a price of $4.50 per share, 10,000 shares acquired in a private transaction dated June 14, 2019 at a price of $3.00 per share, 30,000 shares acquired in a private transaction dated June 25, 2019 at a price of $4.50 per share, 16,666 shares acquired in a private transaction dated September 10, 2019 at a price of $4.20 per share, 3,333 shares acquired in a private transaction dated October 25, 2019 at a price of $4.20 per share

(281)	3,734 shares acquired on October 18, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(282)	1,334 shares acquired in a private transaction dated February 8, 2019 at a price of $7.50 per share, 1,481 shares acquired in a private transaction dated September 6, 2019; 1,000 shares and 1,000 warrants acquired in November 2020 (with the 1,000 shares of common stock underlying such warrants being initially registered for resale in our Registration Statement on Form S-1 (File No. 333-255553)).

(283)	3,334 shares acquired on September 27, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(284)	13,671 shares acquired from the conversion of convertible notes acquired in a private offering. Principal plus accrued interest on the convertible notes were converted to common stock on March 8, 2020 at a price of $7.50 per share.

(285)	2,223 shares acquired in a private transaction dated May 16, 2018 at a price of $4.50 per share.

(286)	416,667 shares acquired on December 16, 2016 in a private offering dated October 1, 2016 at a price of $1.20 per share; 166,667 shares acquired on October 19, 2017 in a private offering dated August 21, 2017 at a price of $1.50 per share; 260,457 shares acquired on November 7, 2017 in a private offering dated August 21, 2017 at a price of $1.50 per share; less 200,275 shares sold in multiple private transactions. Does not include 83,334 shares acquired in a private transaction from another shareholder and 50,000 shares acquired from the exercise of an option, both of which are not eligible for registration rights. Dr. Willis Pumphrey (a former director of our company) is the individual with voting and dispositive control over the shares held by this selling stockholder.

(287)	13,334 shares acquired on May 10, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share. Kellye N. Rice is the individual with voting and dispositive control over the shares held by this selling stockholder.

(288)	1,334 shares acquired on June 6, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

66

(289)	8,334 shares acquired in a private transaction dated February 18, 2020 at a price of $3.00 per share

(290)	6,667 shares acquired on February 15, 2019 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(291)	5,666 shares acquired on February 26, 2018 in a private offering dated January 26, 2018 at a price of $4.50 per share; 2,667 shares acquired on August 1, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share; 2,667 shares acquired on November 20, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(292)	667 shares acquired in a private transaction dated July 9, 2018 at a price of $7.50 per share

(293)	3,334 shares acquired on November 28, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share. William L. Robbins is the individual with voting and dispositive control over the shares held by this selling stockholder.

(294)	3,334 shares acquired from Coronado V Partners, LLC in a private transaction dated February 19, 2019 at a price of $7.50 per share. 3,333 shares acquired from Coronado V Partners, LLC in a private transaction dated July 11, 2019 at a price of $7.50 per share.

(295)	3,334 shares acquired on October 22, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(296)	13,334 shares acquired on October 18, 2017 in a private offering dated August 21, 2017 at a price of $1.50 per share.

(297)	3,334 shares acquired on October 5, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(298)	334 shares acquired in a private transaction from Rob & Lori Jones dated October 22, 2018 at a price of $7.50 per share.

(299)	16,384 shares acquired in a private transaction dated July 25, 2018 at a price of $1.50 per share, 2,419 shares acquired from a private transaction dated May 23, 2019 at a price of $4.50 per share

(300)	1,334 shares acquired on April 23, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(301)	10,000 shares acquired on January 28, 2019 from Red Tortuga LLC for $7.50.

(302)	10,000 shares acquired on February 7, 2018 from Thomas Madden at a price of $1.50 per share; 23,334 shares acquired on June 7, 2019 from Lazarus Asset Management LLC at a price of $4.50.

(303)	3,334 shares acquired on September 23, 2019 in a private transaction from Coronado V Partners, LLC at a nominal price.

(304)	8,334 shares acquired on February 8, 2019 from Thomas Madden at a price of $7.50 per share, 3,334 shares acquired on April 26, 2019 from Cascade IR, LLC at a price of $7.50 per share, 25,000 shares acquired on May 7, 2019 from Cascade IR, LLC at a price of $7.50 per share, 6,666 shares acquired on May 24, 2019 from Cascade IR, LLC at a price of $7.50 per share, 23,333 shares acquired on September 6, 2019 from Cascade IR, LLC.

(305)	10,000 shares acquired on January 28, 2019 from Red Tortuga LLC for $7.50.

(306)	3,334 shares acquired on March 26, 2019 from Red Tortuga LLC for $3.00.

67

(307)	18,000 shares acquired on October 10, 2017 in a private offering dated August 21, 2017 at a price of $1.50 per share; 3,334 shares acquired on January 23, 2018 in a private offering dated January 26, 2018 at a price of $4.50 per share.

(308)	6,667 shares acquired on September 6, 2017 in a private offering dated August 21, 2017 at a price of $1.50 per share.

(309)	2,000 shares acquired on July 9, 2020 in a private transaction.

(310)	2,000 shares acquired on November 28, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(311)	1,667 shares acquired on May 4, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(312)	2,667 shares acquired on August 6, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share. Lena S. Kharrat is the individual with voting and dispositive control over the shares held by this selling stockholder.

(313)	3,334 shares acquired on November 27, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(314)	33,334 shares acquired on November 13, 2017 from Thomas Madden at a price of $1.50 per share.

(315)	1,114 shares acquired on January 30, 2018 in a private offering dated January 26, 2018 at a price of $4.50 per share; 933 shares acquired on July 17, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(316)	3,334 shares acquired on July 11, 2019 from Coronado V Partners, LLC for $7.50 per share.

(317)	1,334 shares acquired on December 27, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(318)	1,334 shares acquired on March 8, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share; 1,666 shares acquired on March 19, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(319)	3,334 shares acquired on October 15, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share. Nina S. Kimmel is the individual with voting and dispositive control over the shares held by this selling stockholder.

(320)	10,000 shares acquired on January 28, 2019 from Amigos De Oro LLC for $1.50.

(321)	3,334 shares acquired on November 21, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(322)	9,000 shares acquired from a private transaction dated December 13, 2017 at a price of $1.50 per share; 3,334 shares acquired in a private transaction dated January 2, 2018 at a price of $1.50 per share; 4,533 shares acquired in a private transaction.

(323)	1,867 shares acquired on November 16, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(324)	2,000 shares acquired on February 20, 2018 in a private offering dated January 26, 2018 at a price of $4.50 per share; 2,000 shares acquired on February 21, 2018 in a private offering dated January 26, 2018 at a price of $4.50 per share; 2,000 shares acquired on February 22, 2018 in a private offering dated January 26, 2018 at a price of $4.50 per share; 667 shares acquired on December 26, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

68

(325)	33,334 shares acquired in a private transaction on July 9, 2020 in a private transaction; 11,950 shares and 11,950 warrants acquired in November 2020 (with the 11,950 shares of common stock underlying such warrants being initially registered for resale in our Registration Statement on Form S-1 (File No. 333-255553)).

(326)	5,500 shares acquired on July 25, 2018 in a private transaction; 3,667 shares acquired on May 21, 2019 in a private transaction; 4,167 shares acquired on September 10, 2019 in a private transaction; 9,167 shares and 4,500 warrants acquired in November 2020 (with the 4,500 shares of common stock underlying such warrants being initially registered for resale in our Registration Statement on Form S-1 (File No. 333-255553)).

(327)	24,000 shares acquired on January 14, 2019 in a private offering dated September 14, 2018 at a price of $7.50 per share. Mike Morley is the individual with voting and dispositive control over the shares held by this selling stockholder.

(328)	13,334 shares acquired on October 24, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share. Robert Bridgeman is the individual with voting and dispositive control over the shares held by this selling stockholder.

(329)	1,000 shares acquired on June 5, 2019 from Natalie Macdonald LLC for $3.00.

(330)	6,667 shares acquired on December 15, 2017 in a private offering dated November 1, 2017 at a price of $1.50 per share.

(331)	16,667 shares acquired on September 20, 2017 in a private offering dated August 21, 2017 at a price of $1.50 per share.

(332)	4,167 shares acquired on September 10, 2019 from Lazarus Asset Management LLC for $4.20; 5,500 shares acquired on July 25, 2018 from Thomas Madden at a price of $1.50 per share, 3,667 shares acquired on May 23, 2019 from Lazarus Asset Management LLC for $4.50.

(333)	8,334 shares acquired on January 28, 2019 from Red Tortuga LLC for $7.50.

(334)	16,667 shares acquired on September 20, 2017 in a private offering dated August 21, 2017 at a price of $1.50 per share.

(335)	38,201 shares acquired on October 16, 2019 from Regal Capital Venture Partners, LLC for $3.00.

(336)	2,667 shares acquired on December 26, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(337)	1,334 shares acquired on April 15, 2019 from Red Tortuga LLC for $6.00.

(338)	10,000 shares acquired on January 28, 2019 from Amigos De Oro LLC for $1.50.

(339)	4,000 shares acquired on January 28, 2019 from Red Tortuga LLC for $7.50.

(340)	1,666 shares acquired on May 13, 2019 from Goldfish, LLC in a private transaction at a price of $7.50 per share; 2,667 shares acquired on July 11, 2019 from Coronado V Partners, LLC in a private transaction at a price of $7.50 per share; and 2,667 shares acquired from Todd Huntsman in a private transaction on July 12, 2019 at a price of $7.50 per share.

(341)	8,334 shares acquired from RaeAnn Byrnes on March 27, 2018 at a price of $4.50 per share.

(342)	3,334 shares acquired on September 26, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(343)	1,667 shares acquired on March 26, 2019 from Red Tortuga LLC for $6.00.

(344)	2,000 shares acquired on January 28, 2019 from Red Tortuga LLC for $7.50.

69

(345)	16,667 shares acquired on April 9, 2019 from Red Tortuga LLC for $7.50.

(346)	3,334 shares acquired on January 28, 2019 from Red Tortuga LLC for $7.50.

(347)	2,000 shares acquired on March 21, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share; 1,334 shares acquired on March 22, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share; 5,000 shares acquired from Red Tortuga, LLC on January 28, 2019 at a price of $7.50 per share.

(348)	6,334 shares acquired on July 25, 2018 from Thomas Madden at a price of $1.50 per share; 10,333 shares acquired om June 7, 2019 from Lazarus Asset Management LLC at a price of $4.50 per share; 3,333 shares acquired from Lazarus Asset Management LLC on June 25, 2019 at a price of $4.50 per share; and 6,667 shares acquired from Lazarus Asset Management LLC on September 10, 2019 at a price of $4.20 per share.

(349)	40,000 shares acquired on November 1, 2017 in a private offering dated August 21, 2017 at a price of $1.50 per share.

(350)	2,667 shares acquired on March 13, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(351)	1,334 shares acquired on January 26, 2018 in a private offering dated January 26, 2018 at a price of $4.50 per share; 666 shares acquired on May 16, 2018 from Goldfish, LLC at a price of $4.50 per share.

(352)	4,167 shares acquired on September 10, 2018 from Goldfish, LLC for $6.00.

(353)	1,334 shares acquired from Susan McCullough on September 9, 2019 from Susan McCullough for $7.50.

(354)	2,000 shares acquired on January 28, 2019 from Red Tortuga LLC for $7.50.

(355)	13,334 shares acquired on October 22, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(356)	5,334 shares acquired on March 26, 2019 from Red Tortuga LLC for $7.50.

(357)	11,333 shares acquired on October 25, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share. 13,334 shares acquired from Coronado V Partners, LLC in a private transaction from Coronado V Partners, LLC on February 25, 2019 at a price of 7.50 per share. Todd Auerbach is the individual with voting and dispositive control over the shares held by this selling stockholder.

(358)	6,667 shares acquired on July 17, 2017 in a private offering dated December 16, 2016 at a price of $1.50 per share.

(359)	5,000 shares acquired on October 25, 2019 from Coronado V Partners, LLC for $7.50.

(360)	26,667 shares acquired on June 20, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share; 14,000 shares acquired on January 23, 2019 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(361)	6,667 shares acquired on January 28, 2019 from Red Tortuga LLC for $1.50.

(362)	3,334 shares acquired from Joe Womack on June 25, 2018 at a price of $7.50 per share.

(363)	3,334 shares acquired on October 24, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(364)	6,667 shares acquired on November 16, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

70

(365)	1,667 shares acquired on August 14, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(366)	2,667 shares acquired on June 7, 2019 from Joe Womack for $7.50.

(367)	10,000 shares acquired on January 28, 2019 from Red Tortuga LLC for $7.50.

(368)	4,445 shares acquired on April 9, 2019 from Red Tortuga LLC for $7.50.

(369)	3,334 shares acquired on April 23, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(370)	16,667 shares acquired on April 5, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(371)	6,667 shares acquired on April 3, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share.

(372)	4,667 shares acquired on June 25, 2019 from Lazarus Asset Management LLC for $4.50. 333 shares acquired on September 10, 2019 from Lazarus Asset Management LLC for $4.20 per share.

(373)	3,334 shares acquired on January 28, 2019 from Lazarus Asset Management LLC for $7.50 per share.

(374)	33,334 shares acquired on October 26, 2017 in a private offering dated August 21, 2017 at a price of $1.50 per share.

(375)	13,334 shares acquired on April 9, 2018 in a private offering dated March 1, 2018 at a price of $7.50 per share; 6,666 shares acquired from Joe Womack on March 26, 2019 at a price of $7.50 per share.

(376)	1,334 shares acquired on November 12, 2019 from Red Tortuga LLC for $7.50.

(377)	6,667 shares acquired on January 3, 2020 from Martin Feinberg for $3.00.

(378)	1,334 shares acquired on December 27, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(379)	3,334 shares acquired on January 26, 2018 in a private offering dated January 26, 2018 at a price of $4.50 per share.

(380)	2,667 shares acquired on October 24, 2018 in a private offering dated September 14, 2018 at a price of $7.50 per share.

(381)	2,334 shares acquired on June 25, 2018 from Joe Womack at a price of $7.50 per share.

(382)	1,667 shares acquired in a private transaction from Todd Huntsman on February 14, 2019 at a price of $2.00 per share.

(383)	50,000 shares acquired in a private transaction on January 28, 2019 at a price of $1.50 per share; 6,667 shares acquired on April 9, 2019 from Red Tortuga LLC; and 5,333 shares acquired from Red Tortuga, LLC on January 28, 2019 at a price of $7.50 per share.

(384)	6,667 shares acquired in a private transaction dated September 26, 2019 at a price of $6.00 per share. 2,667 shares acquired from Coronado V Partners, LLC in a private transaction dated November 7, 2019 at a price of $7.50 per share.

(385)	3,334 shares acquired in a private transaction on December 22, 2017 at a price of $1.50 per share.

(386)	Shares acquired from July 7, 2016 through November 14, 2016 at a price of $0.0001 per share.

(387)	38,667 shares acquired in conversion of convertible debt on May 27, 2020 at a price of $7.50 per share.

71

(388)	16,667 shares acquired on May 21, 2020 at a price of $7.50 per share.

(389)	16,667 shares acquired on October 16, 2017 in a private offering at a price of $1.50 per share.

(390)	44,286 shares acquired on November 4, 2019 in a private transaction at a price of $11.25 per share.

(391)	5,556 shares acquired on June 23, 2020 in a private transaction at a price of $7.50 per share.

(392)	4,166 shares acquired on January 1, 2019 in a private transaction at a price of $3.99 per share; 13,416 shares acquired on August 16, 2016 in a private offering at a price of $3.75 per share.

(393)	2,083 shares acquired on January 1, 2019 in a private transaction at a price of $3.99; 8,334 shares acquired on January 2, 2018 in a private transaction at a price of $1.50; and 6,708 shares acquired on August 16, 2016 at a price of $0.0001.

(394)	18,667 shares acquired on December 22, 2017 in a private offering at a price of $1.50.

(395)	9,305 shares acquired on October 16, 2019 in a private transaction at a price of $$3.00.

(396)	58,201 shares acquired in conversion of convertible debt on May 27, 2020 at a price of $7.50 per share.

(397)	2,000 shares acquired on June 22, 2020 in a private transaction.

(398)	1,000 shares acquired on June 23, 2020 in a private transaction at a price of $3.00 per share.

(399)	6,708 shares acquired on August 16, 2016 at a price of $0.0001 per share.

(400)	3,334 shares acquired on June 22, 2020 in a private transaction at a price of $1.50 per share.

(401)	1,067 shares acquired on July 7, 2020 in a private transaction at a price of $7.50 per share.

(402)	6,740 shares acquired on July 11, 2019 in conversion of convertible debt at a price of $7.50 per share; 13,333 shares acquired on January 1, 2019 in a private transaction; 53,662 acquired on August 16, 2016 in a private offering at a price of $3.75 per share; 100,000 shares acquired September 2, 2016 in a private offering at a price of $1.50 per share.

(404)	1,667 shares acquired on June 23, 2020 in a private transaction at a price of $3.00 per share.

(405)	10,000 shares acquired on December 13, 2017 in a private offering; 6,708 shares acquired in a private transaction on August 16, 2016 at a price of $0.0001 per share.

(406)	13,334 shares acquired on December 22, 2017 in a private offering at a price of $1.50 per share.

(407)	36,667 shares acquired on December 22, 2017 in a private offering at a price of $1.50 per share.

(408)	80,417 shares acquired on December 22, 2017 in a private offering at a price of $1.50 per share.

(409)	50% of shares acquired through exchange of Series B Preferred Stock into common shares at 75% of the offering price, 50% of shares represent shares of common stock registered on behalf of underlying warrants acquired through exchange of Series B Preferred Stock into common shares.

(410)	3,334 shares acquired on June 25, 2018 in a private transaction at a price of $7.50 per share.

(411)	2,000 shares acquired on January 28, 2019 in a private transaction at a price of $1.50 per share.

72

(412)	833 shares acquired on July 25, 2018 in a private transaction at a price of $1.50 per share; 35,834 shares acquired on May 23, 2019 in a private transaction at a price of $4.50 per share; 10,000 shares acquired on June 14, 2019 in a private transaction at a price of $3.00 per share; 30,000 shares acquired on June 25, 2019 in a private transaction at a price of $4.50 per share; 16,667 shares acquired on September 10, 2019 in a private transaction at a price of $4.20 per share; 3,333 shares acquired on October 25, 2019 in a private transaction at a price of $4.20 per share; 3,333 shares acquired on July 23, 2020 in a private transaction at a price of $3.00 per share.

(413)	8,333 shares acquired on February 8, 2019 in a private transaction at a price of $7.50 per share; 3,334 shares acquired on April 26, 2019 in a private transaction at a price of $7.50 per share; 25,000 shares acquired on May 7, 2019 in a private transaction at a price of $7.50 per share; 6,666 shares acquired on May 24, 2019 in a private transaction at a price of $7.50 per share; 23,334 shares acquired on September 6, 2019; and 37,778 shares acquired in a private transaction at a price of $3.90 per share.

(414)	3,334 shares acquired on May 21, 2019 from Lazarus Asset Management at a price of $4.50 per share; 1,267 shares acquired on September 10, 2019 from Lazarus Asset Management at a price of $4.20 per share; 2,066 shares acquired in a private transaction; 3,000 shares and 2,000 warrants acquired in November 2020 (with the 2,000 shares of common stock underlying such warrants being initially registered for resale in our Registration Statement on Form S-1 (File No. 333-255553)).

(415)	16,667 shares acquired on November 3, 2020.

(416)	1,667 shares acquired on October 25, 2019 from Lazarus Asset Management at a price of $7.50 per share; 1,000 shares acquired on July 23, 2020 from Lazarus Asset Management at a price of $3.00 per share; 4,334 shares and 667 warrants acquired in November 2020 (with the 667 shares of common stock underlying such warrants being initially registered for resale in our Registration Statement on Form S-1 (File No. 333-255553)).

(417)	333,334 shares acquired on December 13, 2017.

(418)	3,334 shares acquired on June 25, 2018 from Joe Womack at a price of $7.50 per share.

(419)	5,792 shares acquired on February 19, 2019 in a private transaction at a price of $4.50 per share; 60,787 shares and 89,203 warrants acquired in November 2020 (with the 89,203 shares of common stock underlying such warrants being initially registered for resale in our Registration Statement on Form S-1 (File No. 333-255553)).

(420)	21,667 shares acquired on January 29, 2018 at $4.50 per share; 24,667 shares acquired on October 8, 2018; 13,333 shares acquired on April 15, 2019; 36,500 shares and 49,000 warrants acquired in November 2020 (with the 49,000 shares of common stock underlying such warrants being initially registered for resale in our Registration Statement on Form S-1 (File No. 333-255553)).

(421)	26,667 shares acquired on April 3, 2019 from Joe Womack at a price of $7.50 per share; 16,500 shares and 16,500 warrants acquired in November 2020 (with the 16,500 shares of common stock underlying such warrants being initially registered for resale in our Registration Statement on Form S-1 (File No. 333-255553))).

(422)	834 shares acquired on July 25, 2020 from Tom Madden at a price of $1.50 per share; 4,167 shares acquired in a private offering on May 21, 2019 at a price of $4.50 per share; 3,333 shares acquired on June 14, 2019 from Tom Madden at a price of $3.00 per share; 8,333 shares acquired on March 8, 2019 from Lazarus Asset Management at a price of $4.50 per share; 11,667 shares acquired on April 5, 2019 from Lazarus Asset Management at a price of $4.20 per share; 8,333 shares acquired on April 26, 2019 from Lazarus Asset Management at a price of $4.20 per share; 20,000 shares acquired on May 21, 2019 from Lazarus Asset Management at a price of $3.00 per share; 10,000 shares acquired on June 3, 2020 in a private transaction; 8,333 shares acquired on June 28, 2019 in a private transaction; 8,334 shares acquired on August 15, 2019 in a private transaction; 3,333 shares acquired on September 30, 2019; 10,000 shares acquired in a private transaction; 3,333 shares acquired in a private transaction on June 20, 2020; 25,000 shares and 25,000 warrants acquired in November 2020 (with the 25,000 shares of common stock underlying such warrants being initially registered for resale in our Registration Statement on Form S-1 (File No. 333-255553)).

(423)	40,000 shares acquired on October 29, 2020 for services performed.

(424)	2,223 shares acquired on April 16, 2018 in a private transaction at a price of $4.50 per share.

(425)	18,803 shares acquired on November 4, 2020 in a private transaction at a price of $0.85 per share.

(426)	23,333 shares acquired on July 20, 2020 in a private transaction at a price of $3.00 per share; 23,334 shares acquired on June 7, 2019 in a private transaction at a price of $4.50 per share; 11,667 shares and 11,667 warrants acquired in November 2020 (with the 11,667 shares of common stock underlying such warrants being initially registered for resale in our Registration Statement on Form S-1 (File No. 333-255553)).

73

(427)	10,000 shares acquired on July 23, 2020 in a private transaction at a price of $3.00 per share; 10,334 shares acquired on June 7, 2019 at a price of $4.50 per share; 3,333 shares acquired on June 25, 2019 in a private transaction at a price of $4.50 per share; 6,667 shares acquired on September 10, 2019 in a private transaction at a price of $4.20 per share; 6,333 shares acquired on July 23, 2020 in a private transaction at a price of $3.00 per share; 9,167 shares and 9,167 warrants acquired in November 2020 (with the 9,167 shares of common stock underlying such warrants being initially registered for resale in our Registration Statement on Form S-1 (File No. 333-255553)).

(428)	5,000 shares acquired on July 23, 2020 from Lazarus Asset Management at a price of $3.00 per share; 1,250 shares and 1,250 warrants acquired in November 2020 (with the 1,250 shares of common stock underlying such warrants being initially registered for resale in our Registration Statement on Form S-1 (File No. 333-255553)).

(429)	500 shares acquired on June 25, 2019 in a private transaction; 2,667 shares acquired on September 10, 2019 in a private transaction; 1,833 shares acquired in private transactions in 2019; 1,250 shares and 1,250 warrants acquired in November 2020 (with the 1,250 shares of common stock underlying such warrants being initially registered for resale in our Registration Statement on Form S-1 (File No. 333-255553)).

(430)	8,334 shares acquired in a private transaction on February 8, 2019; 3,333 shares acquired in a private transaction on April 26, 2019; 25,000 shares acquired in a private transaction on May 7, 2019; 6,667 shares acquired in a private transaction on May 24, 2019; 23,333 shares acquired in a private transaction on September 6, 2019; 37,778 shares acquired in a private transaction on July 21, 2020; 10,000 shares and 10,000 warrants acquired in November 2020 (with the 10,000 shares of common stock underlying such warrants being initially registered for resale in our Registration Statement on Form S-1 (File No. 333-255553)).

(431)	Shares acquired in a private transaction on October 5, 2020 at a price of $4.00 per share.

74

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based upon our certificate of incorporation, our bylaws and applicable provisions of law, in each case as currently in effect. This discussion does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation, as amended, and our bylaws, copies of which have been filed with the SEC. We encourage you to read the Certificate of Incorporation, the Bylaws and the applicable provisions of the Delaware General Corporation Law for additional information.

Authorized Capital Stock

As of the date of this prospectus, pursuant to our certificate of incorporation, our authorized capital is 250,000,000 shares, of which (1) 200,000,000 shares are common stock, par value $0.0001 per share (or common stock) and (2) 50,000,000 shares are preferred stock, par value $0.0001 per share (or preferred stock), which may, at the sole discretion of our board of directors be issued in one or more series.

As of the date of this prospectus, 22,812,119 shares of common stock have been issued and are outstanding. No shares of preferred stock are current outstanding.

Our board may from time to time authorize by resolution the issuance of any or all shares of the common stock and the preferred stock authorized in accordance with the terms and conditions set forth in the certificate of incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration and in the case of the preferred stock, in one or more series, all as the Board in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law.

Common Stock

As of the date of this prospectus, there were approximately 525 holders of record of our common stock. This number does not include stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities. Each holder of common stock shall be entitled to one vote for each share of common stock held of record by such holder. The holders of shares of Common Stock shall not have cumulative voting rights. The common stock does not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. Subject to the rights of holders of any class of stock having preference over our common stock, holders of our common stock are entitled to share in all dividends that our board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Our common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the common stock.

Our common stock is traded on The Nasdaq Capital Market under the trading symbol “VVOS.”

Warrants Associated with MyoCorrect

In connection with our March 29, 2021 acquisition of certain assets from, and the entry into related agreements with, MyoCorrect, LLC and its affiliates, we issued three year warrants to purchase 200,000 shares of our common stock with an exercise price of $7.50 per share. 25,000 of these warrants vested initially upon issuance, but the remainder only vest and become exercisable upon the achievement of pre-determined performance metrics related to the utilization of MyoCorrect. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

75

Warrants Associated with Lyon Management & Consulting

In connection with our April 14, 2021 acquisition of certain assets from, and the entry into related agreements with, Lyon Management & Consulting, LLC and its affiliates, we issued three year warrants to purchase 25,000 shares of our common stock with an exercise price of $8.90 per share. 5,000 of these warrants vested initially upon issuance, but the remainder only vest and become exercisable at the end of each anniversary year following the issuance date. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

Warrants Associated with Series B Preferred

There are presently outstanding warrants to purchase an aggregate of 1,199,195 shares of our common stock which were used to the holders of our previously outstanding Series B Preferred Stock (which converted to common stock in connection with our initial public offering). These warrants have an exercise price of $7.50 per share and have a term of five years ending on December 15, 2025. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

Representative’s Warrant Issued in Connection with Our Initial Public Offering

In connection with the our initial public offering, we issued warrants to the underwriter and its designees that provide for the purchase of 402,500 shares of common stock at an exercise price of $7.50 per share. The warrants are exercisable beginning on June 8, 2021, and expire on December 10, 2025.

Representative’s Warrant Issued in Connection with Follow-On Public Offering

In connection with our follow-on public offering, we issued warrants to the underwriter and its designees that provide for the purchase of 276,000 shares of common stock at an exercise price of $7.50 per share. The warrants are exercisable beginning on November 2, 2021, and expire on May 6, 2026.

November 2020 Warrants

In November 2020, we issued warrants to certain shareholders to purchase an aggregate of 325,000 shares of common stock. Such warrants are substantially similar to the Series B Warrants except such warrants will be exercisable for a period of 36 months, beginning six months after the consummation of our initial public offering and ending on the forty-second month anniversary of the consummation of our initial public offering. See “Management--October 2020 Derivative Demand and Settlement” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 25, 2021 for further information on the issuance of these warrants.

Warrants Associated with Convertible Notes

On June 13, 2017, we issued warrants to purchase an aggregate of 33,334 shares of common stock to an investor of convertible notes. The warrants are exercisable on a cash basis at an exercise price of $1.50 per share, are exercisable beginning on June 30, 2017, and expire on June 30, 2022.

Warrants Associated with Contractors and Consultants

There are presently outstanding warrants to purchase an aggregate of 95,000 shares of our common stock which are being held by contractors and consultants. These warrants have an exercise price of $7.50 per share. 45,000 of these warrants vested initially upon issuance, but the remainder only vest and become exercisable at the end of each anniversary year following the issuance date. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

Issuance of Stock Options

On July 1, 2017, we granted options to purchase 166,667 shares of common stock at an exercise price of $1.50 per share to Upeva, Inc. (which is owned and operated by Gregg Johnson, our former director and Secretary) pursuant to the terms of a consulting agreement. Such granted options are subject to graduated vesting in the following installments on each of the following dates: (i) options to purchase 9,260 shares as of the date of grant and (ii) options to purchase 4,630 shares at the end of each calendar month following July 1, 2017.

On September 30, 2017, we granted options to purchase 333,334 shares of common stock at an exercise price of $1.65 per share to R. Kirk Huntsman in recognition of his service to our company. Such granted options are subject to graduated vesting in the following installments on each of the following dates: (i) options to purchase 27,778 shares as of the date of grant and (ii) options to purchase 27,778 shares at the end of each calendar quarter following September 30, 2017.

76

Adoption of Vivos Therapeutics, Inc. 2017 Stock Option and Stock Issuance Plan

Our board of directors and shareholders adopted and approved on September 22, 2017 and February 9, 2018, respectively, the Vivos Therapeutics, Inc. 2017 Stock Option and Stock Issuance Plan, effective September 22, 2017, under which stock options and restricted stock may be granted to officers, directors, employees and consultants. Under the Plan, a total of 1,333,333 of common stock are reserved for issuance.

Issuance of Stock Options under 2017 Stock Option and Stock Issuance Plan

On September 30, 2017, we granted options to purchase 100,000 shares of common stock at an exercise price of $1.65 per share to each of Joe Womack, Kelly McCrann, Dr. Willis Pumphrey, and Dr. C. Michael Bennett (for an aggregate of 400,000 shares) in recognition of their service as members of our board of directors. Such granted options are subject to graduated vesting in the following installments on each of the following dates: (i) options to purchase 8,334 shares as of the date of grant and (ii) options to purchase 8,334 shares at the end of each calendar quarter following September 30, 2017 that they serve as directors.

On September 30, 2017, we granted options to purchase 100,000 shares of common stock at an exercise price of $1.65 per share to Susan McCullough in recognition of her service to our company. Such granted options are subject to graduated vesting in the following installments on each of the following dates: (i) options to purchase 8,334 shares as of the date of grant and (ii) options to purchase 8,334 shares at the end of each calendar quarter following September 30, 2017.

On January 1, 2018, we granted options to purchase 6,667 shares of common stock at an exercise price of $1.50 per share to Amanda Cruess pursuant to the terms of her employment agreement. Such granted options are subject to graduated vesting in the following installments on each of the following dates: (i) options to purchase 417 shares as of the date of grant and (ii) options to purchase 417 shares at the end of each calendar quarter following January 1, 2018.

On February 9, 2018, we granted options to purchase 83,334 shares of common stock at an exercise price of $4.50 per share to Bryan Ferre in recognition of his service to our company. Such granted options are subject to graduated vesting in the following installments on each of the following dates: (i) options to purchase 16,667 shares as of the date of grant and (ii) options to purchase 16,667 shares at the end of each year following February 9, 2018.

On February 9, 2018, we granted options to purchase 33,334 shares of common stock at an exercise price of $4.50 per share to Edward Loew. Such granted options to purchase 33,334 shares vested upon the closing of our initial public offering.

On February 9, 2018, we granted options to purchase up to 16,667 shares of common stock at an exercise price of $4.50 per share to each of four of the six advisors on our Board of Advisors (for an aggregate of 66,668 shares). Such granted options are subject to the following vesting in the following installments on each of the following dates: (i) options to purchase 3,334 shares as of the date of grant and (ii) options to purchase 3,334 shares at the end of each year following the date of grant that they serve as advisors.

On April 30, 2018, we granted options to purchase up to 16,667 shares of common stock at an exercise price of $7.50 per share to each of two then incoming members of our board of directors, De Lyle Bloomquist and Chris Strong, and 16,667 to an incoming member of the Board of Advisors, Dr. Bhaskar Savani, (for an aggregate of 50,001 shares). Such granted options are subject to quarterly vesting of 4,167 shares through March 31, 2019.

On April 30, 2018, we granted options to purchase up to 3,334 shares of common stock at an exercise price of $7.50 per share to each of two employees, Dr. C. Michael Bennett and Lori Jones, (for an aggregate of 6,668 shares). Such granted options are subject to quarterly vesting of 667 shares through June 30, 2019.

On April 30, 2018, we granted options to purchase up to 8,334 shares of common stock at an exercise price of $7.50 per share to Cathryn H. Bonar, our compliance officer. Such granted options are subject to the following vesting in the following installments on each of the following dates: (i) options to purchase 1,667 shares as of the date of grant and (ii) options to purchase 1,667 shares at the end of each year following the date of grant.

77

On August 16, 2018, we granted options to purchase up to 66,667 shares of common stock at an exercise price of $7.50 per share to Edward Loew. Such granted options are subject to the following vesting in the following installments on each of the following dates: (i) options to purchase 13,334 shares as of the date of grant and (ii) options to purchase 13,334 shares at the end of each year following the date of grant.

On August 16, 2018, we granted options to purchase up to 166,667 shares of common stock at an exercise price of $7.50 per share to Joe Womack, then a member of our board of directors. Such granted options are subject to the following vesting in the following installments on each of the following dates: (i) options to purchase 33,334 shares as of the date of grant and (ii) options to purchase 33,334 shares at the end of each year following the date of grant. On March 20, 2019, 100,000 of the 166,667 options expired.

Effective October 22, 2018, we granted options to purchase 83,334 shares of common stock at an exercise price of $7.50 per share to Bradford Amman pursuant to the terms of his employment agreement. Such granted options are subject to graduated vesting in the following installments on each of the following dates: (i) options to purchase 16,667 shares as of the date of grant and (ii) options to purchase 16,667 shares at the end of each calendar year beginning December 31, 2018. Effective November 18, 2020, we granted an option to purchase 16,667 shares of common stock at an exercise price of $7.50 per share. Such granted options are subject to graduated vesting in the following installments on each of the following dates: (i) options to purchase 3,334 shares as of the date of grant and (ii) options to purchase 3,334 shares at the anniversary date of grant beginning November 18, 2020.

On November 9, 2018, we granted options to purchase up to 248,336 shares of common stock at an exercise price of $7.50 per share in the following amounts to each of the following officers and employees, 116,667 to Bryan Ferre, Chief Marketing Officer, 83,334 to Bradford Amman, Chief Financial Officer, 16,667 to Edward Loew, Chief Strategy Officer, 25,000 to Cathryn H. Bonar, Chief Compliance Officer, 3,334 to Michele Grasmick and 3,334 to Teri McKenna. Such granted options are subject to the following vesting in the following installments on each of the following dates: (i) options to purchase 49,667 shares as of the date of grant and (ii) options to purchase 49,667 shares at the end of each year following the date of grant.

On February 14, 2019, we granted options to purchase up to 50,000 shares of common stock at an exercise price of $7.50 per share to an employee, Corbin Cowan. Such granted options are subject to the following vesting in the following installments on each of the following dates: (i) options to purchase 10,000 shares as of the date of grant and (ii) options to purchase 10,000 shares at the end of each year following the date of grant.

On February 14, 2019, we granted options to purchase up to 16,667 shares of common stock at an exercise price of $7.50 per share to Jon Caufield, as a member of our Clinical Advisory Board. Such granted options are subject to the following vesting in the following installments on each of the following dates: (i) options to purchase 3,334 shares as of the date of grant and (ii) options to purchase 3,334 shares at the end of each year following the date of grant.

On May 7, 2019, we granted the options to purchase up to an aggregate of 188,334 shares of common stock at an exercise price of $7.50 per share to employees. Such granted options are subject to the following vesting in the following installments on each of the following dates: (i) 20% as of the date of grant and (ii) 20% at the end of each year following the date of grant.

On July 18, 2019, we granted the options to purchase up to an aggregate of 25,000 shares of common stock at an exercise price of $7.50 per share to outgoing directors. Such granted options are fully vested upon the date of grant.

On July 22, 2019, we granted the options to purchase up to an aggregate of 33,334 shares of common stock at an exercise price of $7.50 per share to two directors. Such granted options are subject to the following vesting in the following installments on each of the following dates: (i) 25% as of the date of grant and (ii) 25% at the end of each calendar quarter following the date of grant.

On August 15, 2019, we granted options to purchase up to an aggregate of 33,334 shares of common stock at an exercise price of $7.50 per share to an external contractor. Such granted options vest according to the following installments, 25% vesting immediately and 75% upon completion of performance obligations, completing endorsement videos, making qualified introductions and other duties.

78

On November 18, 2019, we granted options to purchase up to 16,667 shares of common stock at an exercise price of $7.50 per share to an officer of the company with standard vesting on each of the following dates: (i) 20% as of the date of grant and (ii) 20% at the end of each year following the date of grant.

On January 8, 2020, we granted options to purchase up to 23,334 shares of common stock at an exercise price of $7.50 per share in the following amounts to employees and consultants, 16,667 to an employee with standard vesting on each of the following dates: (i) 20% as of the date of grant and (ii) 20% at the end of each year following the date of grant, and 6,667 to a contractor with immediate vesting on January 8, 2020 for services rendered.

On June 19, 2020, we granted options to five independent board members elected by stockholders to serve on the board for a one-year term. The options vest 50% on the date of grant and 12.5% quarterly on September 30, 2020, December 31, 2020, March 31, 2021 and June 19, 2021.

On July 9, 2020, we granted options to purchase up to 8,334 shares of common stock at an exercise price of $7.50 per share in the following amounts to employees and consultants, 1,667 to employees with standard vesting on each of the following dates: (i) 20% as of the date of grant and (ii) 20% at the end of each year following the date of grant, and 6,667 to an advisor with standard vesting on each of the following dates: (i) 20% as of the date of grant and (ii) 20% at the end of each year following the date of grant.

Adoption of Vivos Therapeutics, Inc. 2019 Stock Option and Stock Issuance Plan

Our board of directors and shareholders adopted and approved on April 18, 2019, the Vivos Therapeutics, Inc. 2019 Stock Option and Stock Issuance Plan, effective April 18, 2019, under which stock options and restricted stock may be granted to officers, directors, employees and consultants. Under the Plan, a total of 333,334 of common stock are reserved for issuance. On June 18, 2020, our stockholders approved an amendment and restatement of the 2019 Plan to increase the number shares or our common stock available for issuance thereunder by 833,333 share of common stock such that, after amendment and restatement of the 2019 Plan, 1,166,667 shares of common stock will be available for issuance under the 2019 Plan.

On July 18, 2019, we granted options to purchase up to an aggregate of 25,000 shares of common stock at an exercise price of $7.50 per share to outgoing directors. Such granted options are fully vested upon the date of grant.

On July 22, 2019, we granted options to purchase up to an aggregate of 33,334 shares of common stock at an exercise price of $7.50 per share to two directors. Such granted options are subject to the following vesting in the following installments on each of the following dates: (i) 25% as of the date of grant and (ii) 25% at the end of each calendar quarter following the date of grant.

On October 22, 2019, we granted options to purchase up to an aggregate of 1,667 shares of common stock at an exercise price of $7.50 per share to an outside consultant. Such granted options are fully vested upon the date of grant.

On November 18, 2019, we granted options to purchase up to 121,667 shares of common stock at an exercise price of $7.50 per share in the following amounts to employees and consultants, 60,000 to employees with standard vesting on each of the following dates: (i) 20% as of the date of grant and (ii) 20% at the end of each year following the date of grant, 51,667 to contractors with standard vesting on each of the following dates: (i) 20% as of the date of grant and (ii) 20% at the end of each year following the date of grant, and 10,000 to a contractors over the service period with vesting of 50% upon grant and 50% six months following the grant.

On July 9, 2020, we granted options to purchase up to 217,334 shares of common stock at an exercise price of $7.50 per share in the following amounts to employees and consultants, 85,000 to employees with standard vesting on each of the following dates: (i) 20% as of the date of grant and (ii) 20% at the end of each year following the date of grant, 54,000 to contractors with standard vesting on each of the following dates: (i) 20% as of the date of grant and (ii) 20% at the end of each year following the date of grant; 75,000 to advisors over the service period with vesting of 50% at the end of each year following the date of grant; and 3,334 to a former employee that vested on the date of grant.

79

On October 5, 2020, we granted options to purchase 96,668 shares of common stock at an exercise price of $7.50 per share in the following amounts to employees, a former board member and consultants, 50,000 to an employee with standard vesting on each of the following dates: (i) 20% as of the date of grant and (ii) 20% at the end of each year following the date of grant, and 33,334 shares of common stock at an exercise price of $7.50 per share to a former director with immediate 100% vesting; and 12,334 shares of common stock at an exercise price of $7.50 per share to consultants with immediate 100% vesting.

On March 12, 2021, we granted options to purchase 145,000 shares of common stock at an exercise price of $7.50 per share in the following amounts to employees and consultants, 120,000 to two employees (100,000 and 20,000 respectively) with standard vesting on each of the following dates: (i) 20% as of the date of grant and (ii) 20% at the end of each year following the date of grant, and 25,000 to a consultant with standard vesting on each of the following dates: (i) 20% as of the date of grant and (ii) 20% at the end of each year following the date of grant.

Piggyback Registration Rights

As of the date of this prospectus, the holders of 9,710,010 shares of our common stock, including shares which were issued upon the conversion of our previously outstanding Series B Preferred Stock and common stock warrants associated with the Series B Preferred Stock, are entitled to (or we have otherwise granted to certain parties, subject to such parties signing a lock-up agreement in connection with our initial public offering) piggyback registration rights from prior offerings. Such shares were registered for resale as part of the registration statement for our initial public offering and are included in this prospectus.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, the general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-Takeover Effects of Certain Provisions of Our Bylaws

Provisions of our bylaws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Vacancies. Newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled by a majority of the remaining directors on the board.

Bylaws. Our certificate of incorporation and bylaws authorizes the board of directors to adopt, repeal, rescind, alter or amend our bylaws without shareholder approval.

Removal. Except as otherwise provided, a director may be removed from office only by the affirmative vote of the holders of not less than a majority of the voting power of the issued and outstanding stock entitled to vote.

Calling of Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders for any purpose or purposes may be called at any time only by the board of directors or by our Secretary following receipt of one or more written demands from stockholders of record who own, in the aggregate, at least 15% the voting power of our outstanding stock then entitled to vote on the matter or matters to be brought before the proposed special meeting.

Effects of authorized but unissued common stock and blank check preferred stock. One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

80

In addition, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our company.

Cumulative Voting. Our certificate of incorporation does not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.

Choice of Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of ours or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation, or the bylaws; and (iv) any action asserting a claim governed by the internal affairs doctrine. In addition, our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Our bylaws further provide that any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to these forum selection clauses.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, our bylaws provide that the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Indemnification of Directors and Officers

Our Certificate of Incorporation and bylaws provide that, to the fullest extent permitted by the laws of the State of Delaware, any officer or director of our company, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was or has agreed to serve at our request as a director, officer, employee or agent of our company, or while serving as a director or officer of our company, is or was serving or has agreed to serve at the request of our company as a director, officer, employee or agent (which includes service as a trustee, partner or manager or similar capacity) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against Indemnitee to the fullest extent permitted under Section 145 of the Delaware General Corporation Law as in existence on the date hereof.

The indemnification provided shall be from and against expenses (including attorneys’ fees) actually and reasonably incurred by a director or officer in defending such action, suit or proceeding in advance of its final disposition, upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under our certificate of incorporation and bylaws or otherwise.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Transfer Agent

The transfer agent and registrar, for our common stock is VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, New York 11598. The transfer agent’s telephone (212) 828-8436.

81

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein, includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

Subject to the restrictions contained in any lock-up agreements signed by the selling stockholders in favor of the representative of the underwriters in our initial public offering, the selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. Subject to those same restrictions, the selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the selling beneficial owner; (2) any material relationship the selling beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities of the class owned by such security beneficial owner before the offering; (4) the amount to be offered for the security beneficial owner’s account; and (5) the amount and (if one percent or more) the percentage of the class to be owned by such security beneficial owner after the offering is complete.

In connection with the sale of our common stock or interests therein, but subject to the restrictions contained in any lock-up agreements signed by the selling stockholders in favor of the representative of the underwriters in our initial public offering, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. Subject to those same restrictions, the selling stockholders may also (i) sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities and (ii) enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). No underwriter of our initial public offering is entitled to receive any reimbursement for expenses in connection with the sale of shares by a selling stockholder.

82

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.

We will not receive any of the proceeds from this offering. We would, however, receive proceeds upon the exercise of the warrants held by the selling stockholders which, if such warrants are exercised in full for cash, would be approximately $14.5 million. In addition, we would receive proceeds upon the exercise of the Roth Warrant if such warrant were exercised for cash. Proceeds, if any, received from the exercise of such warrants will be used for general corporate purposes and working capital or for other purposes that our Board of Directors, in their good faith, deem to be in the best interest of our company. No assurances can be given that any of such warrants will be exercised or that we will receive any cash proceeds upon such exercise if cashless exercise is available.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

The terms of the foregoing plan of distribution shall also apply to Roth Capital Partners, LLC (and its permitted assigns and transferees) in respect of the warrant issued to Roth Capital Partners, LLC (and the 402,500 shares of our common stock underlying such warrant) as part of the our initial public offering in December 2020.

83

LEGAL MATTERS

The validity of the securities offered by this prospectus have been passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

Our balance sheets as of December 31, 2020 and 2019 and the related statement of operations, changes in statement of stockholders’ equity and statement of cash flows for the years ended December 31, 2020 and 2019, incorporated by reference into this prospectus, have been audited by Plante & Moran, PLLC, independent registered public accounting firm, with respect thereto, and has been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

Upon the completion of our initial public offering in December 2020, we became subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information is available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.vivoslife.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-39796):

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 25, 2021;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 17, 2021; and

●	Our Current Report on Forms 8-K, filed with the SEC on February 19, 2021, April 2, 2021, May 12, 2021, and May 17, 2021.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus, which will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later-filed document modify or replace such earlier statements. In addition to being able to access any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents on our website at https://vivoslife.com/investor-relations/sec-filings/, we will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of such documents. You should direct any requests for documents to:

Vivos Therapeutics, Inc.

Attn: Chief Financial Officer

9137 Ridgeline Boulevard, Suite 135

Highlands Ranch, Colorado 80129

84

VIVOS THERAPEUTICS, INC.

9,710,010 Shares

common stock

PROSPECTUS

May 19, 2021